SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: June 28, 1999



                       United International Holdings, Inc.
               (Exact Name of Registrant as Specified in Charter)


   Delaware                        0-21974                       84-1116217
(State or other                  (Commission                   (IRS Employer
jurisdiction of                  File Number)                  Identification #)
incorporation)



             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)


                                 (303) 770-4001
              (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.
----------------------------------------------

BUSINESS ACQUIRED
-----------------

On February 17, 1999, United Pan-Europe Communications N.V. ("UPC"), a wholly-owned subsidiary of the Registrant, acquired the remaining 49% of United Telekabel Holding N.V. ("UTH") that it did not own (the "NUON Transaction"). UPC purchased this 49% interest in UTH from NUON for euro235.1 million ($265.7 million). The Registrant filed a Form 8-K dated February 17, 1999 (amended with an 8-K/A-1 filed on March 12, 1999) related to the NUON Transaction. This transaction completed the purchase of a 100% interest in N.V. TeleKabel Beheer from N.V. Nuon Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON") in which a 51% interest was initially acquired in connection with the formation of UTH on August 6, 1998 (the "UTH Transaction"). In addition, UPC repaid NUON and assumed from NUON a euro15.1 million ($17.1 million) subordinated loan, including accrued interest, owed by UTH to NUON. Following the acquisition, UPC indirectly owns 100% of UTH which in turn owns 100% of N.V. TeleKabel Beheer. UTH owns and operates cable-based communications networks in The Netherlands.

BUSINESSES TO BE ACQUIRED
-------------------------

On June 2, 1999, UPC announced that it had signed a definitive agreement to acquire @Entertainment, Inc. (a Delaware corporation), a provider of cable television, direct-to-home multi-channel television and programming in Poland (the "@Entertainment Acquisition"). On June 8, 1999, a tender offer was commenced to acquire all of the outstanding shares of @Entertainment's common stock. Concurrent with the execution of the merger agreement, certain holders of common stock, warrants, and options of @Entertainment representing 49% of the issued and outstanding common stock and 51% of the common stock on a fully diluted basis have entered into agreements to tender all of their equity interest in @Entertainment. Based upon the merger agreement, the purchase price is expected to be approximately $881.0 million based on a value of $19 per @Entertainment share. UPC expects to fund the purchase through new financing. UPC will also assume debt in the amount of approximately $430.0 million.

UPC has agreed to acquire the 50% interest in A2000 Holding N.V. ("A2000") that it does not already own for approximately $229.0 million (the "A2000 Acquisition"). The acquisition, which is subject to regulatory approval, is expected to close by the end of 1999. Following this acquisition, UPC will consolidate A2000's long-term debt, which is approximately $223.4 million as of March 31, 1999.

UPC has agreed to acquire 97% of Kabel Plus, a.s. and subsidiaries ("Kabel Plus"), which owns and operates cable television and telephone systems in the Czech and Slovak Republics (the "Kabel Plus Acquisition"). The purchase price is approximately $150.0 million and UPC will assume approximately $27.0 million of Kabel Plus debt. The acquisition is expected to close by the end of 1999, following regulatory approval.

This Form 8-K filing updates the pro forma statement of operations data through the Registrant's fiscal year end (December 31, 1998) and for the quarter ended March 31, 1999 in order to bring such information current under the requirements of the Securities Act of 1993.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
-------------------------------------------

(a)       FINANCIAL STATEMENTS

The historical financial statements of N.V. TeleKabel Beheer for the year ended December 31, 1998 are included herein. The historical financial statements of United TeleKabel Holding N.V. for the period from commencement of operations (August 6, 1998) to December 31, 1998 are included in the Registrant's previously filed Form 10-K as of and for the ten months ended December 31, 1998.

          (i)  Financial statements of business acquired - N.V. Telekabel Beheer.
                                                                                      Page
                                                                                      ----
               Report of Independent Accountants....................................   F-1

               Consolidated Balance Sheet as of December 31, 1998...................   F-2

               Consolidated Statement of Operations for the Year Ended
                 December 31, 1998..................................................   F-3

               Consolidated Statement of Cash Flows for the Year Ended
                 December 31, 1998..................................................   F-4

               Consolidated Statement of Changes in Shareholder's Equity............   F-5

               Notes to Consolidated Financial Statements...........................   F-6

         (ii)  Financial statements of business to be acquired - A2000 Holding N.V.

               Report of Independent Accountants....................................   F-14

               Consolidated Balance Sheets as of March 31, 1999 (unaudited),
                 December 31, 1998 and 1997.........................................   F-15

               Shareholders' Equity and Liabilities for the Three Months Ended
                 March 31, 1999 (unaudited) and for the Years Ended
                 December 31, 1998 and 1997.........................................   F-16

               Consolidated Statements of Income for the Three Months Ended
                 March 31, 1999 and 1998 (unaudited) and for the Years Ended
                 December 31, 1998 and 1997.........................................   F-17

               Consolidated Statements of Cash Flows for the Three Months Ended
                 March 31, 1999 and 1998 (unaudited) and for the Years Ended
                 December 31, 1998 and 1997.........................................   F-18

               Notes to Consolidated Financial Statements...........................   F-19

        (iii)  Financial statements of business to be acquired - @Entertainment, Inc.
               and Subsidiaries.

               Independent Auditors' Report.........................................   F-35

               Consolidated Balance Sheets as of December 31, 1998 and 1997.........   F-36

               Consolidated Statements of Operations for the Years Ended
                 December 31, 1998, 1997 and 1996...................................   F-38

               Consolidated Statements of Comprehensive Loss for the Years Ended
                 December 31, 1998, 1997 and 1996...................................   F-39

               Consolidated Statements of Changes in Stockholders' Equity for the
                 Years Ended December 31, 1998, 1997 and 1996.......................   F-40

               Consolidated Statements of Cash Flows for the Years Ended
                 December 31, 1998, 1997 and 1996...................................   F-41

               Notes to Consolidated Financial Statements...........................   F-42

               Consolidated Balance Sheets as of March 31, 1999 (unaudited) and
                 December 31, 1998..................................................   F-75

               Consolidated Statements of Operations for the Three Months Ended
                 March 31, 1999 and 1998 (unaudited)................................   F-77

               Consolidated Statements of Comprehensive Loss for the Three Months
                 Ended March 31, 1999 and 1998 (unaudited)..........................   F-78

               Consolidated Statements of Cash Flows for the Three Months Ended
                 March 31, 1999 and 1998 (unaudited)................................   F-79

               Notes to Consolidated Financial Statements...........................   F-80

                                       3

        (iv)  Financial statements of business to be acquired - Kabel Plus, a.s.
               and subsidiaries.

               Report of Independent Public Accountants.............................   F-85

               Consolidated Balance Sheets as of March 31, 1999 and 1998 (unaudited)
                 and December 31, 1998 and 1997.....................................   F-86

               Consolidated Statements of Operations for the Three Months Ended
                 March 31, 1999 and 1998 (unaudited) and for the Years Ended
                 December 31, 1998 and 1997.........................................   F-87

               Consolidated Statements of Cash Flows for the Three Months Ended
                 March 31, 1999 and 1998 (unaudited) and for the Years Ended
                 December 31, 1998 and 1997.........................................   F-88

               Consolidated Statements of Shareholders' Equity for the Three Months
                 Ended March 31, 1999 and 1998 (unaudited) and for the Years Ended
                 December 31, 1998 and 1997.........................................   F-89

               Notes to Consolidated Financial Statements...........................   F-90

(b)       PRO FORMA FINANCIAL INFORMATION

          In August 1998, UPC and a Dutch energy company, NUON, created UTH by contributing each of their interests in various Dutch cable television systems to the new company (UTH). The creation of UTH is referred to as the "UTH Transaction". UPC contributed its 100% interest in CNBH which in turn owned a 50% interest in A2000. NUON contributed its 100% interest in N.V. TeleKabel Beheer. UPC held 51% of UTH, with NUON owning the remaining 49%. Effective August 1998, UPC deconsolidated its assets contributed to UTH and accounted for its interest in UTH under the equity method. On February 17, 1999, UPC purchased NUON's 49% ownership interest in UTH, increasing its ownership of UTH to 100%. The purchase of NUON's 49% interest in UTH is referred to as the "NUON Transaction". This transaction completed the purchase of a 100% interest in N.V. TeleKabel Beheer from NUON in which a 51% interest was initially acquired in connection with the formation of UTH on August 6, 1998. Effective February 1, 1999, UPC consolidates 100% of the results of UTH. Accordingly, the Registrant's historical balance sheet as of March 31, 1999, reflects the acquisition of NUON's 49% interest in UTH and the consolidation of UTH.

          The following unaudited Registrant pro forma consolidated condensed balance sheet gives effect to the @Entertainment Acquisition, the A2000 Acquisition and the Kabel Plus Acquisition as if they had occurred on March 31, 1999. The unaudited pro forma effects on the balance sheet assume (1) 100% of the outstanding stock of @Entertainment was acquired by UPC, (2) the @Entertainment Acquisition was funded entirely through debt, (3) the consolidation of @Entertainment's balance sheet at March 31, 1999, (4) the remaining 50% of A2000 that UPC does not own was acquired by UPC, (5) the A2000 Acquisition was funded entirely through debt, (6) the consolidation of A2000's balance sheet at March 31, 1999, (7) 100% of Kabel Plus was acquired by UPC, (8) the Kabel Plus Acquisition was funded entirely through debt and (9) the consolidation of Kabel Plus' balance sheet at March 31, 1999.

          The following unaudited pro forma consolidated condensed balance sheet and statements of operations and notes thereto set forth below do not purport to represent what the Registrant's financial condition would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based on currently available information and upon certain assumptions that the Registrant believes are reasonable. Accordingly, the purchase price allocations and the financing assumptions used in these pro formas are subject to change based on the facts and circumstances existing on the actual respective acquisition dates. The unaudited pro forma consolidated condensed balance sheet and accompanying notes should be read in conjunction with the Registrant's audited consolidated financial statements and the notes thereto, and other financial information pertaining to the Registrant, previously filed with the Securities and Exchange Commission and the historical financial statements included herein.

                                                                                     As of March 31, 1999
                                                              ---------------------------------------------------------------------
                                                                            A2000         Kabel Plus    @Entertainment
                                                              Historical  Acquistion(1)  Acquisition(5) Acquisition(8)   Pro Forma
                                                              ----------  -------------  -------------- --------------  -----------
                                                                             (United States dollars, in thousands)
ASSETS:
Cash and cash equivalents...................................  $  607,490    $    121        $  2,660      $  128,002     $  738,273
Restricted cash.............................................      41,450           -               -               -         41,450
Short-term liquid investments...............................      47,141           -               -               -         49,966
Subscriber receivables, net.................................      28,007      12,781           2,825           6,396         47,184
Costs to be reimbursed by affiliated companies, net.........      20,915           -               -               -         20,915
Other current assets, net...................................      72,118       8,499           4,074          34,345        119,036
                                                              ----------    --------        --------      ----------     ----------
  Total current assets......................................     817,121      21,401           9,559         168,743      1,016,824
Investments in and advances to affiliated
  companies, accounted for under the equity
  method, net...............................................     358,808     (78,616)(2)         707          21,879        302,778
Property, plant and equipment, net..........................     898,251     177,753          82,330         195,783      1,354,117
Goodwill and other intangible assets, net...................     768,371     398,423 (3)      85,856(6)      891,953(9)   2,144,603
Deferred financing costs, net...............................      46,255           -               -               -         46,255
Non-current restricted cash and other assets, net...........       5,618           -               -          24,390         30,008
                                                              ----------    --------        --------      ----------     ----------
  Total assets..............................................  $2,894,424    $518,961        $178,452      $1,302,748     $4,894,585
                                                              ==========    ========        ========      ==========     ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Accounts payable, accrued liabilities and
  other current liabilities.................................  $  237,969    $ 44,927        $  5,968      $   48,079     $  336,943
Short-term debt.............................................      96,131      21,619               -               -        117,750
Current portion of senior discount notes and
  other long term debt......................................       2,170           -               -           6,500          8,670
                                                              ----------    --------        --------      ----------     ----------
  Total current liabilities.................................     336,270      66,546           5,968          54,579        463,363
Senior discount notes and other long term debt..............   1,980,351     452,415 (4)     172,484(7)    1,248,169(10)  3,853,419
Deferred taxes and other long term liabilities..............      29,037           -               -               -         29,037
                                                              ----------    --------        --------      ----------     ----------
  Total liabilities.........................................   2,345,658     518,961         178,452       1,302,748      4,345,819

Minority interest in subsidiaries...........................     608,213           -               -               -        608,213

Preferred stock ............................................      37,064           -               -               -         37,064

Stockholders' deficit.......................................     (96,511)          -               -               -        (96,511)
                                                              ----------    --------        --------      ----------     ----------
  Total liabilities and stockholders' deficit.............. . $2,894,424    $518,961        $178,452      $1,302,748     $4,894,585
                                                              ==========    ========        ========      ==========     ==========

          (1)  Represents   the   historical   amounts   included   in   A2000's
               consolidated  balance sheet as of March 31, 1999,  except for the adjustments discussed in (2), (3) and (4) below.

          (2) Represents the elimination of UPC's historical net investment in A2000 as of March 31, 1999.

          (3)  Represents  the pro forma increase in goodwill as a result of the
               A2000  Acquisition:
                    Consolidation  of historical  A2000 goodwill............................   $   53,663
                    Goodwill related to existing 50% equity method investment in
                       A2000 prior to acquisition, previously included in
                       investment in affiliates.............................................      103,383
                    Additional pro forma goodwill due to acquisition........................      241,377
                                                                                               ----------
                                                                                               $  398,423
                                                                                               ==========
          (4)  Represents  the pro forma  increase in long-term debt as a result of the A2000 Acquisition:
                    Consolidation of historical A2000 long-term debt........................   $  223,415
                    New debt to finance acquisition.........................................      229,000
                                                                                               ----------
                                                                                               $  452,415
                                                                                               ==========

          (5)  Represents  the  historical   amounts  included  in  Kabel  Plus'
               consolidated  balance sheet as of March 31, 1999,  except for the adjustments discussed in (6) and (7) below.


                                       5

          (6)  Represents  the pro forma increase in goodwill as a result of the
               Kabel Plus Acquisition:
                    Consolidation of historical Kabel Plus goodwill.........................   $      489
                    Additional pro forma goodwill due to acquisition........................       85,367
                                                                                               ----------
                                                                                               $   85,856
                                                                                               ==========
          (7)  Represents  the pro forma  increase in long-term debt as a result of the Kabel Plus Acquisition:
                    Consolidation of historical Kabel Plus long-term debt...................   $   22,484
                    New debt to finance acquisition.........................................      150,000
                                                                                               ----------
                                                                                               $  172,484
                                                                                               ==========
          (8)  Represents the historical  amounts  included in  @Entertainment's consolidated  balance sheet as of March 31, 1999,  except for the adjustments discussed in (9) and (10) below.

          (9)  Represents  the pro forma increase in goodwill as a result of the
               @Entertainment Acquisition:
                    Consolidation of historical @Entertainment goodwill.....................   $   36,745
                    Additional pro forma goodwill due to acquisition........................      855,208
                                                                                               ----------
                                                                                               $  891,953
                                                                                               ==========
          (10) Represents  the pro forma  increase in long-term debt as a result of the @Entertainment Acquisition:
                    Consolidation of historical @Entertaiment long-term debt................   $  367,169
                    New long-term debt to fund acquisition..................................      881,000
                                                                                               ----------
                                                                                               $1,248,169
                                                                                               ==========

          The unaudited pro forma consolidated condensed statements of operations and notes thereto set forth below for the three months ended March 31, 1999 and for the ten months ended December 31, 1998 present the pro forma results of operations of the Registrant assuming the NUON and UTH Transactions, and the A2000, @Entertainment and Kabel Plus Acquisitions all had occurred on March 1, 1998. Accordingly, the unaudited pro forma statements of operations presented below do not purport to represent what the Registrant's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that the Registrant believes are reasonable. The unaudited pro forma consolidated condensed statements of operations and accompanying notes should be read in conjunction with the Registrant's audited consolidated financial statements and the notes thereto, and other financial information pertaining to the Registrant, previously filed with the Securities and Exchange Commission, and the historical financial statements included herein.

          The following unaudited pro forma consolidated condensed statement of operations for the three months ended March 31, 1999 gives effect to the NUON Transaction, the A2000 Acquisition, the Kabel Plus Acquisition and the @Entertainment Acquisition as if each had occurred March 1, 1998.

          The column titled "NUON Transaction" gives pro forma effect to (1) the consolidation of the results of operations of UTH for the one month ended January 30, 1999, (2) additional amortization as a result of the step-up in basis of UTH recorded under purchase accounting, (3) additional interest expense as a result of the debt assumed incurred by UPC for the acquisition of NUON's interest in UTH, and (4) elimination of the historical share in results of UTH for the one month ended January 31, 1999.

                                                               For the Three Months Ended March 31, 1999
                                         -------------------------------------------------------------------------------------------
                                              UIH          NUON             A2000        Kabel Plus     @Entertainment
                                          Historical   Transaction(1)   Acquisition(5)  Acquistion(9)   Acquisition(12)   Pro Forma
                                         ------------  --------------   --------------  -------------   ---------------  -----------
                                                    (United States dollars, in thousands except share and per share data)
Condensed Consolidated Statement
 of Operations:
Total Revenue..........................  $  107,918      $10,117        $ 18,344         $ 6,732          $ 18,799       $  161,910
Operating expense......................     (55,165)      (6,439)         (5,304)         (1,889)          (18,017)         (86,814)
Selling, general and
 administrative expense................     (67,672)           -          (7,752)         (3,631)          (15,620)         (94,675)
Depreciation and amortization..........     (57,398)      (5,398)(2)     (13,530)(6)      (3,563)(10)      (21,478)(13)    (101,367)
                                         ----------      -------        --------         -------          --------       ----------
Net operating loss.....................     (72,317)      (1,720)         (8,242)         (2,351)          (36,316)        (120,946)

Gain on issuance of securities
 by subsidiary.........................     825,196            -               -               -                 -          825,196
Interest income........................       3,910            -              53              17             1,494            5,474
Interest expense.......................     (56,623)      (3,698)(3)      (8,318)(7)      (4,583)(11)      (29,866)(14)    (103,088)
Provision for losses on marketable
 equity securities and investment
 related costs.........................       7,456            -               -               -                 -            7,456
Other expense, net.....................     (11,465)           -          (1,520)            (43)           (1,038)         (14,066)
                                         ----------      -------        --------         -------          --------       ----------
Net income (loss) before other items...     696,157       (5,418)        (18,027)         (6,960)          (65,726)         600,026

Share in results of affiliated
  companies, net.......................     (20,562)          45 (4)       6,101 (8)           -             1,025          (13,391)
Minority interest in subsidiaries......      12,756           11           2,443 (15)      1,392 (15)       13,102 (15)      29,704
Income taxes...........................           -          123               -               -               (19)             104
                                         ----------      -------        --------         -------          --------       ----------
Net income (loss)......................  $  688,351      $(5,239)       $ (9,483)        $(5,568)         $(51,618)      $  616,443
                                         ==========      =======        ========         =======          ========       ==========
Net income per common share(16):
    Basic..............................  $    16.47                                                                      $    14.75
                                         ==========                                                                      ==========
    Diluted............................  $    15.33                                                                      $    13.73
                                         ==========                                                                      ==========
Weighted-average number of common
 shares outstanding
    Basic..............................  41,752,543                                                                      41,752,543
                                         ==========                                                                      ==========
    Diluted............................  44,911,765                                                                      44,911,765
                                         ==========                                                                      ==========

          (1)  Represents  the  consolidation  of  the  historical   results  of
               operations  of UTH for the one  month  ended  January  30,  1999, except for the adjustments discussed in (2), (3) and (4) below.

          (2)  Represents additional  depreciation and amortization expense as a result of the NUON Transaction:
                    Consolidation  of UTH historical results for one month ended
                       January 31, 1999..........................................................  $ (4,621)
                    Additional amortization of the step-up in basis recorded
                       under purshase accounting.................................................      (777)
                                                                                                   --------
                                                                                                   $ (5,398)
                                                                                                   ========
          (3)  Represents  additional  interest  expense assumed incurred by UPC effective March 1, 1998 as a result of the NUON Transaction:
                    Consolidation of UTH historical results for one month
                       ended January 31, 1999....................................................  $ (2,442)
                    Additional interest expense as a result of the
                      debt incurred by UPC for the acquisition of NUON's
                      interest in UTH (interest rate at 5.5%)....................................    (1,256)
                                                                                                   --------
                                                                                                   $ (3,698)
                                                                                                   ========
          (4) Represents  net  increase  in  share  in  results  of  affiliated companies as a result of the NUON Transaction:
                    Consolidation of UTH historical equity results in A2000
                       and other investees for the one month ended
                       January 31, 1999..........................................................  $ (2,636)
                    Elimination of UPC's historical share in results of
                       UTH for the one month ended January 31,1999...............................     2,681
                                                                                                   --------
                                                                                                   $     45
                                                                                                   ========
                                        7
 .0


          (5) Represents the consolidation of historical results of operations of A2000 for the three months ended March 31, 1999, except for the adjustments discussed in (6), (7) and (8) below.

          (6)  Represents pro forma  depreciation and amortization  expense as a result of the A2000 Acquisition:
                    Consolidation  of  historical  results for the three  months ended March 31, 1999......................................................  $ (7,370)
                    Additional  amortization  of the  step-up in basis  recorded
                       under purshase accounting.................................................    (6,160)
                                                                                                   --------
                                                                                                   $(13,530)
                                                                                                   ========
          (7)  Represents  pro forma  interest  expense as a result of the A2000
               Acquisition:
                    Consolidation  of  historical  results for the three  months ended March 31, 1999......................................................  $ (3,634)
                    Pro  forma  interst  expense  on new  debt  associated  with
                       acquisition (interest rate at approximately 8.2%).........................    (4,684)
                                                                                                   --------
                                                                                                   $ (8,318)
                                                                                                   ========
          (8)  Elimination of UPC's historical share in results of A2000 for the three months ended March 31, 1999.

          (9)  Represents  the  consolidation  of  the  historical   results  of
               operations  of Kabel Plus for the three  months  ended  March 31,
               1999,  except  for the  adjustments  discussed  in (10)  and (11)
               below.

          (10) Represents pro forma  depreciation and amortization  expense as a result of the Kabel Plus Acquisition:
                    Consolidation  of  historical  results for the three  months ended March 31, 1999......................................................  $ (2,570)
                    Additional  amortization  of the  step-up in basis  recorded
                       under purshase accounting.................................................      (993)
                                                                                                   --------
                                                                                                   $ (3,563)
                                                                                                   ========
          (11) Represents  pro forma  interest  expense as a result of the Kabel
               Plus Acquisition:
                    Consolidation of historical results for the three months
                       ended March 31, 1999......................................................  $ (1,514)
                    Pro forma  interst expense on new debt associated  with
                       acquisition (interest rate at approximately 8.2%).........................    (3,069)
                                                                                                   --------
                                                                                                   $ (4,583)
                                                                                                   ========

          (12) Represents  the  consolidation  of  the  historical   results  of
               operations of @Entertainment for the three months ended March 31,
               1999,  except  for the  adjustments  discussed  in (13)  and (14)
               below.

          (13) Represents pro forma  depreciation and amortization  expense as a result of the @Entertainment Acquisition:
                    Consolidation  of  historical  results for the three  months ended March 31, 1999......................................................  $ (9,405)
                    Additional  amortization  of the  step-up in basis  recorded
                       under purchase accounting.................................................   (12,073)
                                                                                                   --------
                                                                                                   $(21,478)
                                                                                                   ========
          (14) Represents  pro  forma  interest  expense  as  a  result  of  the
               @Entertainment Acquisition:
                    Consolidation  of  historical  results for the three  months ended March 31, 1999......................................................  $(11,845)
                    Pro forma  interst  expense on bridge  financing  associated
                       with acquisition (interest rate at approximately 8.2%)....................   (18,021)
                                                                                                   --------
                                                                                                   $(29,866)
                                                                                                   ========

         (15) Represents pro forma allocation of minority interest in losses from the acquisition of A2000, Kabel Plus and @Entertainment as a result of UPC's IPO in February 1999.

         (16) "Basic and diluted net income" per common share is determined by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during each period. Net income available to common stockholders has been reduced by the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital.

          The following unaudited pro forma consolidated condensed statement of operations for the ten months ended December 31, 1998 gives effect to the UTH Transaction, the NUON Transaction, the A2000 Acquisition, the

          Kabel Plus Acquisition and the @Entertainment Acquisition as if each had occurred as of March 1, 1998.

          The column titled "NUON Transaction" gives pro forma effect to (1) the consolidation of the results of operations of N.V. TeleKabel Beheer for the five months ended July 31, 1998, (2) the consolidation of the results of operations for UTH for the period from August 1, 1998 to December 31, 1998, (3) additional amortization as a result of the step-up in basis of N.V. TeleKabel Beheer recorded under purchase accounting, (4) additional interest expense as a result of the debt assumed incurred by UPC for the acquisition of NUON's interest in UTH, and (5) elimination of UPC's share in results of UTH for the five months ended December 31, 1998.

                                                                For the Ten Months Ended December 31, 1998
                                         -------------------------------------------------------------------------------------------
                                              UIH          NUON             A2000        Kabel Plus     @Entertainment
                                          Historical   Transaction(1)   Acquisition(2)  Acquistion(6)   Acquisition(9)    Pro Forma
                                         ------------  --------------   --------------  -------------   ---------------  -----------
                                                     (United States dollars, in thousands except share and per share data)
Condensed Consolidated Statement
 of Operations:
Total revenue..........................  $  254,068       $ 81,008       $ 51,996        $ 19,908         $  53,402      $  460,382
Operating expense......................    (122,811)       (27,129)       (13,364)         (6,281)          (56,109)       (225,694)
Selling, general and
 administrative expense................    (299,993)       (26,071)       (25,868)        (12,105)          (65,529)       (429,567)
Depreciation and amortization..........    (159,045)       (37,575)       (50,915)(3)     (11,815)(7)       (62,671)(10)   (322,020)
                                         ----------       --------       --------        --------         ---------      ----------
Net operating loss.....................    (327,781)        (9,767)       (38,151)        (10,293)         (130,907)       (516,899)
Interest income........................      10,464              -            282               -             2,788          13,534
Interest expense.......................    (163,227)       (28,573)       (25,868)(4)     (22,622)(8)       (78,732)(11)   (319,022)
Provision for losses on marketable
 equity securities and investment
 related costs.........................      (9,686)             -              -               -                 -          (9,686)
Other expense, net.....................      (2,546)           609            466          (2,532)             (167)         (4,170)
                                         ----------       --------       --------        --------         ---------      ----------
Net loss before other items............    (492,776)       (37,731)       (63,271)        (35,447)         (207,018)       (836,243)
Share in results of affiliated
 companies, net........................     (54,166)         1,757         21,077 (5)          52            (6,490)        (37,770)
Minority interest in subsidiaries......       1,410            118              -               -              (199)          1,329
                                         ----------       --------       --------        --------         ---------      ----------
Net loss...............................  $ (545,532)      $(35,856)      $(42,194)       $(35,395)        $(213,707)     $ (872,684)
                                         ==========       ========       ========        ========         =========      ==========
Basic and diluted net loss
 per common share(12)..................  $   (13.71)                                                                     $  (21.91)
                                         ==========                                                                      =========
Weighted-average number of common
     shares outstanding................  39,919,887                                                                      39,919,887
                                         ==========                                                                      ==========

         (1)  The NUON Transaction column is comprised of the following:

                                                                         For the Ten Months Ended December 31, 1998
                                                                -----------------------------------------------------------
                                                                  Telekabel
                                                                    Beheer            UTH          Pro Forma       NUON
                                                                 Historical(a)    Historical(b)   Adjustments   Transaction
                                                                 -------------    -------------   -----------   -----------
                                                                            (United States dollars, in thousands)
         Condensed Consolidated Statement of
         Operations:
         Total revenue.......................................     $31,198           $ 49,810      $     --       $ 81,008
         Operating expense...................................     (10,460)           (16,669)           --        (27,129)
         Selling, general and administrative expense.........      (7,932)           (18,139)           --        (26,071)
         Depreciation and amortization.......................     (11,532)           (17,778)       (8,265)(c)    (37,575)
                                                                  -------           --------      --------       --------
         Net operating income (loss).........................       1,274             (2,776)       (8,265)        (9,767)
         Interest income.....................................          --                 --            --             --
         Interest expense....................................      (7,619)            (8,391)      (12,563)(d)    (28,573)
         Other expense, net..................................          --                609            --            609
                                                                  -------           --------      --------       --------
         Net loss before other items.........................      (6,345)           (10,558)      (20,828)       (37,731)
         Share in results of affiliated companies, net.......       2,239            (11,929)       11,447 (e)      1,757
         Minority interests in subsidiaries..................          --                118            --            118
                                                                  -------           --------      --------       --------
         Net loss............................................     $(4,106)          $(22,369)     $ (9,381)      $(35,856)
                                                                  =======           ========      ========       ========
                                       9

               (a) Represents the historical results of TeleKabel Beheer for the five months ended July 31, 1998.
               (b) Represents the historical results of UTH for the five months ended December 31, 1998.
               (c) Represents additional amortization as a result of the step-up in basis of TeleKabel Beheer recorded under purchase accounting.
               (d) Represents additional interest expense assumed incurred by UPC effective March 1, 1998 as a result of UPC's acquisition of NUON's interest in UTH (interest rate at 5.5%).
               (e) Represents the elimination of UPC's share in results of UTH for the five months ended December 31, 1998.

          (2) Represents the consolidation of the estimated historical results of operations of A2000 for the ten months ended December 31, 1998, except for the adjustments discussed in (3), (4) and (5) below.

          (3)  Represents pro forma  depreciation and amortization  expense as a result of the A2000 Acquisition:
                    Consolidation of historical results for the ten months ended
                       December 31, 1998.........................................................  $(30,676)
                    Additional  amortization  of the  step-up in basis  recorded
                       under purshase accounting.................................................   (20,239)
                                                                                                   --------
                                                                                                   $(50,915)
                                                                                                   ========
          (4)  Represents  pro forma  interest  expense as a result of the A2000
               Acquisition:
                    Consolidation of historical results for the ten months ended
                       December 31, 1998.........................................................  $(10,478)
                    Pro forma interest expense on new debt associated with
                       acquisition (interest rate at approximately 8.2%).........................   (15,390)
                                                                                                   --------
                                                                                                   $(25,868)
                                                                                                   ========
          (5)  Elimination of UPC's historical share in results of A2000 for the ten months ended December 31, 1998.

          (6) Represents the consolidation of the estimated historical results of operations of Kabel Plus for the ten months ended December 31, 1998, except for the adjustments discussed in (7) and (8) below.

          (7)  Represents pro forma  depreciation and amortization  expense as a result of the Kabel Plus Acquisition:
                    Consolidation of historical results for the ten months ended
                       December 31, 1998.........................................................  $ (8,553)
                    Additional amortization of the step-up in basis recorded
                       under purshase accounting.................................................    (3,262)
                                                                                                   --------
                                                                                                   $(11,815)
                                                                                                   ========
          (8)  Represents  pro forma  interest  expense as a result of the Kabel
               Plus Acquisition:
                    Consolidation of historical results for the ten months ended
                       December 31, 1998.........................................................  $(12,542)
                    Pro forma interst expense on new debt associated with
                       acquisition (interest rate at approximately 8.2%).........................   (10,080)
                                                                                                   --------
                                                                                                   $(22,622)
                                                                                                   ========
          (9)  Represents the consolidation of the estimated  historical results of operations of @Entertainment for the ten months ended December
               31, 1998,  except for the adjustments  discussed in (10) and (11)
               below.

          (10) Represents pro forma  depreciation and amortization  expense as a result of the @Entertainment Acquisition:
                    Consolidation of historical results for the ten months ended
                       December 31, 1998.........................................................  $(23,005)
                    Additional  amortization  of the  step-up in basis  recorded
                       under purshase accounting.................................................   (39,666)
                                                                                                   --------
                                                                                                   $(62,671)
                                                                                                   ========
          (11) Represents  pro  forma  interest  expense  as  a  result  of  the
               @Entertainment Acquisition:
                    Consolidation of historical results for the ten months ended
                       December 31, 1998.........................................................  $(19,524)
                    Pro forma interest expense on bridge financing associated
                       with acquisition (interest rate at approximately 8.2%)....................   (59,208)
                                                                                                   --------
                                                                                                   $(78,732)
                                                                                                   ========

          (12) "Basic and diluted net loss" per common share is determined by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during each period. Net loss available to common stockholders has been increased by the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital.

(c)      EXHIBITS

         23.1       Consent of Arthur Andersen, Independent Accountants.

         23.2       Consent of Arthur Andersen, Independent Accountants.

         23.3       Consent of Arthur Andersen s.r.o., Independent Accountants.

         23.4       Consent of KPMG, Independent Auditors.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            UNITED INTERNATIONAL HOLDINGS, INC.



DATE: June 28, 1999                         By: /S/ Valerie L. Cover
                                               ---------------------------------
                                                Valerie L. Cover
                                                Vice President and Controller
                                                (a Duly Authorized Officer and
                                                 Principal Financial Officer)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of N.V. TeleKabel Beheer

      We have audited the accompanying consolidated balance sheet of N.V. TeleKabel Beheer, ("TeleKabel" or the "Company"), as of December 31, 1998 and the related consolidated statement of operations, shareholder's equity and cash flow for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N.V. TeleKabel Beheer as of December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in The Netherlands.

      Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. The application of the latter would have affected the determination of consolidated results for the year in the period ended December 31, 1998 and shareholders' equity as of December 31, 1998 to the extent summarized in note 15 to the consolidated financial statements.


                                   ARTHUR ANDERSEN

Amstelveen, The Netherlands,
February 26, 1999.

                                        N.V. TELEKABEL BEHEER

                                     CONSOLIDATED BALANCE SHEET
                                          December 31, 1998
                       (in thousands of Dutch guilders, except per share data)

                                                                                         December 31,
                                                                                Note         1998
ASSETS                                                                          ----     ------------
Current assets:
Cash and cash equivalents....................................................                23,533
Subscriber receivables, net..................................................      4         14,463
Related party receivables....................................................                 4,604
Other receivables............................................................      5          4,219
Inventory....................................................................                 3,274
Investments..................................................................      6              -
                                                                                            -------
Total current assets.........................................................                50,093
Tangible fixed assets, net...................................................      7        650,401
Intangible assets, net.......................................................      8        261,671
Long term investments........................................................      6          1,304
                                                                                            -------
     Total assets............................................................               963,469
                                                                                            =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable.............................................................                34,157
Payable to banks.............................................................                11,896
Deferred income..............................................................      9          7,488
Short-term debt payable to group companies...................................     10        667,879
Other payables and accrued expenses..........................................                20,880
                                                                                            -------
     Total current liabilities...............................................               742,300
                                                                                            =======
Minority interest in subsidiaries............................................     11              -
Commitments and contingencies................................................     12              -

Shareholder's equity:
Common stock, NLG 10 par value, 100,000 shares authorized and issued.........                 1,000
Additional paid-in capital...................................................               251,354
Accumulated deficit..........................................................               (31,185)
                                                                                            -------
     Total shareholder's equity..............................................               221,169
                                                                                            -------
          Total liabilities and shareholder's equity.........................               963,469
                                                                                            =======


              The accompanying notes are an integral part of these consolidated financial statements

                              N.V. TELEKABEL BEHEER

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1998
                        (in thousands of Dutch guilders)



                                                               Year  ended
                                                               December 31,
                                                                  1998
                                                               ------------

Service and other revenue...................................      153,662

Operating expenses:
Purchases relating to sales.................................      (23,449)
Personnel expenses..........................................      (22,373)
Depreciation and amortization...............................      (56,109)
Other operating expenses....................................      (45,816)
                                                                  -------
Net operating (loss) income.................................        5,915
Equity results in associates................................          (90)
Interest expense, related parties...........................      (32,598)
Other income/(expense), net.................................            -
                                                                  -------
Income/(loss) before and after income taxes.................      (26,773)
Minority interests in subsidiaries..........................            -
                                                                  -------
Net income/(loss)...........................................      (26,773)
                                                                  =======

        The accompanying notes are an integral part of these consolidated financial statements


                              N.V. TELEKABEL BEHEER

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      For the year ended December 31, 1998
                        (in thousands of Dutch guilders)

                                                                                    Year ended
                                                                                    December 31,
                                                                                        1998
                                                                                    ------------
Cash flows from operating activities:
Net income/(loss).............................................................        (26,773)
Adjustments to reconcile net loss to net cash flows from
 operating activities:
Depreciation and amortization.................................................         56,109
Share in results of affiliated companies......................................             90
Provision for doubtfull accounts receivable...................................            263

Changes in operating assets and liabilities:
Decrease in receivables.......................................................          6,529
Decrease in inventories.......................................................            556
Increase in other current liabilities.........................................          8,306
                                                                                        -----
Net cash flows from operating activities......................................         45,080
                                                                                       ------
Cash flows from investing activities:
Sale of unlisted securities...................................................         16,250
Capital expenditures..........................................................       (222,450)
Net cash flows from investing activities......................................       (206,200)
                                                                                     --------
Cash flows from financing activities:
Proceeds from short-term debt to group companies..............................        167,188
Capital contribution..........................................................              -
                                                                                      -------
Net cash flows from financing activities......................................        167,188
                                                                                      -------
Net increase (decrease) in cash and cash equivalents..........................          6,068
Cash and cash equivalents at beginning of period..............................         17,465
                                                                                      -------
Cash and cash equivalents at end of period....................................         23,533
                                                                                      =======

   The accompanying notes are an integral part of these consolidated financial statements

                              N.V. TELEKABEL BEHEER

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                      for the year ended December 31, 1998
                        (in thousands of Dutch guilders)

                                            Issued and
                                            fully paid     Share      Other
                                              capital     premium    reserves     Total
                                            ----------    -------    --------    -------
Balance as of December 31, 1997.......         1,000      251,354     (4,412)    247,942

Net income............................             -            -    (26,773)    (26,773)
                                               -----      -------    -------     -------
Balance as of December 31, 1998.......         1,000      251,354    (31,185)    221,169
                                               =====      =======    =======     =======












The accompanying notes are an integral part of these consolidated financial statements

                                      F-5

                              N.V. TELEKABEL BEHEER

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (in thousands of Dutch guilders)

1.   ORGANIZATION AND NATURE OF OPERATIONS

     In 1998 NV TeleKabel Beheer was contributed to United Telekabel Holding NV ("UTH"), a legally formed company in May 1998. UTH was formed as a joint-venture between United Pan-Europe Communications NV ("UPC") and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON"). UPC became a 51% shareholder and NUON a 49% shareholder. UTH was formed for the purpose of offering cable-based communications through its networks in the Netherlands. UTH currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and internet/data services in its Dutch markets.

      UTH commenced operations on August 6, 1998 when both shareholders contributed their interests in Dutch cable television operating companies to UTH. NUON contributed its interest in NV TeleKabel Beheer ("Telekabel") and UPC contributed its interest in Cable Network Brabant Holding BV ("CNBH") and 50% of the shares in A2000 Holding NV ("A2000").

     N.V. TeleKabel Beheer and its subsidiaries (TeleKabel or the Company) of Arnhem was a wholly owned subsidiary of NUON, a local government owned company, before the contribution to UTH. NUON's main activity is the provision of energy to the provinces of Gelderland, Friesland and Flevoland.

      TeleKabel was incorporated in The Netherlands by NUON on August 22, 1995. Effective January 1, 1996, NUON contributed all of its cable television networks to the Company in exchange for its equity interest in the Company. TeleKabel and its subsidiaries main activities comprise investments in and management of cable television network and related infrastructures, as well as developing and rendering information, communication and transaction services.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

      The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in The Netherlands ("Dutch GAAP"). The consolidated financial statements are prepared under the historical cost convention. The preparation of financial statements in conformity with Dutch GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

      Subsidiary undertakings, which are those companies in which the Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective interest is transferred to the Company and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Company. Separate disclosure is made of minority interests.

      The  following  subsidiaries  are  included  in  the  consolidation  as of
December  31,  1998.  The  subsidiaries  are   wholly-owned,   unless  indicated
otherwise.

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


     N.V. Telekabel (1)                                       Arnhem
     TeleKabel Omroep Facilitair Bedrijf B.V.                 Arnhem
     Maxinetwerken B.V.                                       Ede
     CAI-Buren B.V.(2)                                        Veenendaal
     CAI-Druten B.V. (2)                                      Druten
     CAI-Geldermalsen B.V(2)                                  Veenendaal
     CAI-Lingewaal B.V.(2)                                    Lingewaal
     CAI-Neerijnen-West B.V. (2)                              Neerijnen
     CAI-Tiel B.V.(2)                                         Tiel
     CAI-Wychen B.V.(2)                                       Wychen
     CAI-Dodewaard B.V (2)                                    Dodewaard
     CAI-Almere B.V. (2)                                      Almere
     CAI-Dronten B.V (2)                                      Dronten
     CAI-Lelystad B.V (2)                                     Lelystad
     CAI Over-Betuwe B.V. (1)(2)                              Utrecht
     CAI Heteren B.V. (1)(2)                                  Heteren
     CAI Gendt B.V. (1)(2)                                    Gendt
     CAI Elst B.V. (1)(2)                                     Elst
     CAI Bemmel B.V. (1)(2)                                   Bemmel
     CAI Valburg B.V. (1)(2)                                  Andelst
     CAI Wageningen B.V. (1)(2)                               Wageningen
     Kabelexploitatiemaatschappij CAI Renkum B.V. (1)(2)      Utrecht
     CAI-NKM Nijmegen B.V. (1)(2)                             Nijmegen
     CAI Midden-Betuwe B.V. (1)(2)                            Veenendaal

(1) Statements of joint and several liability pursuant to Article 403, Book 2 of the Dutch Civil Code were issued for these companies.
(2) Cable Networks were acquired through an exchange transaction with Casema as described in note 3.

CASH AND CASH EQUIVALENTS

      For the purposes of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments.

INVESTMENTS IN AFFILIATED COMPANIES

      Investments in affiliated companies are accounted for by the equity method of accounting. These are investments in which the Company has between 20% and 50% of the voting rights, and over which the Company exercises significant influence, unless such influence is temporary, in which case the investment is recorded at cost. Provisions are recorded for long-term impairment in value.

      Equity accounting involves recognizing in the income statement the Company's share of the affiliate's profit or loss for the year. The Company's interest in the affiliate is carried in the balance sheet at an amount that reflects its share of the fair value of the net assets of the affiliate. The excess of the consideration over the Company's share of fair value of the affiliate's net assets is recorded as goodwill and amortized over its expected useful life.


PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by the Company incorporate interest charges incurred during the period of construction, and investment subsidies are deducted. Starting in 1998 Telekabel's depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value, to come in line with the depreciation method used in the Group. Before 1998 Telekabel used the annuity method which is a compounded interest method whereby the depreciation is calculated based on the assumption that depreciation plus the normal cost of capital to finance the assets are constant over the life of the assets. This resulted in lower depreciation charges in the earlier years of the assets life and higher charges in the later years. Would Telekabel have kept the annuity method in place, the depreciation costs in 1998 would have been some NLG 12 million less. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost.

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill is the excess of investments in consolidated subsidiaries and affiliated companies over the fair value of the net tangible fixed asset value at acquisition and is amortized on a straight line basis over its expected usefull life.


RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

     The Company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

REVENUE RECOGNITION

      Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, with any excess costs deferred and amortized over the average subscriber period. To the extent installation fees exceed direct selling costs, the excess fees would be deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.


INCOME TAXES

      The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are only recorded if management believes it is more likely than not they will be realized.


3.   SIGNIFICANT ACQUISITIONS AND DIVESTITURES

      In April 1997 the Company entered into an agreement with Casema to exchange its cable network interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V., TeleKabel Zoetermeer B.V. and Kabelexploitatie Maatschappij Rijnland B.V. for 100% of the shares of CAI-OverBetuwe B.V., CAI-Bemmel B.V., CAI-Elst B.V., CAI-Gendt B.V., CAI-Heteren B.V., CAI-Valburg B.V., CAI-Midden-Betuwe B.V., Kabelexploitatie Maatschappij CAI-Renkum B.V., CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-NKM-Nijmegen B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wageningen B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and cable network assets in the cities of Dronten and Lelystad.

      The exchange of cable networks was based on the number of subscriber connections exchanged, measured as of January 1, 1997. Casema and TeleKabel agreed that a compensation of NLG 1,200 (guilders) per subscriber would be paid for any differences in the number of subscribers exchanged.

      Additionally  the  agreement  specified  that  TeleKabel  was  to  acquire
CAI-Almere B.V. for a consideration of NLG 1,500 (guilders) per subscriber, based on the number of subscribers at the date of the share transfer.

      The transaction with Casema was originally scheduled to be completed as of December 31, 1997. As of December 31, 1997, TeleKabel transferred its interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V. and 47.5% of its interest in Kabelexploitatie Maatschappij Rijnland B.V. to Casema and received the interest in the cable networks specified in note 2.

      During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% share in Kabelexploitatie Maatschappij Rijnland B.V.in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

B.V., CAI-Dodewaard B.V., CAI-Dronten B.V., and CAI-Lelystad B.V. as part of the Casema transaction., and bought the shares in CAI-Almere B.V.

      The acquired cable networks were recorded in the books of the Company at fair value of the cable networks at the date of the exchange.

4.   SUBSCRIBER RECEIVABLES

      Subscriber receivables are stated net of an allowance for doubtful accounts of NLG 1,280 as of December 31, 1998.

5.   Other receivables

      Other receivables can be specified as follows:

                                                       As of
                                                   December 31,
                                                       1998
                                                   ------------

     Prepayments and accrued income..........           333
     Taxes and social security premiums......           580
     Other receivables.......................         3,306
                                                      -----
                                                      4,219
                                                      =====

6.   INVESTMENTS IN AFFILIATED COMPANIES AND UNLISTED SECURITIES

     Movements in investments in and advances to affiliated companies can be summarized as follows:

                                                                 Affiliated     Unlisted
                                                                 companies      securities      Total
                                                                 ----------     ----------     -------
     Book value as of January 1, 1998......................        1,222          16,413        17,635
          Additions........................................            9               -             9
          Sale.............................................            -         (16,250)      (16,250)
          Write off of investment in unlisted securities...            -               -             -
          Share in income of affiliated companies..........          (90)              -           (90)
          Other............................................            -               -             -
                                                                   -----         -------       -------
     Book value as of December 31, 1998....................        1,141             163         1,304
                                                                   =====         =======       =======

     As of December 31, 1998 investment in affiliated companies relate to a 33.3% interest in Interway Holding B.V.

7.   Property, plant and equipment

      Tangible fixed assets can be summarized as follows:

                                                                            Other        Assets
                                                     Land &       Cable     fixed        under
                                                    buildings   Networks    assets    construction      Total
                                                    ---------   --------    ------    ------------     -------
     Year ended December 31, 1998
     Net book value as of January 1, 1998.........    6,237     496,788     13,726       36,748        553,499

     Additions....................................      184     185,285        716       83,038        269,223
     Disposals....................................      (44)    (96,872)    (3,081)     (36,748)      (136,745)

     Depreciation.................................     (341)    (32,908)    (2,327)           -        (35,576)
                                                      -----     -------     ------       ------        -------
     Net book value as of December 31, 1998.......    6,036     552,293      9,034       83,038        650,401
                                                      =====     =======     ======       ======        =======

     Balance as of December 31, 1998
     Historical cost..............................    7,017     608,889     13,632       83,038        712,576

     Accumulated depreciation.....................     (981)    (56,596)    (4,598)           -        (62,175)
                                                      -----     -------     ------       ------        -------
     Net book value...............................    6,036     552,293      9,034       83,038        650,401
                                                      ======    =======      =====       ======        =======

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


      Estimated useful lives and the depreciation method used for tangible fixed assets are as follows:

                                  Useful life    Depreciation
                                    (years)      Methodology
                                  -----------    ------------

     Land and buildings...........    40         Straight line

     Cable networks:

          Active parts (25%).....      7         Straight line

          Passive parts (75%)....     20         Straight line

     Other fixed assets..........    3-5         Straight line

     During 1995, 1996 and 1997, TeleKabel acquired, exchanged and received cable networks as a capital contribution from NUON (see notes 1 and 3). The Company analyzed the value of its complete network in order to record its cable networks on a consistent basis under fixed assets. All cable network connections were analysed on a cost per connection basis and compared to the current cost of a technologically up to date connection. All connections were valued at the cost of establishing a new and technologically up to date connection, minus the cost to upgrade the existing connection to the most current technology, referred to the "current replacement value". The net difference between the book value and the current replacement value was reclassified to intangible fixed assets, with similar useful lives.

8.   INTANGIBLE FIXED ASSETS

      Intangible fixed assets movements and balances can be summarized as follows:


     Year ended December 31, 1998
     Book value as of January 1, 1998.............    194,562
     Additions....................................    130,327
     Disposals....................................    (42,685)
     Amortization.................................    (20,533)
                                                      -------
     Net book value as of December 31, 1998.......    261,671

     Balance as of December 31, 1998
     Historical cost..............................    300,001
     Accumulated amortization.....................    (38,330)
                                                      -------
     Net book value...............................    261,671
                                                      =======

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


      As described in Note 2 TeleKabel has recorded any differences between the "current replacement value" of the tangible fixed assets and the book value of the cable networks on the date of acquisition, contribution or exchange as goodwill. Such goodwill is amortized on a straight line basis over the estimated useful life of the cable network (15 years). Goodwill paid on the acquisition of other types of businesses is amortized over 5-10 years depending on the nature of the business.

9.   DEFERRED INCOME

      Deferred income relates to connection fees charged to customers in excess of the normal cost of creating a connection. Deferred income is released to income over the expected life of the cable connection.

                                                                  December 31,
                                                                     1998
                                                                  ------------

          Balance as of January 1................................    6,341
          Addition: connection charges received from clients.....    1,559
          Less: release to income statement......................     (412)
                                                                     -----
          Balance end of period..................................    7,488
                                                                     =====


10.  SHORT TERM DEBT PAYABLE TO GROUP COMPANIES

     Short term debt payable to group companies relates to loans provided by both NUON and UPC for financing fixed assets. The interest rate charged by NUON in 1998 was 6.65% through November and 8.15% for December. The interest rate charged by UPC was 6.65%. In December 1998 Telekabel entered into a subordinated loan agreement with UTH for an amount of NLG 33.0 million. The interest payable is 5.5% on an annual basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

11.   MINORITY INTEREST IN SUBSIDIARIES

     Due to the sale/swap of the related shares in the Casema transaction there is no longer a minority interest.

12.   COMMITMENTS AND CONTINGENCIES

LEASES

      TeleKabel has commitments for leasing of company cars amounting to NLG 938 yearly as per December 31, 1998. Maximum maturity period of the lease agreements is four years.

RENTAL AGREEMENTS

      TeleKabel entered into rental agreements for an amount of NLG 950 in 1999.

STATEMENT OF LIABILITY

      TeleKabel and some subsidiaries can be held liable to a number of group companies included in the consolidation, as meant by Article 403, Part 9, Book 2 of the Dutch Civil Code. As partner in a partnership firm, one of the group companies can be held liable for the commitments of this firm. The maximum risk amounts to NLG 100.

LEGAL

      The Company is not a party to any material legal proceedings, nor is it currently aware of any material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

13.   INCOME TAXES

      Until October of 1996 the Company did not have an obligation to pay income taxes, as it was a wholly owned subsidiary of a Dutch local government institution. As a result of changed shareholders of TeleKabel's parent company, in Dutch tax laws the Company is subject to Dutch income taxes since October 10, of 1996. The Company is in discussion with the Dutch tax authorities regarding the tax basis of its assets and liabilites. Based on current best estimates of the outcome of these discussions the Company believes that the tax basis of the Company's assets and liabilities will not differ significantly from their bookvalues.

14.   SUBSEQUENT EVENTS

SUBORDINATED LOAN

     Telekabel entered into a subordianted loan with UTH in March 1999 for an amount of NLG 119 million. The interest is payable on an annual basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures

NUON SHARE PURCHASE AGREEMENT

      On February 17, 1999, UPC acquired the remaining 49% of UTH, increasing its ownership in UTH to 100%.

REFINANCING

      Subsequent to December 31, 1998, Telekabel replaced their existing NLG 690 million facility (through NUON) with a senior facility and additional shareholder loans. The senior facility consists of a Euro 340 million (NLG 750 million) revolving facility that will convert to a term facility on December 31, 2001. Euro 5 million of this facility will be in the form of an overdraft facility that will be available until December 31, 2007. This existing facility will be used to repay a portion of the UTH facility and for capital expenditures. The new facility will bear interest at the Euro Interbank Offered Rate plus a margin between 0.75% and 2.00% based on the leverage multiples tied to Telekabel's net operating income. The new facility will be secured by, among other things, a pledge over shares held by the borrower and will restrict Telekabel's ability to incur additional debt.

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE NETHERLANDS AND THE UNITED STATES

     The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a)   DEPRECIATION OF FIXED ASSETS

     Under Dutch GAAP the Company depreciated through 1997 its cable network assets using the annuity method of depreciation. Starting 1998 the Company changed the depreciation method into straight-line depreciation. Under US GAAP cable network assets are depreciated on a straight-line basis.

                              N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


(b)   ACCOUNTING FOR INVESTMENTS IN AFFILIATES

      Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2). Under US GAAP these investments are accounted for using the equity method of accounting.

     Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                              Year  ended
                                                              December 31,
                                                                  1998
                                                              ------------

Net income/(loss) under Dutch GAAP..............                (26,773)
US GAAP adjustment:
Depreciation on a straight line basis...........                  1,385
Equity accounting for affiliates................                  6,290

Accrued subscriber fees:
Goodwill amortization...........................                  (172)
Release of subscriber accrual...................                   516
Income tax effect of US GAAP adjustments........                  (605)
                                                                -------
Net income/(loss) under US GAAP.................                (19,359)
                                                                -------


                                                              December 31,
                                                                  1998
                                                              ------------

     Reconciliation of shareholder's equity:

Total shareholders' equity under Dutch GAAP.......              221,169

US GAAP adjustment:
Depreciation on a straight line basis.............              (13,723)
Equity accounting for affiliates..................                    -
Income tax effect of US GAAP adjustments..........                4,803
                                                                -------
Total shareholder's equity under US GAAP..........              212,249
                                                                =======

                                AUDITORS' REPORT



Introduction

We have audited the consolidated balance sheets of A2000 Holding N.V., Eindhoven, The Netherlands, as of December 31, 1997 and 1998 and the related consolidated statements of income and shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

SCOPE

We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A2000 Holding N.V. as of December 31, 1997 and 1998 and of the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in The Netherlands.

Generally accepted accounting principles in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected total assets, results of operations and shareholders' equity as at and for the years ended December 31, 1997 and 1998 to the extent summarized in Note 21 to the consolidated financial statements.


                                   ARTHUR ANDERSEN

Amstelveen, The Netherlands,
    March 9, 1999

                                              A2000 HOLDING N.V.


                                        (Before allocation of net loss)

                                   (Currency - Thousands of Dutch guilders)



                                                  A S S E T S
                                                  -----------

                                                            March 31,
                                                              1999
                                                            Unaudited             1998                1997
                                                           -----------         -----------        -----------
FIXED ASSETS:

    Intangible fixed assets.............................   f    110,568        f   113,362        f    123,307
    Tangible fixed assets...............................        364,394            356,623             309,292
    Financial fixed assets..............................            325                325                 325
                                                           ------------        -----------        ------------

              Total fixed assets........................        475,287            470,310             432,924
                                                           ------------        -----------        ------------

CURRENT ASSETS:

    Inventory...........................................         14,460             15,932               9,496
    Prepaid on inventory................................              -                  -               2,980
                                                           ------------        -----------        ------------

                                                                 14,460             15,932              12,476
                                                           ------------        -----------        ------------

    Accounts receivable-
       Trade............................................         26,202             19,484              20,194
       Other receivables and prepaid expenses...........          1,862              2,075               2,818
                                                           ------------        -----------        ------------

                                                                 28,064             21,559              23,012
                                                           ------------        -----------        ------------

    Securities..........................................            218                218                 218
    Cash................................................            249                369               6,868
                                                           ------------        -----------        ------------

              Total current assets......................         42,991             38,078              42,574
                                                           ------------        -----------        ------------

              Total assets..............................   f    518,278        f   508,388        f    475,498
                                                           ============        ===========        ============


                                     SHAREHOLDERS' EQUITY AND LIABILITIES
                                     ------------------------------------

                                                              March 31,
                                                                1999
                                                              Unaudited                1998                 1997
                                                             -----------            -----------          ----------
SHAREHOLDERS' EQUITY....................................     f (100,338)            f  (86,248)          f  (20,240)


PROVISIONS..............................................          1,581                  1,610                  319
                                                             ----------             ----------           ----------


LONG-TERM LOANS.........................................        458,000                458,000              426,000
                                                             ----------             ----------           ----------

SHORT-TERM LIABILITIES:

    Bank................................................         44,318                 48,183                    -
    Suppliers...........................................         25,013                 30,098               41,541
    Shareholders........................................         47,231                 23,248                4,792
    Affiliated companies................................            675                    886                  466
    Taxes and social security contributions.............          7,454                  5,907                2,436
    Other debts and accrued liabilities.................         34,344                 26,704               20,184
                                                           ------------             ----------           ----------

       Total short-term liabilities.....................        159,035                135,026               69,419
                                                           ------------             ----------           ----------

       Total shareholders' equity and liabilities.......   f    518,278             f  508,388           f  475,498
                                                           ============             ==========           ==========

                                              A2000 HOLDING N.V.

                                       CONSOLIDATED STATEMENT OF INCOME

                                   (Currency - Thousands of Dutch guilders)



                                                      March 31,       March 31,
                                                        1999            1998
                                                     Unaudited        Unaudited         1998           1997
                                                   ------------      -----------     -----------    ----------
REVENUES........................................   f    35,979       f   29,428      f  124,167     f  100,677
                                                   -----------       ----------      ----------     ----------
COST OF OPERATING EXPENSES:

    Wages and salaries..........................         7,760           5,460           29,290         21,205
    Depreciation/amortization...................
       of (in)tangible fixed assets.............        14,455          16,064           73,254         49,478
    Loss on disposal of assets..................           502             (12)              85          1,443
    Other operating expenses....................        17,345          17,818           64,312         46,222
                                                   -----------       ---------       ----------     ----------
                                                        40,062          39,330          166,941        118,348
                                                   -----------       ---------       ----------     ----------

       Operating result.........................        (4,083)         (9,902)         (42,774)       (17,671)
                                                   -----------       ---------       ----------     ----------

FINANCIAL INCOME AND EXPENSE:

    Currency exchange gain/(loss)...............        (2,982)           (473)           1,100           (364)
    Interest income.............................           103             355              674            523
    Interest expense............................        (7,128)         (5,221)         (25,021)       (16,444)
                                                   -----------       ---------       ----------     ----------
                                                        10,007)         (5,339)         (23,247)       (16,285)
                                                   -----------       ---------       ----------     ----------

       Result before credit from income taxes...       (14,090)        (15,241)         (66,021)       (33,956)
                                                   -----------       ---------       ----------     ----------


CREDIT FROM INCOME TAXES........................             0                0              13          9,826
                                                   -----------       ----------      ----------     ----------
      Net loss..................................   f   (14,090)     f   (15,241)     f  (66,008)    f  (24,130)
                                                   ===========      ===========      ==========     ==========

                                              A2000 HOLDING N.V.


                                       CONSOLIDATED CASH FLOW STATEMENT



                                   (Currency - Thousands of Dutch Guilders)




                                                      March 31,       March 31,
                                                        1999            1998
                                                     Unaudited        Unaudited         1998           1997
                                                   ------------      -----------     -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net loss                                        f  (14,090)      f  (15,241)     f  (66,008)    f  (24,130)
                                                    ----------       ----------      ----------     ----------

    Depreciation of tangible fixed assets               11,661           13,660          63,193         39,739
    Amortization of intangible fixed assets              2,794            2,404          10,061          9,739
    In (decrease) provisions                               (29)           1,384           1,291        (10,425)
                                                    ----------       ----------      ----------     ----------

                                                        14,426           17,448          74,545         39,053
                                                    ----------       ----------      ----------     ----------

    Decrease (increase) inventory                        1,472          (16,182)         (3,456)        (3,772)
    Decrease (increase) in receivables                  (6,505)           3,729           1,453         (5,744)
    Increase in short-term liabilities
      other than loans                                   3,330            8,482             874         27,897
                                                    ----------       ----------      ----------     ----------

       Change in working capital                        (1,703)          (3,971)         (1,129)        18,381
                                                    ----------       ----------      ----------     ----------

       Net cash from operating activities               (1,367)          (1,764)          7,408         33,304
                                                    ----------       ----------      ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Additions to tangible fixed assets, net            (19,432)         (17,778)       (110,524)      (118,498)
    Additions to intangible fixed assets                     -                 -           (116)        (1,326)
                                                    ----------       ----------      ----------     ----------

       Net cash used in investing activities           (19,432)         (17,778)       (110,640)      (119,824)

CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from long-term loans                            -           12,000          32,000         60,000
    Proceeds from short-term loans                      20,679                -          64,733              -
                                                    ----------       ----------      ----------     ----------

       Net cash from financing activities               20,679           12,000          96,733         60,000
                                                    ----------       ----------      ----------     ----------

       Net decrease in cash                         f     (120)      f   (7,542)     f   (6,499)    f  (26,520)
                                                    ==========       ==========      ==========     ==========

SUPPLEMENTAL CASH FLOW  DISCLOSURES:

    Cash paid for interest , net                    f   (6,281)      f   (2,235)     f  (23,635)    f  (18,701)

                               A2000 HOLDING N.V.
                               ------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                    (Currency - Thousands of Dutch guilders)


1.  General
    -------

    (a)   Activities
          ----------

          A2000 Holding N.V. ("the Company"), having its legal seat in Eindhoven, is engaged in the holding of subsidiaries. The subsidiaries are engaged in the construction, maintenance and exploitation of cable related infrastructure with the purpose of passing on radio- and television signals and to provide data and telecommunication services.

    (b)   Shareholders
          ------------

          The company is equally owned by the following shareholders (50%):

          -    MediaOne  International  B.V.  ("MediaOne"),   formerly  US  West
               International B.V., legally seated in Eindhoven

          -    United  Telekabel  Holding  N.V.   ("UTH"),   legally  seated  in
               Amsterdam

          During  1998,  the  former  direct  shareholder  United   Pan-European
          Communications B.V. ("UPC"), contributed its share in the company into UTH, which is held for 51% by UPC at December 31, 1998.

    (c)   Parent companies related transactions
          -------------------------------------

          The company is charged by the parent companies for services supplied and interest. In 1998 UPC charged an amount of f2,187 for interest, salaries and related costs for employees seconded to A2000. The charges from MediaOne in 1998 relate to interest and salaries of f2,206.

    (d)   Comparative financial statements
          --------------------------------

          Certain reclassifications have been made to the December 31, 1977 financial statements for comparative purposes.

    (e)   Interim Financial Statements
          ----------------------------

          The interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In management's opinion, the unaudited financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 include all adjustments necessary for fair presentation. Such adjustments were of a normal recurring nature.

    (f)   Use of estimates
          ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from the estimates.

2.   Principles of Consolidation
     ---------------------------

     All significant intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements include the financial statements of the company and the following wholly owned subsidiaries, all having their legal seat in Amsterdam:

          -    Kabeltelevisie Amsterdam B.V. ("KTA")
          -    A2000 Hilversum B.V.

3.   Accounting Principles
     ---------------------

     (a)  General
          -------

          Assets and liabilities are stated at face value unless indicated otherwise.

          Assets  and   liabilities   denominated  in  foreign   currencies  are
          translated into Dutch guilders at the yearend exchange rate. Transactions in foreign currencies are translated at the exchange rate in effect at the time of the transaction. The exchange results are recorded under financial income and expense in the statement of income.

     (b)  Intangible fixed assets
          -----------------------

          Costs in connection with the financing are capitalized and amortized over the duration of the underlying loan.

          Costs in connection with the launch of new services are capitalized and amortized on a straight-line basis over a period of 5 years.

          The intangible fixed assets originating from the acquisition of the Purmerend, Ouderkerk aan de Amstel and Hilversum networks represent the difference of the acquisition cost and the purchase price of the tangible fixed assets at the time of the acquisition.

          The intangible fixed assets originating from the acquisition of KTA and the cable networks of Zaanstad and Landsmeer represent the difference of the net asset value and the acquisition cost of the investment at the time of the acquisition. The net asset value is determined by taking the fair value of the tangible fixed assets on the acquisition date into account.

          The intangible fixed assets are amortized on a straight-line basis over a period of 15 years.

     (c)  Tangible fixed assets
          ---------------------

          Tangible fixed assets are stated at the acquisition cost, less straight-line depreciation. The depreciation is calculated on the basis of acquisition cost less residual value and the estimated useful life of the related asset. The estimated useful lives are:

          Buildings                                                25 years
          Networks                                             8 - 15 years
          Other tangible fixed assets                          3 - 10 years

          The acquisition cost of the tangible fixed assets of newly acquired subsidiaries is based on the fair value of these tangible fixed assets at the time of acquisition.

     (d)  Financial Fixed Assets
          ----------------------

          The investments in other subsidiaries are stated at acquisition cost or, in case of permanent impairment of the value of the subsidiaries, at lower equity value as determined on the basis of the financial statements of the subsidiary.

          Receivables are stated at face value, unless indicated otherwise.

     (e)  Inventory
          ---------

          Inventory is stated at the lower of (first-in, first-out) cost or market value.

     (f)  Accounts receivable
          -------------------

          Accounts receivable are stated at face value, less an allowance for possible uncollectable accounts.

     (g)  Securities
          ----------

          Securities are stated at the lower of purchase price or market value.

     (h)  Provisions
          ----------

          Provisions represent the present value of personnel reorganization commitments (calculated at an interest rate of 7%) and a provision for voluntary early retirement of certain employees of the company. The voluntary early retirement provision is calculated by an independent actuary, using an interest rate of 4%.

     (i)  Recognition of income
          ---------------------

          Net sales are determined on the basis of the value (excluding taxes) of the subscriptions, usage, signal deliveries and program suppliers invoiced.

          Other revenues and expenses are recorded in the period in which they originate.

     (j)  Recoverability of Tangible and Intangible Assets
          ------------------------------------------------

          The company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

     (k)  Concentration of credit risk
          ----------------------------

          Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different countries in Europe.

     (l)  New Accounting Principles
          -------------------------

          The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. The Company adopted SFAS 131 for the year ended December 31, 1998 and March 31, 1999.

          In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier application encouraged. The company has adopted the principles of this statement in the accompanying financial statements.

          The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently assessing the effect of this new standard.

4.   Intangible Fixed Assets
     -----------------------

     The movement in intangible fixed assets is as follows:

                                     Book Value          Additions      Amortization       Book Value
                                   January 1, 1998                                         December 31
                                  ----------------      -----------     ------------       -----------
     Goodwill and licenses          f   118,380         f         -      f   (9,284)       f   109,096
     Financing Cost                       3,764                  65            (462)             3,367
     Start-up Cost                        1,163                  51            (315)               899
                                    -----------         -----------      ----------        -----------

                                    f   123,307         f       116      f  (10,061)       f   113,362
                                    ===========         ===========      ==========        ===========

                                     Book Value          Additions      Amortization       Book Value
                                     December 31,                                        March 31, 1999
                                        1998             Unaudited        Unaudited        Unaudited
                                  ----------------      -----------     ------------     --------------
     Goodwill and licenses          f   109,096         f         -      f   (2,321)       f   106,775
     Financing Cost                       3,367                   -            (132)             3,235
     Start-up Cost                          899                   -            (341)               558
                                    -----------         -----------      ----------        -----------

                                    f   113,362         f         -      f   (2,794)       f   110,568
                                    ===========         ===========      ==========        ===========

     The composition of intangible fixed assets as of December 31, 1997 is as follows:

                                                                                  Book Value
                                     Historical              Accumulated          December 31,
                                        Cost                Amortization             1997
                                     ----------             ------------          -----------
      Goodwill                       f  139,245             f  (20,865)           f  118,380
      Financing Cost                      4,588                   (824)                3,764
      Start-up Cost                       1,163                      -                 1,163
                                     ----------             ----------            ----------

                                     f  144,996             f  (21,689)           f  123,307
                                     ==========             ==========            ==========

     The composition of intangible fixed assets as of December 31, 1998 is as follows:

                                                                                 Book Value
                                     Historical             Accumulated          December 31,
                                        Cost               Amortization             1998
                                     ----------            ------------          -----------
      Goodwill                       f  139,245             f  (30,149)           f  109,096
      Financing Cost                      4,653                 (1,286)                3,367
      Start-up Cost                       1,214                   (315)                  899
                                     ----------             ----------            ----------

                                     f  145,112            f   (31,750)           f  113,362
                                     ==========            ===========            ==========

     The composition of intangible fixed assets as of March 31, 1999 is as follows:

                                     Historical            Accumulated            Book Value
                                        Cost               Amortization         March 31, 1999
                                      Unaudited             Unaudited             Unaudited
                                     ----------            ------------         --------------
      Goodwill                       f  139,245             f  (32,470)           f  106,775
      Financing Cost                      4,653                 (1,418)                3,235
      Start-up Cost                       1,214                   (656)                  558
                                     ----------             ----------            ----------

                                     f  145,112             f  (34,544)           f  110,568
                                     ==========             ==========            ==========


5.   Tangible Fixed Assets
     ---------------------

     The movement in tangible fixed assets is as follows:

                                     Book Value         Reclassifi-         Additions           Movement
                                   January 1, 1998        cations                             in projects
                                   ---------------      ------------        ----------        -----------
     Land and buildings              f   29,614          f    1,020         f    8,918        f         -
     Networks                           253,451                 622             99,710                  -
     Other tangible
         fixed assets                     9,397             (1,642)              4,290                  -
     Tangible fixed assets
         under construction              16,830                  -                   -              1,328
                                     ----------          ---------          ----------         ----------

                                     f  309,292          f       -          f  112,918          f   1,328
                                     ==========          =========          ==========          =========

                                     Retirements            Deprecia-            Book Value
                                                              tion               December 31
                                     -----------          ------------           -----------
     Land and buildings              f    (3,653)         f    (2,220)          f    33,679
     Networks                                  -              (57,099)              296,684
     Other tangible
       fixed assets                          (69)              (3,874)                8,102
     Tangible fixed assets
       under construction                      -                    -                18,158
                                     -----------           ----------           -----------

                                     f    (3,722)          f  (63,193)          f   356,623
                                     ===========           ==========           ===========

                                     Book Value           Reclassifi-          Additions         Movement
                                     December 31,          cations                              in projects
                                        1998              Unaudited            Unaudited         Unaudited
                                     ----------------    ------------        -------------      -----------
     Land and buildings              f    33,679          f        -          f     2,023       f        -
     Networks                            296,684                   -               12,236                -
     Other tangible
         fixed assets                      8,102                   -                1,657                -
     Tangible fixed assets
         under construction               18,158                   -                   -             4,018
                                     -----------          ----------          ----------        ----------

                                     f   356,623          f        -          f   15,916        f    4,018
                                     ===========          ==========          ==========        ==========


                                       Retirements            Deprecia-            Book Value
                                                                tion             March 31, 1999
                                        Unaudited             Unaudited             Unaudited
                                       -----------           -----------         ---------------
     Land and buildings                f     (502)           f      (391)         f    34,809
     Networks                                   -                 (9,955)             298,965
     Other tangible
       fixed assets                             -                 (1,315)               8,444
     Tangible fixed assets
       under construction                       -                      -               22,176
                                       ----------            -----------          -----------

                                       f     (502)           f   (11,661)         f   364,394
                                       ==========            ===========          ===========

     The composition of tangible fixed assets as of December 31, 1997 is as follows:

                                                                                       Book Value
                                          Historical              Accumulated          December 31,
                                             Cost                Amortization             1997
                                          ----------             ------------          -----------
      Land and buildings                  f   33,095            f    (3,481)           f   29,614
      Networks                               325,296                (71,845)              253,451
      Other tangible fixed assets             18,118                 (8,721)                9,397
      Tangible fixed assets
        under construction                    16,830                      -                16,830
                                          ----------            -----------            ----------

                                          f  393,339            f   (84,047)           f  309,292
                                          ==========            ===========            ==========

     The composition of tangible fixed assets as of December 31, 1998 is as follows:

                                                                                       Book Value
                                          Historical              Accumulated          December 31,
                                             Cost                Amortization             1998
                                          ----------             ------------          -----------
     Land and buildings                   f   37,504             f   (3,825)           f   33,679
     Networks                                423,853               (127,169)              296,684
     Other tangible fixed assets              21,866                (13,764)                8,102
     Tangible fixed assets
       under construction                     18,158                      -                18,158
                                          ----------             -----------           ----------

                                          f  501,381             f  (144,758)          f  356,623
                                          ==========             ===========           ==========

     The composition of tangible fixed assets as of March 31, 1999 is as follows:

                                             Historical            Accumulated            Book Value
                                                Cost               Depreciation         March 31, 1999
                                             Unaudited              Unaudited             Unaudited
                                             ----------            ------------         --------------
      Land and buildings                     f   38,123             f   (3,314)           f   34,809
      Networks                                  436,089               (137,124)              298,965
      Other tangible fixed assets                23,523                (15,079)                8,444
      Tangible fixed assets
        under construction                       22,176                      -                22,176
                                             ----------             ----------            ----------

                                             f  519,911             f (155,517)           f  364,394
                                             ==========             ==========            ==========

6.   Financial Fixed Assets
     ----------------------

     The composition of financial fixed assets is as follows:

                                                                                            Unaudited
                                                                       December 31,         March 31,
                                                                           1998                1999
                                                                       ------------        ----------
       Investment in affiliated company                                f        65         f       65
       Subordinated loan to affiliated company                                 260                260
                                                                       -----------         ----------

                                                                       f       325         f      325
                                                                       ===========         ==========

     On August 15, 1996 the company acquired 25% in the share capital of Media Groep West B.V., having its legal seat in Amsterdam, for an amount of f65.

     At December 31, 1998 the equity value of the company's interest in Media Groep West B.V. is lower than its acquisition cost. However, in the opinion of management the value of the investment is not permanently impaired and therefore the carrying value of the company's interest in Media Groep West B.V. has not been written down to the lower equity value.

     According to the provisions of the Dutch Civil Code the equity value and net result for the year of Media Groep West B.V. are not disclosed.

     The subordinated loan granted bears an interest of 7% per year and is redeemable on August 15, 2006.

7.   Accounts Receivable
     -------------------

     Accounts receivable as presented under current assets mature within one year. As of December 31, 1998 the amount trade receivable is after deduction of an allowance for doubtful amounts of f11,081 (1997 - f10,042).

8.   Securities
     ----------

     This relates to certificates in Stichting Vecaitex, having its legal seat in Dordrecht and to certificates in the Amsterdam Arena in Amsterdam, The Netherlands.

9.   Cash
     ----

     No restrictions on usage of cash exist. Cash has original maturities of less than three months.

10.  Shareholders' Equity
     --------------------

     The movement in shareholders' equity is as follows:

                                                                         Issued and            Additional
                                                                          Paid-in               Paid-in
                                                                          Capital               Capital
                                                                         ----------           -----------
     Balance January 1, 1997                                             f      200           f   26,000
     Allocation of 1996 net loss                                                  -                    -
     Net loss                                                                     -                    -
                                                                         ----------           ----------

     Balance January 1, 1998                                                    200               26,000
     Allocation of 1997 net loss                                                  -                    -
     Net loss                                                                     -                    -
                                                                         ----------           ----------

     Balance December 31, 1998                                                  200               26,000
     Allocation of 1998 net loss (Unaudited)                                      -                    -
     Net loss (Unaudited)                                                         -                    -
                                                                         ----------           ----------

     Balance March 31, 1999 (Unaudited)                                  f      200           f   26,000
                                                                         ==========           ==========

                                                     Other               Net Loss              Total
                                                   reserves
                                                   (deficit)
                                                  -----------           -----------          -----------
     Balance January 1, 1997                     f    (7,623)           f   (14,687)         f    3,890
     Allocation of 1996 net loss                     (14,687)                14,687                   -
     Net loss                                              -                (24,130)            (24,130)
                                                 -----------            -----------          ----------

     Balance January 1, 1998                         (22,310)               (24,130)            (20,240)
     Allocation of 1997 net loss                     (24,130)                24,130                   -
     Net loss                                              -                (66,008)            (66,008)
                                                 -----------            -----------          ----------

     Balance December 31, 1998                       (46,440)               (66,008)            (86,248)
     Allocation of 1998 loss (Unaudited)             (66,008)                66,008                   -
     Net loss (Unaudited)                                  -                (14,090)            (14,090)
                                                 -----------            -----------          ----------

     Balance March 31, 1999 (Unaudited)          f  (112,448)           f   (14,090)         f (100,338)
                                                 ===========            ===========          ==========


11.  Provisions
     ----------

     The movement in provisions is as follows:

                                                      Unaudited
                                                      March 31,
                                                        1999              1998                  1997
                                                     ------------      ------------         -----------
     Balance January 1                               f      1,610       f       319          f      943
     Addition                                                  -              1,414                   -
     Release                                                 (29)              (123)               (624)
                                                     -----------        -----------          ----------

     Balance                                         f      1,581       f     1,610          f      319
                                                     ============       ===========          ==========

12.  Long-Term Loans
     ---------------

     The company and its subsidiary KTA entered into a long-term loan agreement with ABN AMRO BANK N.V. on February 16, 1996. The total facility amounts to f465,000. KTA's facility amounts to f375,000, consisting of f250,000 long-term debt, f75,000 `construction loan facility' and f50,000 `working capital facility'. The company's facility amounts to f90,000. The interest rate is variable and based on Aibor + 0.75%.

     A2000 Hilversum B.V. entered into a long-term loan agreement with ABN AMRO BANK N.V. on October 16, 1996. The total facility amounts to f45,000, consisting of f26,000 long-term loan, f17,000 `construction loan facility' and f2,000 `working capital facility'. The interest is variable and based on Aibor + 0.7%.

     At March 31, 1999 these facilities have been used for an amount of approximately f502,318 (1998 - f506,183).

     Long-term liabilities at December 31, 1998 will be payable as follows:

                Year                    Loans
             ----------              -----------
                1999                 f        -
                2000                     27,000
                2001                     52,500
                2002                     54,500
                2003                    100,000
             thereafter                 224,000
                                     ----------

                                     f  458,000
                                     ==========

     The Company's facilities are secured by mortgages and pledges, including pledges on KTA's and A2000 Hilversum's shares and their assets. The loan agreement restricts the borrowers from incurring additional indebtedness, subject to certain exceptions.

13.  Short-term liabilities to shareholders
     --------------------------------------

     The shareholders granted to the company a subordinated loan amounting to a maximum of USD30,000. At December 31, 1998, the facility has been used for an amount of USD8,750. The loan will be repaid to the shareholders after completion of the refinancing. The interest rate is variable and based on Libor +1%.


14.  Income taxes
     ------------

     The company and its Dutch fully owned subsidiaries constitute a fiscal entity as of January 1, 1996. The tax loss carry-forwards of the fiscal entity are available for an unlimited period of time to reduce future tax liabilities. The company and its Dutch fully owned subsidiaries have pre fiscal unity tax loss carry-forwards that are available for an unlimited period of time to reduce future tax liabilities. Currently, the actual tax loss carry-forward is not known, given certain discussions with the tax authorities. Management is convinced that the outcome will be favorable for the Company. Given the Company's tax loss carry-forward position the provision for deferred taxes has been released in 1997 to the statement of income.

     The difference between the income tax benefit and the actual income tax benefit are as follows:

                                                                           1998                 1997
                                                                       -------------        ------------
     "Expected" income tax benefit at the
         Dutch statutory rate of 35%                                   f    (23,103)        f   (11,885)
     Tax effect of permanent and other differences:
         Change in valuation allowance                                       18,038               6,925
         Non-deductible expenses                                              5,065               4,960
     Release deferred tax                                                         0              (9,500)
     Other                                                                      (13)               (326)
                                                                       ------------         -----------

         Total income tax benefit                                      f        (13)        f    (9,826)
                                                                       ============         ===========

     The net deferred tax liability of A2000 consists of the following:

                                                                           1998                 1997
                                                                       -------------       -------------
     Deferred tax assets:
     Tax net operating loss carryforward                               f    37,810         f    19,772
     Valuation allowance                                                   (29,498)            (10,272)
                                                                       -----------         -----------
         Deferred tax assets, net of valuation
            allowance                                                        8,312               9,500
                                                                       -----------         -----------

     Deferred tax liabilities:
     Property, plant and equipment                                          (8,312)             (9,500)
                                                                       -----------         -----------

     Deferred tax liabilities, net                                     f         -         f         -
                                                                       ===========         ============


15.  Commitments
     -----------

     (a)  Rent and operating leases
          -------------------------

          Long-term commitments in connection with rent and lease agreements amount to approximately f4,360 and terminate in 2007. The terms of the agreements call for future minimum payments as of December 31, 1998 as follows:

                       1999               f    1,546
                       2000                    1,352
                       2001                      621
                       2002                      178
                    thereafter                   663
                                          ----------

                                          f    4,360
                                          ==========
     (b)  Purchase commitments
          --------------------

          Purchase commitments outstanding as of December 31, 1998 amount to approximately f3,200.

     (c)  Commitments to broadcasting companies
          -------------------------------------

          At the sale of the shares of KTA, the Municipality of Amsterdam stipulated a yearly compensation of f3,700 payable by KTA to certain television- and radio broadcasters. This amount is subject to yearly indexation based on the price index of consumption. This commitment will expire in 2005.

     (d)  Interest hedges
          ---------------

          In April 1997, the Company entered into an interest cap at 5.68% which matures in May 2002. The principal amount is f90,000. Furthermore, in 1997 the Company bought an interest floor at 5.68%, which matures in May 2002. The principal amount is f45,000.

                               A2000 HOLDING N.V.
                               ------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
             ------------------------------------------------------

                    (Currency - Thousands of Dutch guilders)


          As per May 18, 1998, the Company entered into an interest swap, with a principal amount of f 250,000, at 5.72% interest per annum, which matures at February 18, 2002. Since June 18, 1998 the company holds an interest swap, fixing a principal amount of f 43,000 at 5.50% per annum, which matures at December 31, 2003.

          The fair values of the financial instruments are based on market prices for the same and similar issues. The fair value of the financial instruments approximates the book value.

16.  Segment and Geographic Information
     ----------------------------------

     On December 31, 1998 the Company adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). The new rules establish revised standard for public companies relating to the reporting of financial information about operating segments. The adoption of SFAS 131 did not have a material effect on the Company's consolidated financial statements but did affect the Company's segment information disclosure.

     Revenues are generated in The Netherlands. During 1997, the Company introduced internet/date and telephony in several of its systems.

     The key operating performance criteria used in this evaluation includes revenue growth, operating income before depreciation and amortization ("Adjusted EBITDA"), and capital expenditures. The Company does not view segment results below Adjusted EBITDA, therefore net interest expense, foreign exchange gain (loss), share in results of affiliated companies, minority interests in subsidiaries and income tax expense are not broken out by segment below.

     A summary of the segment information is as follows:

                                                                                 Revenues
                                                         ----------------------------------------------------------
                                                           March 31,      March 31,
                                                             1999           1998
                                                          Unaudited      Unaudited        1998             1997
                                                         ------------   -----------    -----------     ------------
      Cable                                              f     26,742   f    27,769    f   106,160     f     96,406
      Telephony                                                 6,269         1,245         12,898            1,115
      Internet                                                  2,790           277          4,393               33
      Other                                                       178           137            716            3,123
                                                         ------------   -----------    -----------     ------------

     Total                                               f     35,979    f    29,428    f   124,167    f    100,677
                                                         ============    ===========    ===========    ============

                                                                              Adjusted EBITDA
                                                         ----------------------------------------------------------
                                                           March 31,      March 31,
                                                             1999           1998
                                                          Unaudited      Unaudited        1998            1997
                                                         ------------   -----------    -----------     -----------

      Cable                                              f    14,614    f   10,832     f    45,213     f    28,180
      Telephony                                               (2,850)       (3,505)       (12,137)             583
      Internet                                                (1,570)       (1,302)        (3,312)             (79)
      Other                                                      178           137             716           3,123
                                                         -----------    ----------     -----------     -----------

      Total                                              f    10,372    f    6,162     f    30,480     f    31,807
                                                         ===========    ==========     ===========     ===========

     Following is a reconciliation of Adjusted EBITDA to A2000's net loss before income taxes:

                                                           March 31,      March 31,
                                                             1999           1998
                                                          Unaudited      Unaudited        1998            1997
                                                         ------------   -----------    -----------     -----------
      Adjusted EBITDA                                    f     10,372   f     6,162    f    30,480     f    31,807
      Depreciation and amortization                           (14,455)      (16,064)       (73,254)        (49,478)
                                                         ------------   -----------    -----------     -----------

          Operating result                                     (4,083)       (9,902)       (42,773)        (17,671)

      Interest income                                             103           355            674             523

      Interest expense                                         (7,128)       (5,221)       (25,021)        (16,444)

      Foreign exchange (loss) gain and other expense           (2,982)         (473)         1,100            (364)
                                                         ------------   -----------    -----------     -----------

          Net loss before income taxes                   f    (14,090)  f   (15,241)   f   (66,021)    f   (33,956)
                                                         ============   ===========    ===========     ===========

17.  Personnel
     ---------

     Labor cost is specified as follows:                                    1998              1997
                                                                       ------------       -----------
     Salaries and wages                                                f     23,900       f    19,561
     Pension cost and early retirement                                        2,308               691
     Other social security contributions                                      3,082               953
                                                                       ------------       -----------

                                                                       f     29,290       f    21,205
                                                                       ============       ===========

     The average number of (full-time) personnel during the year was 286 (1997 -
     247) employed in the following functional areas:

                                                                       Average               Average
                                                                        1998                  1997
                                                                       -------               -------
     Management                                                            2                     2
     Technical personnel                                                 103                    89
     Supportive and administrative personnel                              95                    99
     Commercial personnel                                                 86                    57
                                                                         ---                   ---

                                                                         286                   247
                                                                         ===                   ===

18.  Depreciation/amortization of (in)tangible fixed assets
     ------------------------------------------------------

     The depreciation/amortization of (in)tangible fixed assets is specified as follows:

                                                                            1998               1997
                                                                         ----------         ----------
     Depreciation tangible fixed assets                                  f   63,193         f   39,739
     Amortization intangible fixed assets                                    10,061              9,739
                                                                         ----------         ----------

                                                                         f   73,254         f   49,478
                                                                         ==========         ==========

19.  Financial Income and Expense
     ----------------------------

     The financial income and expense are specified as follows:

                                                      March 31,       March 31,
                                                        1999         1998
                                                     Unaudited       Unaudited          1998              1997
                                                    -----------      ----------      -----------       ----------
    Interest income -
       Affiliated company                           f       14       f       -        f      18        f       27
       Other                                                89             355              656               496
                                                    ----------       ---------        ---------        ----------

                                                    f      103       f     355        f     674        f      523
                                                    ==========       =========        =========        ==========

    Interest expense -
       Shareholders                                 f    (487)       f       -        f     (73)       f        -
       Other                                           (6,641)          (5,221)         (24,948)          (16,444)
                                                    ---------        ---------        ---------        ----------

                                                    f  (7,128)       f  (5,221)       f (25,021)       f  (16,444)
                                                    =========        =========        =========        ==========

20.  Financial situation
     -------------------

     As a result of the investments in the new infrastructure and the start up of new services the company has a negative cash flow and a negative equity. Based on this situation the shareholders provided the company an USD30,000 loan facility of which USD8,750 was drawn on December 31, 1998. Based on this situation and the outcome of the negotiations of the contract with the municipality of Amsterdam and others and the launch, on a large scale, of digital set top boxes, the Company has further reassessed its financial needs on the long term. Accordingly, the Company has requested several banks to put in a bridge loan before July 1, 1999, in order to allow the Company time to create a definitive finance structure while maintaining normal activities and finishing the upgrade of the network.

     One of the shareholders has confirmed that they will provide adequate funding to the Company and its subsidiaries. When required they will contribute the necessary equity and/or funding and intend to continue operating the Company and its subsidiaries as a going concern, for the 18 months period subsequent to December 31, 1998.


21.  US GAAP
     -------

     The accounting policies followed in preparation for the consolidated financial statements differ in some respect to the generally accepted accounting principles in the United States.

     In 1998 and 1997 there were no material differences. The 1999 difference, which has a material effect on net loss, shareholders' equity and total assets results from the following:

     The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of start-up Activities ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change.

     The calculation of net loss, shareholders' equity and total assets substantially in accordance with US GAAP, is as follows:

                                                                Unaudited
                                                                3 months
                                                                  ended
                                                                March 31,
                                                                  1999
                                                              ------------
     Net loss under Dutch GAAP                                f    (14,090)
     US GAAP adjustment:
     (Retroactive) expensing of start-up cost
       and relating amortization effect                               (558)
                                                              ------------

     Net loss under US GAAP                                   f    (14,648)
                                                              ============

                                                                Unaudited
                                                                3 months
                                                                  ended
                                                                March 31,
                                                                  1999
                                                              -------------
     Total shareholders' equity under
       Dutch GAAP                                             f    (100,338)
     US GAAP adjustment:
     (Retroactive) expensing of start-up cost
       and relating amortization effect                                (558)
                                                              -------------

     Total shareholders' equity under US GAAP                 f    (100,896)
                                                              =============

     Total assets under Dutch GAAP                            f     518,278
     US GAAP adjustment:
     (Retroactive) expensing of start-up cost
       and relating amortization effect                                (558)
                                                              -------------

     Total assets under US GAAP                               f     517,720
                                                              =============

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
@ Entertainment, Inc.:

     We have audited the accompanying consolidated balance sheets of @ Entertainment, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of @ Entertainment, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States of America.

                                          KPMG

Warsaw, Poland
March 29, 1999

                                                   @ ENTERTAINMENT, INC.

                                                CONSOLIDATED BALANCE SHEETS

                                                         ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                 (IN THOUSANDS)
Current assets:
  Cash and cash equivalents...............................................................  $   13,055  $  105,691
  Accounts receivable, net of allowance for doubtful accounts of $1,095,000 in 1998 and
    $766,000 in 1997 (note 4).............................................................       7,408       4,544
  Programming and broadcast rights (note 6)...............................................       9,030         894
  Other current assets (note 7)...........................................................      21,063      13,104
                                                                                            ----------  ----------
      Total current assets................................................................      50,556     124,233
                                                                                            ----------  ----------
Property, plant and equipment:
  Cable television systems assets.........................................................     175,053     134,469
  D-DTH equipment.........................................................................      68,419          --
  Construction in progress................................................................       2,739       6,276
  Vehicles................................................................................       2,792       2,047
  Other...................................................................................      16,119       7,940
                                                                                            ----------  ----------
                                                                                               265,122     150,732
  Less accumulated depreciation...........................................................     (52,068)    (33,153)
                                                                                            ----------  ----------
      Net property, plant and equipment...................................................     213,054     117,579

Inventories for construction..............................................................       8,869       8,153
Intangible assets, net (note 8)...........................................................      43,652      26,318
Notes receivable from affiliates..........................................................          --         691
Investment in affiliated companies (note 9)...............................................      19,956      21,628
Other assets, net (note 7)................................................................      12,287       8,494
                                                                                            ----------  ----------
Total assets..............................................................................  $  348,374  $  307,096
                                                                                            ==========  ==========

                        See accompanying notes to consolidated financial statements.

                                                   @ ENTERTAINMENT, INC.

                                          CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                 (IN THOUSANDS)
Current liabilities:
  Accounts payable and accrued expenses...................................................  $   40,464  $   14,721
  Accrued interest (note 11)..............................................................       2,140       2,175
  Deferred revenue........................................................................       4,366       1,257
  Income taxes payable....................................................................       3,794       1,765
  Current portion of notes payable (note 11)..............................................       6,500          --
                                                                                            ----------  ----------
    Total current liabilities.............................................................      57,264      19,918
                                                                                            ----------  ----------
Notes payable, less current portion (note 11).............................................     257,454     130,110
                                                                                            ----------  ----------
    Total liabilities.....................................................................     314,718     150,028
                                                                                            ----------  ----------

Minority interest.........................................................................          --       4,713

Commitments and contingencies (notes 18 and 19)

Stockholders' equity (note 1):
  Preferred stock, $.01 par value; Authorized 20,000,000 shares; none issued and
    outstanding...........................................................................          --          --
  Common stock, $.01 par value; Authorized 70,000,000 shares in 1998 and 1997; issued and
    outstanding 33,310,000 shares in 1998 and 1997........................................         333         333
  Paid-in capital.........................................................................     237,954     230,339
  Accumulated other comprehensive income..................................................        (467)       (218)
  Accumulated deficit.....................................................................    (204,164)    (78,099)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      33,656     152,355
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  348,374  $  307,096
                                                                                            ==========  ==========


                            See accompanying notes to consolidated financial statements.

                                               @ ENTERTAINMENT, INC.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                    1998        1997       1996
                                                                                -----------  ----------  ---------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                              DATA)
Revenues......................................................................  $    61,859  $   38,138  $  24,923

Operating expenses:
  Direct operating expenses (note 13).........................................       61,874      14,621      7,193
  Selling, general and administrative expenses (note 15)......................       74,494      49,893      9,289
  Depreciation and amortization...............................................       26,304      16,294      9,788
                                                                                -----------  ----------  ---------
Total operating expenses......................................................      162,672      80,808     26,270
                                                                                -----------  ----------  ---------
  Operating loss..............................................................     (100,813)    (42,670)    (1,347)
Interest and investment income................................................        3,355       5,754      1,274
Interest expense (note 11)....................................................      (21,957)    (13,902)    (4,687)
Equity in losses of affiliated companies......................................       (6,310)       (368)        --
Foreign exchange loss, net....................................................         (130)     (1,027)      (761)
                                                                                -----------  ----------  ---------
 Loss before income taxes, minority interest and
 extraordinary item...........................................................     (125,855)    (52,213)    (5,521)
Income tax (expense)/benefit (note 10)........................................         (210)        975     (1,273)
Minority interest.............................................................           --      (3,586)     1,890
                                                                                -----------  ----------  ---------
Loss before extraordinary item................................................     (126,065)    (54,824)    (4,904)
Extraordinary item-loss on early extinguishment of debt (note 11).............           --          --     (1,713)
                                                                                -----------  ----------  ---------
  Net loss....................................................................     (126,065)    (54,824)    (6,617)
Accretion of redeemable preferred stock.......................................           --      (2,436)    (2,870)
Preferred stock dividends (note 1)............................................           --          --     (1,738)
(Excess)/deficit of consideration paid for preferred stock (over)/under
  carrying amount (note 1)....................................................           --     (33,806)     3,549
                                                                                -----------  ----------  ---------
Net loss applicable to holders of common stock................................  $  (126,065) $  (91,066) $  (7,676)
                                                                                ===========  ==========  =========
Basic and diluted loss per common share:
  Loss before extraordinary item..............................................  $     (3.78) $    (3.68) $   (0.34)
  Extraordinary item..........................................................           --          --      (0.10)
                                                                                -----------  ----------  ---------
  Net loss (note 14)..........................................................  $     (3.78) $    (3.68) $   (0.44)
                                                                                ===========  ==========  =========


                           See accompanying notes to consolidated financial statements.

                                             @ ENTERTAINMENT, INC.

                                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1998         1997       1996
                                                                                -----------  ----------  ---------
                                                                                          (IN THOUSANDS)
Net loss......................................................................  $  (126,065) $  (54,824) $  (6,617)
Other comprehensive income:
  Translation adjustment......................................................         (249)       (218)        --
                                                                                -----------  ----------  ---------
Comprehensive loss............................................................  $  (126,314) $  (55,042) $  (6,617)
                                                                                ===========  ==========  =========


                           See accompanying notes to consolidated financial statements.

                                                           @ ENTERTAINMENT, INC.
                                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                                                        ACCUMULATED
                                            PREFERRED STOCK            COMMON STOCK                        OTHER
                                        ------------------------  ----------------------   PAID-IN     COMPREHENSIVE    ACCUMULATED
                                          SHARES       AMOUNT      SHARES      AMOUNT      CAPTIAL        INCOME          DEFICIT
                                        -----------  -----------  ---------  -----------  ---------  -----------------  ------------
                                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance January 1, 1996...............         985    $  10,311      11,037   $   4,993   $   1,544      $      --       $  (16,658)
  Net loss............................          --           --          --          --          --                          (6,617)
  Stock dividend......................         166        1,738          --          --      (1,738)            --               --
  Proceeds from issuance of common and
    preferred stock (note 1)..........          --           --       7,911      (4,992)     87,021             --               --
  Cost of issuance (note 1)...........          --           --          --          --      (1,028)            --               --
  Allocation of proceeds to preferred
    (note 1)..........................          --           --          --          --     (32,156)            --               --
  Preferred stock redemption (note
    1)................................      (1,151)     (12,049)         --          --       3,549             --               --
  Accretion of redeemable preferred
    stock (note 1)....................          --           --          --          --      (2,870)            --               --
  Reorganization (note 1).............          --           --   18,929,052        188        (188)                             --
                                        ----------   ----------   ----------  ---------   ---------      ---------       -----------
Balance December 31, 1996.............          --           --   18,948,000        189      54,134             --          (23,275)
  Translation adjustment..............          --           --          --          --          --           (218)              --
  Net loss............................          --           --          --          --          --             --          (54,824)
  Net proceeds from initial public
    offering (note 1).................          --           --   9,500,000          95     183,197             --               --
  Purchase of PCI series A and C
    redeemable preferred stock (note
    1)................................          --           --          --          --     (33,806)            --               --
  Accretion of redeemable preferred
    stock (note 1)....................          --           --          --          --      (2,436)            --               --
  Conversion of series B redeemable
    preferred stock (note 1)..........          --           --   4,862,000          49      11,148             --               --
  Stock option compensation expense
    (note 15).........................          --           --          --          --      18,102             --               --
                                        ----------   ----------   ---------   ---------   ---------      ---------       -----------
Balance December 31, 1997.............          --           --   33,310,000        333     230,339           (218)         (78,099)
  Translation adjustment..............          --           --          --          --          --           (249)              --
  Net loss............................          --           --          --          --          --             --         (126,065)
  Warrants attached to Senior Discount
    Notes (note 11)...................          --           --          --          --       7,615             --               --
                                        ----------   ----------   ---------   ---------   ---------      ---------       -----------
Balance December 31, 1998.............          --    $      --   33,310,000  $     333   $ 237,954      $    (467)      $ (204,164)
                                        ==========   ==========   ==========  =========   =========      =========       ==========

                                          TOTAL
                                        ---------
Balance January 1, 1996...............  $     190
  Net loss............................     (6,617)
  Stock dividend......................         --
  Proceeds from issuance of common and
    preferred stock (note 1)..........     82,029
  Cost of issuance (note 1)...........     (1,028)
  Allocation of proceeds to preferred
    (note 1)..........................    (32,156)
  Preferred stock redemption (note
    1)................................     (8,500)
  Accretion of redeemable preferred
    stock (note 1)....................     (2,870)
  Reorganization (note 1).............         --
                                        ---------
Balance December 31, 1996.............     31,048
  Translation adjustment..............       (218)
  Net loss............................    (54,824)
  Net proceeds from initial public
    offering (note 1).................    183,292
  Purchase of PCI series A and C
    redeemable preferred stock (note
    1)................................    (33,806)
  Accretion of redeemable preferred
    stock (note 1)....................     (2,436)
  Conversion of series B redeemable
    preferred stock (note 1)..........     11,197
  Stock option compensation expense
    (note 15).........................     18,102
                                        ---------
Balance December 31, 1997.............    152,355
  Translation adjustment..............       (249)
  Net loss............................   (126,065)
  Warrants attached to Senior Discount
    Notes (note 11)...................      7,615
                                        ---------
Balance December 31, 1998.............  $  33,656
                                        =========

          See accompanying notes to consolidated financial statements.

                                               @ ENTERTAINMENT, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                    1998        1997      1996
                                                                                 ----------  ---------  ---------
                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.....................................................................  $ (126,065) $ (54,824) $  (6,617)
  Adjustments to reconcile net loss to net cash (used in)/ provided by operating activities:
    Minority interest..........................................................          --      3,586     (1,890)
    Depreciation and amortization..............................................      26,304     16,294      9,788
    Amortization of notes payable discount and issue costs.....................       9,182      1,040        166
    Non-cash portion of extraordinary item.....................................          --         --      1,566
    Gain on sale of investment securities......................................          --       (358)        --
    Non-cash stock option compensation expense.................................          --     18,102         --
    Equity in profits of affiliated companies..................................       6,310        368         --
    Other......................................................................       2,196         --         --
    Changes in operating assets and liabilities:
      Accounts receivable......................................................      (2,780)    (3,191)      (796)
      Other current assets.....................................................      (7,959)    (2,101)    (1,862)
      Programming and broadcast rights.........................................      (8,136)      (894)        --
      Accounts payable and accrued expenses....................................      25,185      5,757      3,379
      Income taxes payable.....................................................       2,026     (2,707)       334
      Accrued interest.........................................................         (35)        --      2,175
      Deferred revenue.........................................................       3,104        155       (131)
                                                                                 ----------  ---------  ---------
        Net cash (used in)/ provided by operating activities...................     (70,668)   (18,773)     6,112
                                                                                 ----------  ---------  ---------
Cash flows from investing activities:
      Construction and purchase of property, plant and equipment...............    (114,992)   (39,643)   (26,581)
      Repayment of notes receivable from affiliates............................          --      2,521         --
      Issuance of notes receivable from affiliates.............................          --       (721)    (2,491)
      Purchase of investment securities........................................          --         --    (25,940)
      Proceeds from maturity of investment securities..........................          --     25,473         --
      Purchase of other assets.................................................          --    (10,200)    (6,000)
      Investments in affiliated companies......................................      (5,228)   (21,420)      (580)
      Purchase of subsidiaries, net of cash received (note 5)..................     (26,990)   (20,852)   (13,269)
                                                                                 ----------  ---------  ---------
        Net cash used in investing activities..................................    (147,210)   (64,842)   (74,861)
                                                                                 ----------  ---------  ---------
Cash flows from financing activities:
      Net proceeds from issuance of stock......................................          --    183,292     81,001
      Redemption of preferred stock............................................          --    (60,000)    (8,500)
      Costs to obtain loans....................................................      (5,960)    (1,749)    (6,513)
      Proceeds from issuance of notes payable..................................     123,985         --    136,074
      Repayment of notes payable...............................................        (398)      (720)   (27,893)
      Proceeds from issuance of warrants.......................................       7,615         --         --
      Repayments to affiliates.................................................          --         --    (39,280)
                                                                                 ----------  ---------  ---------
        Net cash provided by financing activities..............................     125,242    120,823    134,889
                                                                                 ----------  ---------  ---------
        Net (decrease)/increase in cash and cash equivalents...................     (92,636)    37,208     66,140
Cash and cash equivalents at beginning of year.................................     105,691     68,483      2,343
                                                                                 ----------  ---------  ---------
Cash and cash equivalents at end of year.......................................  $   13,055  $ 105,691  $  68,483
                                                                                 ==========  =========  =========
Supplemental cash flow information:
  Cash paid for interest.......................................................  $   13,014  $  12,873  $   2,338
                                                                                 ----------  ---------  ---------
  Cash paid for income taxes...................................................  $      589  $   1,732  $   1,184
                                                                                 ==========  =========  =========

                            See accompanying notes to consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY

     @ Entertainment, Inc. ("@ Entertainment") was established as a Delaware corporation in May 1997. @ Entertainment succeeded Poland Communications, Inc. ("PCI") as the group holding company to facilitate an initial public offering of stock in the United States and internationally. PCI was founded in 1990 by David
T. Chase, a Polish-born investor.

     @ Entertainment, Inc. and its subsidiaries (the "Company") offer pay television services to business and residential customers in Poland. Its revenues are derived primarily from monthly basic and premium service fees for cable and digital satellite direct-to-home ("D-DTH") television services provided primarily to residential, rather than business, customers. In September 1998, the Company launched its D-DTH broadcasting service throughout Poland. In addition to developing and acquiring programming for distribution on its cable and D-DTH television networks, the Company commenced distribution of a branded digital encrypted package of Polish-language programming under the brand name, Wizja TV in June and September 1998 on its cable and D-DTH television networks, respectively.

     At December 31, 1998, @ Entertainment wholly owned PCI, @ Entertainment Programming, Inc. ("@EPI")--United States corporations, At Entertainment Limited ("@EL"), At Entertainment Services Limited ("@ES")--United Kingdom corporations, Sereke Holding B.V. ("Sereke")--a Netherlands corporation and Wizja TV Sp. z o.o., Gound Zero Media Sp. z o.o. ("GZM") and Wizja TV Spoka Produkcyjna Sp. z o.o., which are Polish corporations. PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. @ Entertainment, PCI and PCBV are holding companies that directly or indirectly hold controlling interests in a number of Polish cable television companies, collectively referred to as the "PTK Companies". As of December 31, 1998, substantially all of the assets and operating activities of the Company were located in Poland and the United Kingdom.

     The following is a description of the events leading up to the formation of @Entertainment.

     PCI had outstanding at December 31, 1995, 985 shares of preferred stock, which were convertible into 812 shares of Class A common stock. PCI had the option of redeeming the preferred stock in whole or in part from January 1, 1996 through December 31, 2002. However, as discussed below, the preferred stock was exchanged for new series D preferred stock during March 1996.

     During February 1996, PCI issued to certain stockholders an additional 2,437 shares of Class A common stock in accordance with the provisions of the Shareholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, PCI issued a stock dividend of 166 shares of series A preferred stock to the preferred stock stockholder.

     During March 1996, PCI completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt. The restated certificate of incorporation of PCI authorized a new class of $.01 par common stock, $1 par series A preferred stock, $.01 par series B preferred stock, $.01 par series C preferred stock, and $.01 par series D preferred stock. All shares of Class A and Class B common stock previously issued and outstanding were exchanged for new common stock. All issued and outstanding shares of preferred stock were exchanged for new series D preferred stock, which were subsequently redeemed for $8,500,000. Only common stock and series B preferred stock retained voting rights and only holders of common stock were entitled to receive dividends. Each series of preferred stock had redemption provisions; the series B preferred stock were also convertible into common stock.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY (CONTINUED)

     During March 1996, PCI issued 4,662 shares of common stock, 4,000 shares of series A preferred stock, and 2,500 shares of series B preferred stock to ECO Holdings III Limited Partnership ("ECO") in exchange for $65,000,000; and 2,000 shares of series C preferred stock and 812 shares of common stock were issued to Polish Investments Holding Limited Partnership ("PIHLP") in exchange for $17,029,000.

     The PCI series A, series B and series C preferred stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the PCI series A, series B and series C preferred stock may be redeemed at any time in whole or in part at a redemption price per share of $10,000. Prior to the mandatory redemption of the PCI series B preferred stock, the holders of any shares of PCI series B preferred stock had the option to convert their shares to 4,862 shares of PCI common stock. The preferred stock was recorded at its mandatory redemption value on October 31, 2004, discounted at 12%, of $32,156,000.

     On June 22, 1997, all the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement. Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO transferred all of the outstanding shares of PCI's series B preferred stock to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended. Each holder of PCI's common stock received 1,000 shares of common stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's series B preferred stock in exchange for its shares of PCI's series B preferred stock. @Entertainment's series B preferred stock has identical rights and preferences to those of PCI's series B preferred stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment's series B preferred stock automatically converted into 4,862,000 shares of common stock of @Entertainment upon the closing of the initial public offering. The formation of @Entertainment has been accounted for at historical cost in a manner similar to pooling of interest accounting.

     On June 20, 1997, PIHLP transferred all of the outstanding shares of PCI's series C preferred stock to an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment entered into a Purchase Agreement dated June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligated @Entertainment to purchase all of the outstanding shares of PCI's series A preferred stock and series C preferred stock for cash from ECO and the Chase Entity, respectively, at the closing of the IPO. The aggregate purchase price of $60,000,000 for PCI's series A preferred stock and series C preferred stock equaled the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The purchase resulted in a loss applicable to common stockholders of $33,806,000 representing the excess of the consideration paid for the preferred stock over the carrying amount of those shares as of the date of the Reorganization (as defined hereinafter). The aforementioned purchase was funded with a portion of the net proceeds of the IPO.

     The Company periodically accreted, until the date of the purchases described above, from paid-in capital an amount that would provide for the redemption value of the PCI series A, B and C preferred shares at October 31, 2004. The total amounts recorded for accretion for the years ended December 31, 1996 and 1997 were $2,870,000 and $2,436,000, respectively.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY (CONTINUED)

     In June 1997, @Entertainment acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation").

     In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreements were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged for an option to purchase 1,000 shares of @Entertainment's common stock with a proportionate reduction in the per share exercise price.

     The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of common stock and preferred stock of PCI and 100% of @EL.

     On August 5, 1997, the Company consummated an initial public offering of 9,500,000 shares of common stock at a price of $21 per share. Net proceeds to the Company were approximately $183,292,000 after deduction of the underwriting discount and other expenses of the offering.

2. FINANCIAL POSITION AND BASIS OF ACCOUNTING

     The Company generated an operating loss of $100,813,000 and negative cash flows from operations of $70,668,000 for the year ended December 31, 1998, primarily due to the significant costs associated with the development and launch of the Company's D-DTH and programming businesses, promotion of those businesses, and the development, production and acquisition of programming for Wizja TV. Furthermore, the Company expects to experience substantial operating losses and negative cash flows for at least the next two years in association with the expansion of the D-DTH and programming businesses, and the continued development of the cable business. As at December 31, 1998, the Company was committed to pay at least $550,100,000 in guaranteed payments over the next nine years of which at least approximately $254,200,000 million was committed through the end of 2000. As at December 31, 1998 the Company had cash of $13,055,000.

     Given the above noted factors at December 31, 1998, management planned and successfully completed debt and equity offerings in January, 1999 which generated net proceeds to the Company of approximately $154,000,000 (see note
20). The Company believes that the net proceeds of these three recent offerings and cash on hand will provide the Company with sufficient capital to fulfill its current business plan and to fund guaranteed payments until it achieves positive cash flow from operations. The Company's current business plan include the following key assumptions:

(a) achieve rapid penetration of the Polish market by distributing D-DTH Reception Units to 380,000 initial subscribers at prices significantly decreased by promotional incentives. The Company continues to review its business plan with respect to the level of promotional incentives it will provide. During 1998 the Company reduced its plans with respect to the initial subscribers receiving significant promotional incentives from 500,000 to 380,000.

(b) the requirement to purchase 500,000 D-DTH Reception Units from Philips prior to June 30, 2000. The Company continues to re-negotiate the terms of their agreement with Philips, and during 1998 negotiated an extension of the date by which the 500,000 Reception Units must be purchased, from December 31, 1999 to June 30, 2000.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

2. FINANCIAL POSITION AND BASIS OF ACCOUNTING (CONTINUED)

(c) a change in the cable strategy focus from acquisition and build-out of cable networks to increased subscriber penetration in existing networks. While the Company still plans build-out of the cable network in strategic areas, the Company believes the most profitable means of expanding its cable television business is to leverage its investment in its cable networks by increasing the percentage of homes passed which subscribe in its regional clusters.

     Should management decide to change their business plan, including changes in the above noted assumptions, they are confident that they can raise additional financing. Future sources of financing for the Company could include public or private debt or equity offerings or bank financing or any combination thereof, subject to the restrictions contained in the indentures governing the Company's senior outstanding indebtedness. However, there can be no assurance that the Company will be able to do so on satisfactory terms, if at all.

     Based on the above noted financial position and business plans, management is confident that they will be able to continue as a going concern through June 30, 2000. Accordingly, these consolidated financial statements have been prepared on a going concern basis which contemplates the continuation and expansion of trading activities as well as the realization of assets and liquidation of liabilities in the ordinary course of business.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

     The consolidated financial statements include the financial statements of @ Entertainment, Inc. and its wholly owned and majority owned subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has the ability to influence the appointment of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and other short-term investments with original maturates of less than three months.

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates.

REVENUE RECOGNITION

     CABLE TELEVISION REVENUES:

     Revenue from subscription fees is recognized on a monthly basis as the service is provided. Installation fee revenue for connection to the Company's cable television system, is recognized to the extent of direct selling costs and

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the balance is deferred and amortized to income over the estimated average period that new subscribers are expected to remain connected to the systems.

     D-DTH SUBSCRIPTION REVENUES:

     During 1998, the Company commenced sale of its Wizja TV Package (consisting of a one-year rental of a D-DTH reception system, installation and a one-year subscription to the Company's D-DTH service) to retail customers for one up-front payment at the time of installation. The Company recognizes subscription revenues at the time of installation to the extent of direct selling costs incurred, and the balance is deferred and amortized to income over the remaining term of the subscription.

     OTHER REVENUES:

     Advertising revenues are recognized when advertisements are aired under broadcast contracts.

TAXATION

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     U.S. TAXATION:

     The Company and PCI are subject to U.S. federal income taxation on their worldwide income. The Polish, United Kingdom and Netherlands corporations are foreign corporations which are not expected to be engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

     FOREIGN TAXATION:

     The Polish companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the Polish companies are exempt from import duties on certain in-kind capital contributions.

     The Polish companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment includes assets used in the development and operation of the Company's D-DTH and cable television systems and set-top boxes. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in D-DTH and cable television systems. When material, the Company capitalizes interest costs incurred during the period of construction in accordance with SFAS No. 34, "CAPITALIZATION OF INTEREST COST". During 1998, the

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company capitalized approximately $664,000 in interest. During 1997 and 1996, no interest costs were capitalized.

     Cable and D-DTH subscriber related costs and general and administrative expenses are charged to operations when incurred.

     Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

Cable television system assets...................................  10 years
D-DTH system assets..............................................  5 years
Settop boxes.....................................................  5 years
Vehicles.........................................................  5 years
                                                                   5-10
Other property, plant and equipment..............................  years


INVENTORIES FOR CONSTRUCTION

     Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to construction in the various cable television systems.

GOODWILL AND OTHER INTANGIBLES

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally ten years, with the exception of amounts paid relating to non-compete agreements. The portion of the purchase price relating to the non-compete agreements is amortized over the term of the underlying agreements, generally five years.

     Through its subsidiaries, the Company has entered into lease agreements with the Polish national telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

PROGRAMMING AND BROADCAST RIGHTS

     During 1997 and 1998, the Company entered into contracts for the purchase of certain exhibition or broadcast rights. Broadcast or exhibition rights consist principally of rights to broadcast syndicated programs, sports and feature films and are accounted for as a purchase of rights by the licensee. The asset and liability for the rights acquired and obligations incurred under a license agreement are reported by the Company, at the gross amount of the liability, when the license period begins and certain specified conditions have been met, in accordance with the guidelines established within SFAS No. 63, "FINANCIAL REPORTING BY BROADCASTERS".

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED FINANCING COSTS

     Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the effective interest method. The amortization of deferred financing costs is included in interest expense.

INVESTMENTS IN AFFILIATED COMPANIES

     Investments in affiliated companies are accounted for using the equity method. Where the purchase price exceeds the fair value of the Company's percentage of net assets acquired, the difference is amortized over the expected period to be benefited as a charge to equity in profits of affiliated companies. Where the expected period to be benefited is limited by licensing agreements, the difference is amortized over the term of the licensing agreement.

MINORITY INTEREST

     Recognition of the minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the equity of those consolidated subsidiaries.

STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", which gives companies the option to adopt the fair value based method for expense recognition of employee stock options and other stock-based awards or to account for such items using the intrinsic value method as outlined under APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", with pro forma disclosure of net loss and loss per share as if the fair value method had been applied. The Company has elected to apply APB Opinion No. 25 and related interpretations for stock options and other stock-based awards.

FOREIGN CURRENCIES

     Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at the rates of exchange at balance sheet date. Gains and losses on foreign currency transactions are included in the consolidated statement of operations.

     The financial statements of foreign subsidiaries are translated to U.S. dollars using (i) exchange rates in effect at period end for assets and liabilities, and (ii) average exchange rates during the period for results of operations. Adjustments resulting from translation of financial statements are reflected in accumulated other comprehensive income as a separate component of stockholders' equity.

     Effective January 1, 1998, Poland is no longer deemed to be a highly inflationary economy. In accordance with this change, the Company established a new functional currency basis for non-monetary items of its Polish subsidiaries in accordance with guidelines established within EITF Issue 92-4, "ACCOUNTING FOR A CHANGE IN FUNCTIONAL CURRENCY WHEN AN ECONOMY CEASES TO BE CONSIDERED HIGHLY INFLATIONARY". That basis is computed by translating the historical reporting currency amounts of non-monetary items into the local currency at current exchange rates. As a result of this change, the Company's functional currency bases exceeded the local currency tax bases of nonmonetary items. The difference between the new functional currency and the tax bases have been recognized as temporary differences.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Prior to January 1, 1998 the financial statements of foreign subsidiaries were translated into U.S. dollars using (i) exchange rates in effect at period end for monetary assets and liabilities, (ii) exchange rates in effect at transaction dates (historical rates) for non monetary assets and liabilities, and (iii) average exchange rates during the period for revenues and expenses, other than those revenues and expenses that relate to non monetary assets and liabilities (primarily amortization of fixed assets and intangibles) which are translated using the historical exchange rates applicable to those non monetary assets and liabilities. Adjustments resulting from translation of financial statements were reflected as foreign exchange gains or losses in the consolidated statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value Of Financial Instruments" requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets, for which it is practicable to estimate fair value.

     The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and notes payable.

     At December 31, 1998 and 1997, the carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

     At December 31, 1998, the fair value of the Company's notes payable balance approximates $230,194,000 based on the last trading price of the notes payable in 1998.

     At December 31, 1997, the fair value of the Company's notes payable approximated $128,420,000 based on the last trading price of the notes payable in 1997.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the recoverability of long-lived assets (mainly property, plant and equipment, intangibles and certain other assets) on a regular basis by determining whether the carrying value of the assets can be recovered over the remaining lives through projected undiscounted future operating cash flows, expected to be generated by such assets. If an impairment in value is estimated to have occurred, the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

COMMITMENTS AND CONTINGENCIES

     Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

ADVERTISING COSTS

     All advertising costs of the Company are expensed as incurred.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

     Certain amounts have been reclassified in the prior year consolidated financial statements to conform to the 1998 consolidated financial statement presentation.

4. VALUATION AND QUALIFYING ACCOUNTS

                                                            ADDITIONS
                                             BALANCE AT    CHARGED TO     AMOUNTS     BALANCE AT
                                              JANUARY 1      EXPENSE    WRITTEN OFF   DECEMBER 31
                                            -------------  -----------  -----------  -------------
                                                                (IN THOUSANDS)
1996
Allowance for Doubtful Accounts...........    $     510     $     358    $     323     $     545
1997
Allowance for Doubtful Accounts...........    $     545     $     494    $     273     $     766
1998
Allowance for Doubtful Accounts...........    $     766     $   1,383    $   1,054     $   1,095

5. ACQUISITIONS

     During 1998, the Company made several acquisitions of which details follow. In each case, the acquisition was accounted for using the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based on their proportionate share of fair values on the date of acquisition and any excess to goodwill. The results of operations of each of the businesses acquired are included in the Company's consolidated financial statements since the date of acquisition.

     In February 1998, PCI acquired a cable television business for an aggregate consideration of approximately $1,574,000. The purchase price exceeded the fair value of the net liabilities acquired by approximately $2,041,000. In association with this acquisition, the Company assumed a $2,150,000 loan from Bank Rozwoju Exportu S.A. (refer to note 11).

     In February and March 1998, the Company acquired the remaining 55% equity interest in an affiliated company for approximately $9,389,000. The purchase price exceeded the fair value of the net liabilities acquired by approximately $9,945,000.

     On July 16, 1998, the Company purchased the remaining 45.25% interest in a subsidiary of the Company which was held by unaffiliated third parties for an aggregate purchase price of approximately $10,655,000, of which approximately $9,490,000 relates to non-compete agreements. The purchase price, excluding the amount paid relating to the non-compete agreements, exceeded the fair value of the assets acquired by $604,000. The portion of the purchase price relating to the non-compete agreements will be amortized over the five-year term of the agreements.

     On August 15, 1998, PCI purchased the remaining approximately 50% minority interest in a subsidiary of the Company which was held by unaffiliated third parties for aggregate consideration of approximately $5,372,000. The purchase price exceeded the fair value of the assets acquired by $1,104,000.

     Additionally, during 1998 the Company acquired certain cable television system assets and subscriber lists for aggregate consideration of approximately $2,000,000. The purchase price did not materially exceed the fair value of the assets acquired.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

5. ACQUISITIONS (CONTINUED)

     Had these acquisitions occurred on January 1, 1997, the Company's pro-forma consolidated results for the years ended December 31, 1998 and 1997, would not be materially different from those presented in the consolidated statements of operations.

     Effective January 1, 1997, PCI acquired the remaining 51% of a subsidiary company for aggregate consideration of approximately $9,927,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess to goodwill. The purchase price exceeded the fair value of the net assets acquired by approximately $5,556,000.

     In May 1997, PCI acquired a 54.75% ownership interest in a cable television company for aggregate consideration of approximately $10,925,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess as goodwill. The results of the acquired company have been included with the Company's results since the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $9,910,000. Included in minority interest at December 31, 1997 is approximately $450,000 relating to the acquisition of this subsidiary.

     During 1997, the Company acquired certain cable television system assets and subscriber lists for aggregate consideration of approximately $3,200,000. The acquisitions have been accounted for as fixed asset purchases with the purchase price allocated among the fixed assets acquired based upon their fair values at the dates of acquisition and any excess to goodwill. The purchase prices exceeded the fair value of the assets acquired by approximately $548,000.

     During 1996, the Company acquired substantially all of the cable television system assets of twenty-six cable television companies for aggregate consideration of approximately $15,600,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at the date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since their dates of acquisition. The purchase prices exceeded the fair value of the net assets acquired by approximately $5,800,000.

6. PROGRAMMING AND BROADCAST RIGHTS

     Programming and broadcast rights include approximately $9,030,000 and $894,000 related to certain broadcast rights purchased as of December 31, 1998 and 1997, respectively, but not yet available for viewing.

7. OTHER CURRENT AND NON-CURRENT ASSETS

     Included in other current assets are $8,785,000 and $1,322,000 of VAT receivables as of December 31, 1998 and 1997, respectively.

     Also included in other current assets at December 31, 1998 and 1997 are prepayments of $8,300,000 and $9,000,000, respectively, to Philips Business Electronics B.V. ("Philips") toward the supply of decoders, satellite dishes and services used in the Company's D-DTH satellite transmission system ("Reception Systems").

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

7. OTHER CURRENT AND NON-CURRENT ASSETS (CONTINUED)

     Included in other non-current assets at December 31, 1998 and 1997 are deferred financing costs of $12,146,000 and $7,122,000, respectively relating to the Company's notes payable (refer to note 11).

     Included in other non-current assets at December 31, 1997 is a prepayment of approximately $1,200,000 toward the formation of a programming related joint venture with World Shopping Network Plc. As a final agreement was never consummated, the amount was expensed in 1998.

8. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                              (IN THOUSANDS)
Conduit and franchise agreements........................................  $   5,409  $   5,391
Goodwill................................................................     27,510     13,338
Non-compete agreements..................................................     19,006      9,406
Other...................................................................      1,336      1,543
                                                                          ---------  ---------
                                                                             53,261     29,678
Less accumulated amortization...........................................     (9,609)    (3,360)
                                                                          ---------  ---------
Net intangible assets...................................................  $  43,652  $  26,318
                                                                          =========  =========

9. INVESTMENTS IN AFFILIATED COMPANIES

     Investment in affiliated companies at December 31, 1998 consist of 20% of the common stock of Fox Kids Poland Ltd. ("FKP") and 50% of the common stock of Twoj Styl Sp. z o.o. ("Twoj Styl"). At December 31, 1997 investments in affiliated companies also included 45% of the common stock of GZM. During 1998, the Company acquired the remaining interest in GZM (refer to note 5).

     In December 1997, the Company acquired a 20% interest in FKP, a joint venture formed to provide programming to the Company for an aggregate purchase price of approximately $10,000,000. The purchase price exceeded the fair value of the Company's ownership percentage of net assets by approximately $10,000,000. This difference is being amortized over five years as a charge to equity in profits of affiliated companies. During 1998, the Company contributed an additional $4,926,000 to the joint venture which was accounted for as an additional investment in affiliated companies. For the years ended December 31, 1998 and 1997, the Company recorded losses related to this investment of $6,343,000 and $0, respectively.

     In December 1997, the Company acquired a 50% interest in Twoj Styl, a magazine publishing company for an aggregate purchase price of approximately $11,100,000. In 1998, the Company paid approximately $302,000 for stamp duty and professional fees, which was added to the cost of the investment. The purchase price exceeded the fair value of the Company's ownership percentage of net assets by approximately $9,600,000. This difference is being amortized over ten years as a charge to equity in profits of affiliated companies. For the years ended December 31, 1998 and 1997, the Company recorded a (loss)/profit related to this investment of $(181,000) and $152,000, respectively. In addition, the Company agreed to provide additional future financing to Twoj Styl, either debt or equity, of up to $7,700,000 to develop Polish-language programming and

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

9. INVESTMENTS IN AFFILIATED COMPANIES (CONTINUED)

ancillary services. As of December 31, 1998, no additional financing had been provided.

     It was not practicable to estimate the market value of the investments in affiliated companies due to the nature of these investments, the relatively short existence of the affiliated companies and the absence of quoted market price for the affiliated companies.

10. INCOME TAXES

     Income tax (expense)/benefit consists of:

                                                                CURRENT    DEFERRED     TOTAL
                                                               ---------  ----------  ---------
                                                                        (IN THOUSANDS)
Year ended December 31, 1998:
  U.S. Federal...............................................  $      --  $       --  $      --
  State and local............................................         --          --         --
  Foreign....................................................       (210)         --       (210)
                                                               ---------  ----------  ---------
                                                               $    (210) $       --  $    (210)
                                                               =========  ==========  =========
Year ended December 31, 1997:
  U.S. Federal...............................................  $   1,438  $       --  $   1,438
  State and local............................................         --          --         --
  Foreign....................................................       (463)         --       (463)
                                                               ---------  ----------  ---------
                                                               $     975  $       --  $     975
                                                               =========  ==========  =========
Year ended December 31, 1996:
  U.S. Federal...............................................  $    (714) $       --  $    (714)
  State and local............................................       (531)         --       (531)
  Foreign....................................................        (28)         --        (28)
                                                               ---------  ----------  ---------
                                                               $  (1,273) $       --  $  (1,273)
                                                               =========  ==========  =========

    Sources of loss before income taxes and minority interest are presented as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1998         1997       1996
                                                            -----------  ----------  ---------
                                                                      (IN THOUSANDS)
Domestic loss.............................................  $   (52,341) $  (20,628) $  (2,602)
Foreign loss..............................................      (73,154)    (31,585)    (4,632)
                                                            -----------  ----------  ---------
                                                            $  (125,855) $  (52,213) $  (7,234)
                                                            ===========  ==========  =========

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

10. INCOME TAXES (CONTINUED)

     Income tax (expense)/benefit for the years ended December 31, 1998, 1997, and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss as a result of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1998        1997       1996
                                                              ----------  ----------  ---------
                                                                       (IN THOUSANDS)
Computed "expected" tax benefit.............................  $   43,061  $   17,752  $   2,460
Non-deductible expenses.....................................      (1,635)       (101)       (17)
Change in valuation allowance...............................     (30,299)    (15,424)    (3,504)
Adjustment for change in functional currency bases..........     (11,311)         --         --
Adjustment to deferred tax asset
  for enacted changes in tax rates..........................        (695)       (789)        --
Foreign tax rate differences................................         606        (463)      (184)
Other.......................................................          63          --        (28)
                                                              ----------  ----------  ---------
                                                              $     (210) $      975  $  (1,273)
                                                              ==========  ==========  =========

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                             1998       1997
                                                                          ----------  ---------
                                                                             (IN THOUSANDS)
Deferred tax assets:
  Foreign net operating loss carryforward...............................  $   27,930  $   6,471
  Domestic net operating loss carry forward.............................       7,459         --
  Interest income.......................................................       2,650      1,946
  Service revenue.......................................................       2,101      1,948
  Accrued liabilities...................................................       4,061      2,964
  Deferred costs........................................................       6,447      2,001
  Stock options.........................................................       2,950      2,950
  Deferred interest.....................................................       2,183         --
  Unrealized foreign exchange losses....................................       9,066      5,614
  Other.................................................................       1,393        139
                                                                          ----------  ---------
Total gross deferred tax assets.........................................      66,240     24,033
Less valuation allowance................................................     (54,332)   (24,033)
                                                                          ----------  ---------
Net deferred tax assets.................................................  $   11,908  $      --
                                                                          ==========  =========
Deferred tax liabilities:
  Fixed assets depreciation.............................................  $  (11,786) $      --
  Other.................................................................        (122)        --
                                                                          ----------  ---------
  Total gross deferred tax liabilities..................................  $  (11,908) $      --
                                                                          ==========  =========
  Net deferred tax liability............................................  $       --  $      --
                                                                          ==========  =========

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

10. INCOME TAXES (CONTINUED)

     The net increase in the valuation allowance for the years ended December 31, 1998, 1997 and 1996 was $30,299,000, $3,504,000 and $667,000, respectively.
In assessing the realiability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1998.

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1998 will be reported in the consolidated statement of operations.

     Foreign loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. For losses incurred in U.S. taxable years prior to 1998, loss carryforwards can be applied against taxable income three years retroactively and fifteen years into the future. For losses incurred in U.S. taxable years from 1998, loss carryforwards can be applied against taxable income two years retroactively and twenty years into the future.

     At  December  31,  1998,   the  Company  has  foreign  net  operating  loss
carryforwards of approximately $104,087,000, which will expire as follows:

                                                                                          (IN
YEAR ENDING DECEMBER 31,                                                              THOUSANDS)
-----------------------------------------------------------------------------------  -------------
1999...............................................................................   $    28,066
2000...............................................................................        26,814
2001 and thereafter................................................................        49,207
                                                                                     -------------
                                                                                      $   104,087
                                                                                      ===========

11. NOTES PAYABLE

     Notes payable consist of the following:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
@ Entertainment Notes, net of discount.......................................................  $ 125,513  $      --
PCI Notes, net of discount...................................................................    129,627    129,578
American Bank in Poland S.A. ("AmerBank") revolving credit loan..............................      6,500         --
Bank Rozwoju Exportu S.A. Deutsche--Mark facility............................................      1,912         --
Other........................................................................................        402        532
                                                                                               ---------  ---------
                                                                                                 263,954    130,110
less: current portion........................................................................      6,500         --
Notes payable, net of current portion........................................................  $ 257,454  $ 130,110
                                                                                               =========  =========

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

@ ENTERTAINMENT NOTES

     On July 14, 1998, the Company sold 252,000 units (collectively, the "Units") to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes (the "Notes") due 2008 and four warrants (each a "Warrant"), each initially entitling the holder thereof to purchase 1.81 shares of common stock, par value $0.01 per share (the "Common Stock") at an exercise price of $13.20 per share, subject to adjustment.

     The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $125,100,000 of which $117,485,000 has been allocated to the initial accreted value of the Notes and approximately $7,615,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants was accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $118,972,000.

     The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to July 15, 2003. Thereafter cash interest will accrue at a rate of 14.5% per annum and will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. The Notes will mature on July 15, 2008. At any time prior to July 15, 2001, the Company may redeem up to a maximum of 25% of the originally issued aggregate principal amount at maturity of the Notes at a redemption price equal to 114.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 75% of the originally issued aggregate principal amount at maturity of the Notes remains outstanding immediately after giving effect to such redemption. The effective interest rate of the Notes is approximately 16.5%.

     The Warrants initially entitle the holders thereof to purchase an aggregate of 1,824,514 shares of Common Stock, representing, in the aggregate, approximately 5% of the outstanding Common Stock on a fully-diluted basis immediately after giving effect to the sale of the Units. The Warrants are exercisable at any time and will expire on July 15, 2008.

     Pursuant to the Indenture governing the Notes (the "Indenture"), the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries;
(iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets;
(ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

PCI NOTES

     On October 31, 1996, PCI sold $130,000,000 aggregate principal amount of Senior Notes ("PCI Notes") to an initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. In June 1997, substantially all of the outstanding PCI Notes were exchanged for an equal aggregate principal amount of publicly-registered PCI Notes.

     The PCI Notes have an interest rate of 9 7/8% and a maturity date of November 1, 2003. Interest is paid on the PCI Notes on May 1 and November 1 of each year. As of December 31, 1998 and 1997 the Company accrued interest expense of $2,140,000 and $2,175,000, respectively.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

     Prior to November 1, 1999, PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the PCI Notes with some or all of the net proceeds of one or more public equity offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the PCI Notes remains outstanding.

     The PCI Notes are net of unamortized discount of $373,000 and $422,000 at December 31, 1998 and 1997, respectively. The effective interest rate of the PCI Notes is approximately 11.3%.

     PCI has pledged to State Street Bank and Trust Company, the trustee for the PCI Notes (for the benefit of the holders of the PCI Notes) intercompany notes issued by PCBV, of a minimum aggregate principal amount (together with cash and cash equivalents of PCI), equal to at least 110% of the outstanding principal amount of the PCI Notes, and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the PCI Notes. Notes payable from PCBV to PCI were $160,450,000 and $134,509,000 at December 31, 1998 and 1997,
respectively.

     Pursuant to the PCI Indenture, PCI is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of PCI Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

     Condensed parent only financial statements of @ Entertainment, Inc. are provided in Note 12 in compliance with the requirements of Rules 5-04 and 12-04 of the Securities and Exchange Commission's Regulation S-X.

AMERICAN BANK IN POLAND S.A. REVOLVING CREDIT LOAN

     The revolving credit loan allowing the Company to borrow up to a maximum principal amount of $6,500,000 on or before December 31, 1998, was fully drawn as of December 31, 1998. The facility bears interest at LIBOR plus 3.0% (8.0% as at December 31, 1998), is repayable in full on August 20, 1999, and is secured by promissory notes en blanc from certain of the Company's subsidiaries, and pledges of the shares of certain of the Company's subsidiaries.

BANK ROZWOJU EKSPORTU S.A. DEUTSCHE-MARK FACILITY

     The Deutsche-Mark facility represents a credit facility of DM 3,948,615 of which approximately DM 3,204,000 was outstanding at December 31, 1998. The facility bears interest at LIBOR plus 2.0% (5.3% as at December 31, 1998), is repayable in full on December 27, 2002, and is ultimately secured by a pledge of the common shares of one of the Company's subsidiaries.

     Interest   expense   relating  to  notes   payable  was  in  the  aggregate
approximately  $21,535,000,  $13,902,000  and  $4,687,000  for the  years  ended
December 31, 1998, 1997 and 1996, respectively.

     During 1996, the Company recorded an extraordinary loss related to the early retirement of debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and a $1,566,000 write-off of deferred financing costs.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

12. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ ENTERTAINMENT

     The following parent only condensed financial statements were prepared in accordance with generally accepted accounting principles in the United States of America in a manner consistent with the consolidated financial statements except that all subsidiaries have been accounted for under the equity method. The parent only condensed financial statements as of and for periods prior to the Reorganization represent those of PCI.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1998         1997         1996
                                                                                 ---------  -------------  ---------
                                                                                           (IN THOUSANDS)
Operating costs and expenses:
Selling, general and administrative expenses...................................  $   8,700    $  14,662    $   1,061
                                                                                 ---------  -------------  ---------
Operating loss.................................................................     (8,700)     (14,662)      (1,061)
Interest and investment income.................................................      8,458        2,489        1,076
Interest expense...............................................................     (8,608)          --       (2,612)
Foreign exchange gain, net.....................................................         36           --           --
Equity in losses of affiliated companies.......................................   (117,251)     (42,651)      (2,775)
                                                                                 ---------  -------------  ---------
Loss before income taxes.......................................................   (126,065)     (54,824)      (5,372)
Income tax expense.............................................................         --           --       (1,245)
                                                                                 ---------  -------------  ---------
Net loss.......................................................................   (126,065)     (54,824)      (6,617)
Accretion of redeemable preferred stock........................................         --       (2,436)      (2,870)
Preferred stock dividend.......................................................         --           --       (1,738)
(Excess)/ deficit of carrying value of preferred
  stock (over)/ under consideration paid.......................................         --      (33,806)       3,549
                                                                                 ---------  -------------  ---------
Net loss applicable to holders of common stock.................................  $(126,065)   $ (91,066)   $  (7,676)
                                                                                 =========    =========    =========

                   CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Net loss.........................................................................  $(126,065) $ (54,824) $  (6,617)
Other comprehensive income:
  Translation adjustment.........................................................       (249)      (218)        --
                                                                                   ---------  ---------  ---------
                                                                                   $(126,314) $ (55,042) $  (6,617)
                                                                                   =========  =========  =========

                             @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

                            CONDENSED BALANCE SHEETS

12. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT (CONTINUED)

                                                                                                DECEMBER 31,
                                                                                           -----------------------
                                                                                              1998         1997
                                                                                           -----------  ----------
                                                                                               (IN THOUSANDS)
                                               ASSETS

Cash and cash equivalents................................................................  $     3,070  $   71,565
Accounts receivable, net.................................................................          168         290
Other current assets.....................................................................        1,123          74
                                                                                           -----------  ----------
    Total current assets.................................................................        4,361      71,929

Other assets.............................................................................       17,230      11,252
Net investment in restricted net assets of wholly-owned subsidiaries.....................      102,344     121,977
Net investment in unrestricted net assets of wholly-owned subsidiaries...................       37,312     (51,822)
                                                                                           -----------  ----------
Total assets.............................................................................  $   161,247  $  153,336
                                                                                           ===========  ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses....................................................  $     2,078  $      981
Notes payable............................................................................      125,513          --
                                                                                           -----------  ----------
Total liabilities........................................................................      127,591         981

Stockholders' equity:
  Preferred stock, $0.01 par value; Authorized 20,000,000 shares; none issued and
    outstanding..........................................................................           --          --
  Common stock, $.01 par value; Authorized 70,000,000 shares in 1998 and 1997; issued and
    outstanding 33,310,000 shares in 1998 and 1997.......................................          333         333
  Paid-in capital........................................................................      237,954     230,339
  Accumulated other comprehensive income.................................................         (467)       (218)
  Accumulated deficit....................................................................     (204,164)    (78,099)
                                                                                           -----------  ----------
Total stockholders' equity...............................................................       33,656     152,355
                                                                                           -----------  ----------
Total liabilities and stockholders' equity...............................................  $   161,247  $  153,336
                                                                                           ===========  ==========

                              @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

             CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

12. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT (CONTINUED)

                          PREFERRED STOCK           COMMON STOCK                  ACCUMULATED OTHER
                       ----------------------  ----------------------   PAID-IN     COMPREHENSIVE    ACCUMULATED
                         SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL        INCOME          DEFICIT       TOTAL
                       -----------  ---------  ---------  -----------  ---------  -----------------  ------------  ---------
                                                       (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance January 1,
1996.................         985   $  10,311      11,037  $   4,993   $   1,544      $      --       $  (16,658)  $     190
  Net loss...........          --          --          --         --          --             --           (6,617)     (6,617)
  Stock dividend.....         166       1,738          --         --      (1,738)            --               --          --
  Issuance of
    stock............          --          --       7,911     (4,992)     53,837             --               --      48,845
  Preferred stock
    redemption.......      (1,151)    (12,049)         --         --       3,549             --               --      (8,500)
  Accretion of
    redeemable
    preferred
    stock............          --          --          --         --      (2,870)            --               --      (2,870)
  Reorganization.....          --          --  18,929,052        188        (188)            --               --          --
                       ----------   ---------  ----------  ---------   ---------      ---------       ----------   ---------
Balance January 1,
1997.................          --   $      --  18,948,000  $     189   $  54,134      $      --       $  (23,275)  $  31,048
  Net loss...........          --          --          --         --          --             --          (54,824)    (54,824)
  Translation
    adjustment.......          --          --          --         --          --           (218)              --        (218)
  Net proceeds from
    initial public
    offering.........          --          --   9,500,000         95     183,197             --               --     183,292
  Purchase of PCI
    series A and C
    redeemable
    preferred
    stock............          --          --          --         --     (33,806)            --               --     (33,806)
  Accretion of
    redeemable
    preferred
    stock............          --          --          --         --      (2,436)            --               --      (2,436)
  Conversion of
    series B
    redeemable
    preferred
    stock............          --          --   4,862,000         49      11,148             --               --      11,197
  Stock option
    compensation
    expense..........          --          --          --         --      18,102             --               --      18,102
                       ----------   ---------  ----------  ---------   ---------      ---------       ----------   ---------
Balance December 31,
1997.................          --   $      --  33,310,000  $     333   $ 230,339      $    (218)      $  (78,099)  $ 152,573
  Net loss...........          --          --          --         --          --             --         (126,065)   (126,065)
  Translation
    adjustment.......          --          --          --         --          --           (249)              --        (249)
  Warrants attached
    to Senior
    Discount Notes...          --          --          --         --       7,615             --               --       7,615
                       ----------   ---------  ----------  ---------   ---------      ---------       ----------   ---------
Balance December 31,
1998.................          --   $      --  33,310,000  $     333   $ 237,954      $    (467)      $ (204,164)  $  34,123
                       ==========   =========  ==========  =========   =========      =========       ==========   =========

                             @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

12. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ ENTERTAINMENT (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  -----------
                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................................  $  (126,065) $  (54,824)      (6,617)
  Adjustments to reconcile net loss to
  net cash (used in) provided by operating activities:
    Amortization of notes payable discount and issue costs..................        8,301       1,040          164
    Loss of subsidiaries....................................................      117,070      42,651       12,862
    Gain on sale of investment securities...................................           --        (358)          --
    Non-cash stock option compensation expense..............................           --       8,677           --
    Equity in losses of affiliated companies................................         (181)         --           --
  Changes in operating assets and liabilities:
      Accounts receivable...................................................          122        (142)         (35)
      Other current assets..................................................       (1,049)        114       (1,300)
      Other assets..........................................................         (121)         --           --
      Accounts payable and accrued expenses.................................        1,097      (2,008)       2,855
      Income taxes payable..................................................           --      (4,472)       4,472
                                                                              -----------  ----------  -----------
        Net cash (used in)/provided by operating activities.................         (826)     (9,322)      12,401
                                                                              -----------  ----------  -----------
Cash flows from investing activities:
      Proceeds from maturity of investment securities.......................           --      25,473      (25,115)
      Investment in, and loans and advances to affiliated companies.........     (186,809)   (111,670)    (122,337)
      Purchase of other assets..............................................           --     (11,252)      (8,200)
                                                                              -----------  ----------  -----------
        Net cash used in investing activities...............................     (186,809)    (97,449)    (155,652)
                                                                              -----------  ----------  -----------
Cash flows from financing activities:
      Net proceeds from issuance of stock...................................           --     183,292       81,001
      Redemption of preferred stock.........................................           --     (60,000)      (8,500)
      Costs to obtain loans.................................................       (5,960)         --       (6,513)
      Proceeds from issuance of notes payable...............................      117,485          --      136,074
      Proceeds from issuance of warrants....................................        7,615          --           --
      Repayment of notes payable............................................           --          --      (10,000)
                                                                              -----------  ----------  -----------
        Net cash provided by financing activities...........................      119,140     123,292      192,062
                                                                              -----------  ----------  -----------
        Net (decrease)/increase in cash and cash equivalents................      (68,495)     16,521       48,811
Cash and cash equivalents at beginning of year..............................       71,565      55,044        6,233
                                                                              -----------  ----------  -----------
Cash and cash equivalents at end of period..................................  $     3,070  $   71,565       55,044
                                                                              ===========  ==========  ===========
Supplemental cash flow information:
      Cash paid for interest................................................  $        --  $       --  $     2,338
                                                                              ===========  ==========  ===========
      Cash paid for income taxes............................................  $        --  $       --  $     1,184
                                                                              ===========  ==========  ===========

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

13. RELATED PARTY TRANSACTIONS

     During  the  ordinary   course  of  business,   the  Company   enters  into
transactions with affiliated parties. The principal related party transactions are described below.

PROGRAMMING

     Programming is provided to the Company by certain of its affiliates. The Company incurred programming fees from these affiliates of $418,000, $559,000 and $ 412,000 for the years ended December 31, 1998, 1997 and 1996.

PRINT MEDIA SERVICES

     An affiliate of the Company provides print media services to the Company. The Company incurred operating costs related to these services of $4,355,000 for the year ended December 31, 1998. The Company did not incur any costs from this affiliate prior to 1998.

14. PER SHARE INFORMATION

     Basic loss per share has been computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The effect of potential common shares (stock options and warrants outstanding) is antidilutive, accordingly, dilutive loss per share is the same as basic loss per share.

     The Company has presented historical loss per common share information assuming the common stock exchange of 1 to 1,000 shares occurred on January 1, 1995.

     The following table provides a reconciliation of the numerator and denominator in the loss per share calculation:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1998         1997        1996
                                                                               -----------  ----------  ----------
Net loss attributable to common stockholders (in thousands)..................  $  (126,065) $  (91,066) $   (7,676)
                                                                               ===========  ==========  ==========
Weighted average number of common shares outstanding (in thousands)..........       33,310      24,771      17,271
Nominal issuance (in thousands)..............................................           --          --         346
                                                                               -----------  ----------  ----------
Basic weighted average number of common shares outstanding (in thousands)....       33,310      24,771      17,617
                                                                               ===========  ==========  ==========
Loss per share-basic and diluted.............................................  $     (3.78) $    (3.68) $    (0.44)
                                                                               ===========  ==========  ==========

15. STOCK OPTION PLAN

     On June 22, 1997, the Company adopted a stock option plan (the "1997 Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, key employees and consultants of the Company. The 1997 Plan authorizes grants of options to purchase up to 4,436,000 shares, subject to adjustment in accordance with the 1997 Plan. At December 31, 1998, options for 3,924,000

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

15. STOCK OPTION PLAN (CONTINUED)

shares had been granted. Of this amount, 1,671,000 options became exercisable upon the IPO but cannot be sold for a period of two years from July 30, 1997.

     The Company granted 1,671,000 stock options in January 1997 at a price substantially below the IPO price of $21.00 per share. Such options vested in full upon the completion of the IPO. In accordance with generally accepted accounting principles, the Company recognized approximately $18,102,000 of compensation expense included in selling, general, and administrative expenses for these options in 1997 representing the difference between the exercise price of the options and the fair market value of the shares on the date of grant. All other stock options were granted with exercise prices at or below the fair market value of the shares on the date of grant.

     Future stock options are granted with an exercise price that must be at least equal to the stock's fair market value at the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Board of Directors and as set forth in the individual stock option agreements. Generally, all stock options vest ratably over 2 to 5 years commencing one year after the date of grant.

     Stock option activity during the periods indicated is as follows:

                                                                                     NUMBER OF    WEIGHTED AVERAGE
                                                                                       SHARES      EXERCISE PRICE
                                                                                    ------------  -----------------
Balance at January 1, 1996........................................................            --      $      --
Granted...........................................................................       241,000      $    1.99
                                                                                    ------------      ---------
Balance at December 31, 1996 (none exercisable)...................................       241,000      $    1.99
Granted...........................................................................     2,083,000      $    5.98
                                                                                    ------------      ---------
Balance at December 31, 1997 (none exercisable)...................................     2,324,000      $    5.57
Granted...........................................................................     1,600,000      $   12.31
                                                                                    ------------      ---------
Balance at December 31, 1998 (2,643,000 exercisable)..............................     3,924,000      $    8.32
                                                                                    ------------      ---------

    No options were exercised or forfeited during 1998.

    At December 31, 1998 the range of exercise prices, weighted-average remaining contractual life and number exercisable of outstanding options was as follows:

                                                                        WEIGHTED-AVERAGE
                                                          WEIGHTED-        CONTRACTUAL                    WEIGHTED-
                RANGE OF                   NUMBER OF       AVERAGE       REMAINING LIFE      NUMBER        AVERAGE
             EXERCISE PRICES                 SHARES    EXERCISE PRICE        (YEARS)       EXERCISABLE EXERCISE PRICE
-----------------------------------------  ----------  ---------------  -----------------  ----------  ---------------
1.99-3.79................................   1,912,000          3.51              5.44       1,912,000          3.51
12.00-15.24..............................   2,012,000         12.89              8.98         731,900         12.46
                                           ----------                                      ----------
                                            3,924,000          8.32                         2,643,900          5.98
                                           ==========                                      ==========

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

15. STOCK OPTION PLAN (CONTINUED)

     The per share weighted-average fair value of stock options granted during 1998 was $4.22 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected volatility 43.0%, expected dividend yield 0.0%, risk-free interest rate of 5.72%, and an expected life of 4 years.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                                               1998         1997       1996
                                                                            -----------  ----------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                                          DATA)
Net loss-as reported......................................................  $  (126,065) $  (54,824) $  (6,617)
Net loss-pro forma........................................................  $  (131,511) $  (56,607) $  (6,617)
Basic and diluted net loss per share--as reported.........................  $     (3.78) $    (3.68) $   (0.44)
Basic and diluted loss per share-pro forma................................  $     (3.95) $    (3.75) $   (0.44)

16. LEASES

BUILDING LEASES

     The Company leases several offices and warehouses within Poland under cancelable operating leases. The Company has a noncancelable operating lease for a building in the United Kingdom which houses the majority of its technical equipment relating to the D-DTH network. The noncancelable lease expires in 2002, and contains a renewal option for an additional five years. Future minimum lease payments as of December 31, 1998 are $2,725,000 in 1999, $2,806,000 in 2000, $2,890,000 in 2001 and $2,977,000 in 2002.

D-DTH TECHNICAL EQUIPMENT LEASE

     The Company has an eight year agreement with British Telecommunications plc ("BT") for the lease and maintenance of certain satellite uplink equipment. The agreement requires the payment of equal monthly installments of $50,000 approximating future minimum commitments of $600,000 in 1999, $576,000 in 2000, $576,000 in 2001, $576,000 in 2002 and $1,728,000 in 2003 and thereafter. Other than the BT uplink equipment, the Company owns all of the required broadcasting equipment at its transmission facility in the United Kingdom.

CONDUIT LEASES

     The Company also leases space within various telephone duct systems from TPSA under cancelable operating leases. The TPSA leases expire at various times, and a substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Refer to note 19 for further detail.

     All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

16. LEASES (CONTINUED)

annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year and then remains fixed through the tenth year of the lease.

     Minimum future lease commitments for the aforementioned conduit leases relate to 1999 only, as all leases are cancelable in accordance with the aforementioned terms. The future minimum lease commitments related to these conduit leases approximates $622,000 for the six months ending June 30, 1999.

TRANSPONDER LEASES

     During 1997, the Company entered into certain operating leases pursuant to which the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6,750,000 per year for each transponder and up to $182 million for all three transponders for the term of their leases. The future minimum lease payments applicable to the transponders approximate $20,250,000 in 1999, $20,250,000 in 2000, $20,250,000 in 2001, $20,250,000 in 2002 and $101,250,000 in 2003 and
thereafter. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The Company's transponder leases provide that the Company's rights are subject to termination in the event that the lessor's franchise is withdrawn by the Luxembourg Government.

     Total rental expense associated with the aforementioned operating leases for the years ended December 31, 1998, 1997 and 1996 was $10,521,000, $3,696,000
and $892,000, respectively.

17. SEGMENT INFORMATION

     @Entertainment and its subsidiaries operate in three business segments: (1) cable television, (2) digital direct-to-home television and programming, and (3) corporate functions. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. In addition to other operating statistics, the Company measures its financial performance by EBITDA, an acronym for earnings before interest, taxes depreciation and amortization. The Company defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in a normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of media companies. EBITDA is not a U.S.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

17. SEGMENT INFORMATION (CONTINUED)

GAAP measure of loss or cash flow from operations and should not be considered as an alternative to cash flows from operations as a measure of liquidity.

                                                                             D-DTH AND
1998                                                               CABLE    PROGRAMMING   CORPORATE      TOTAL
---------------------------------------------------------------  ---------  ------------  ----------  -----------
                                                                                  (IN THOUSANDS)
Revenues from external customers...............................  $  52,971   $    8,888   $       --  $    61,859
Intersegment revenues..........................................         --       13,432           --       13,432
Operating loss.................................................    (23,066)     (69,047)      (8,700)    (100,813)
EBITDA.........................................................     (1,431)     (64,378)      (8,700)     (74,509)
Depreciation and amortization..................................    (21,635)      (4,669)          --      (26,304)
Investment in equity method investees..........................         --        8,533       11,373       19,956
Segment total assets...........................................    193,785      132,998       21,591      348,374
Expenditures for segment assets................................     42,639       72,353           --      114,992

1997
---------------------------------------------------------------

Revenues from external customers...............................  $  38,138   $       --   $       --  $    38,138
Intersegment revenues..........................................         --           --           --           --
Operating loss.................................................    (20,308)     (10,210)     (12,152)     (42,670)
EBITDA.........................................................      5,387      (10,186)      (3,475)      (8,274)
Net loss.......................................................    (35,087)      (7,668)     (12,069)     (54,824)
Significant non-cash items:
Stock option compensation expense..............................      9,425           --        8,677       18,102
Investment in equity method investees..........................         --       10,876       11,252       21,628
Segment total assets...........................................    187,449       36,466       83,181      307,096
Expenditures for segment assets................................     33,786        5,857           --       39,643

     In 1997, the cable segment includes the activities of Mozaic Entertainment, Inc., a subsidiary which provided programming content for the cable business. In 1998, the Company's programming activity related solely to the development of the Wizja TV platform and has been included in the D-DTH and programming segment. For the year ended December 31, 1997, Mozaic Entertainment, Inc. revenues and operating loss were $563,000 and $2,071,000, respectively. For the year ended December 31, 1998, Mozaic Entertainment, Inc. was dormant. During 1996 the Company operated in one business segment (cable).

     Total long-lived assets for the years ended December 31, 1998 and 1997 for the Company analyzed by geographical location is as follows:

                                                                  TOTAL REVENUES             LONG-LIVED ASSETS
                                                          -------------------------------  ----------------------
                                                            1998       1997       1996        1998        1997
                                                          ---------  ---------  ---------  ----------  ----------
                                                                  (IN THOUSANDS)              (IN THOUSANDS)
Poland..................................................  $  61,859  $  38,138  $  24,923  $  257,625  $  152,614
United Kingdom..........................................         --         --         --      20,208       7,930
Other...................................................         --         --         --          29          --
                                                          ---------  ---------  ---------  ----------  ----------
Total...................................................  $  61,859  $  38,138  $  24,923  $  277,862  $  160,544
                                                          =========  =========  =========  ==========  ==========

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

17. SEGMENT INFORMATION (CONTINUED)

     All of the Company's revenue is derived from activities carried out in Poland. Long-lived assets consist of property, plant, and equipment, inventories for construction, intangible assets, and other assets.

18. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

     The Company has concluded an agreement with Philips, whereby Philips will supply reception systems, as well as retail, installation and support services in connection with the launch of the Company's D-DTH business in Poland. Philips will be the exclusive supplier to the Company of the first 500,000 D-DTH reception systems and will not distribute any other digital integrated receiver decoders under the Philips trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. Philips has granted the Company an exclusive license of its CryptoWorks(-Registered Trademark-) technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. As of December 31, 1998, the Company had an aggregate minimum commitment toward the purchase of the Reception Systems of approximately $129,213,000 up to June 30, 2000.

PROGRAMMING, BROADCAST AND EXHIBITION RIGHT COMMITMENTS

     The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its D-DTH and cable systems. The agreements have terms which range from one to seven years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At December 31, 1998, the Company had an aggregate minimum commitment in relation to these agreements of approximately $214,299,000 over the next seven years, approximating $37,198,000 in 1999, $38,428,000 in 2000, $40,627,000 in 2001, $44,837,000 in 2002 and $53,209,000 in 2003 and thereafter.

CONSULTING AGREEMENTS

     The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

REGULATORY APPROVALS

     The Company is in the process of permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)

the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

LITIGATION AND CLAIMS

     On April 17, 1998, the Company signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. which provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A, The letter of intend contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming package and its D-DTH service which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

     The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent.

     Under the terms of the letter of intent, TKP is obligated to pay the Company a $5 million break-up fee within 10 days of the signature date if the definitive agreements were not executed by the signature date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there was any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

     The Company has demanded TKP to pay the Company the $5 million break-up fee as a result of the failure to execute the definitive agreements by the signature date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In the arbitration proceedings TKP and its shareholders contend that the Company breached the letter of intent, that such breach was the cause of the parties' failure to agree and execute the definitive agreements, and that the Company is therefore liable for $10 million in damages under the letter of intent. In its response the Company denies these allegations and claims that TKP is liable for at least $15 million in damages pursuant to the letter of intent.

     This $15 million figure is composed of a claim for a $5 million break-up fee, $5 million in damages due to the claim that TKP and its shareholders breached the letter of intent, thereby causing the parties' failure to agree and execute the definitive agreements, and at least $5 million as an indemnification for liabilities incurred by the Company as a result of certain actions taken with respect to assets to be acquired or contracts to be assumed by TKP. The

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Company does not believe that the arbitration proceedings will have a material adverse effect on its business, financial condition or results of operations.

     Two of the Company's cable television subsidiaries and four other unrelated Polish cable operators and HBO Polska Sp. z o.o., have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., a subsidiary of Canal+. The primary defendant in the proceedings is HBO Polska Sp. z o.o. which is accused of broadcasting the HBO television program in Poland without a license from the Council as required by the Radio and Television Act of 1992, as amended, and thereby undertaking an activity constituting an act of unfair competition. The Company does not believe that the final disposition of the lawsuit will have a material adverse effect on its consolidated financial position or results of operations.

     From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

D-DTH BUSINESS

     The Company expects to experience substantial operating losses and negative free cash flows for at least the next two years due to (i) the large investments required for the acquisition of equipment and facilities for its D-DTH business, including providing D-DTH reception systems to 380,000 initial subscribers at a price significantly decreased by promotional incentives pursuant to the Company's business strategy, and the administrative costs required in connection with commencing its D-DTH business operations and (ii) the large investments required to develop, produce and acquire the programming for Wizja TV. There can be no assurance that the Company will be able to generate operating income or positive cash flows in the future or that its operating losses and negative cash flows will not increase.

SUPPLIER AGREEMENT

     Certain critical components and services used in the Company's D-DTH satellite transmission system, including the D-DTH reception system, as well as retail, installation and support services, are initially to be provided exclusively by Philips. The Company has concluded an agreement with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH reception systems in connection with the launch of the Company's D-DTH business in Poland. Philips has granted the Company an exclusive license of its CryptoWorks-Registered Trademark- technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. Philips has agreed not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips and Philips shall license its CryptoWorks-Registered Trademark-technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED)

means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH reception systems, there can be no assurance that the Company will be able to secure such additional suppliers.

     The failure of Philips to deliver D-DTH reception systems on schedule, or at all, would delay or interrupt the development and operation of the Company's D-DTH service and thereby could have a material adverse effect on the Company's business, financial condition and results of operations.

     The  Company's  agreement  with  Philips  provides  for full  distribution, installation and servicing through more than 1,200 Philips authorized electronics retailers located throughout Poland. Philips has agreed to distribute a complete subscription package, comprising the D-DTH reception system, as well as the necessary installation and support services through Philips' retail network in Poland, and will therefore be the primary point of contact for subscribers to the Company's D-DTH service. Failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition.

PIRACY

     The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs incorporate Philips' CryptoWorks-Registered Trademark-proprietary encryption technology as part of its conditional access system.
These  IRDs  use  smartcard  technology,   making  it  possible  to  change  the
conditional access system in the event of a security breach either through over-the-air methods such as issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, the Company will take countermeasures, including over-the-air measures and, if necessary, the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected.

USE OF TPSA CONDUITS

     The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks depends on, among other things, the Company's continued ability to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at December 31, 1998, approximately 56.5% of the Company's cable plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED)

LIMITED INSURANCE COVERAGE

     While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for
satellite  transmission  of  its  broadcasting.   Accordingly,  any  catastrophe
affecting a significant portion of the Company's cable television networks or disrupting its access to its leased satellite transponders could result in substantial uninsured losses and could have a material adverse effect on the Company.

YEAR 2000

     The Company's cable television, D-DTH and programming operations are dependent upon computer systems and other technological devices with imbedded microprocessor chips that are intended to utilize dates and process data beyond December 31, 1999. In January 1997, the Company developed a plan to address the impact that potential year 2000 problems may have on Company operations and to implement necessary changes to address such problems (the "Y2K Plan"). During the course of the development of its Y2K Plan, the Company has identified certain critical operations, which need to be year 2000 compliant for the Company to operate effectively. These critical operations include accounting and billing systems, customer service and service delivery systems, and field and headend devices.

     Largely as a result of its high rate of growth over the past few years, the Company has entered into an agreement to purchase a new system to replace its current accounting system and an agreement to purchase specialized billing software for the Company's new customer service and billing center. The vendors of the new accounting system and of the billing software have confirmed to the Company that these products are year 2000 compliant. The Company has completed the testing phase of the new accounting system, and the implementation phase was substantially completed at the end of 1998. The Company has implemented the new billing software for D-DTH subscribers and expects implementation of the billing software to be completed for the majority of its cable subscribers by the end of 1999.

     The Company believes that its most significant year 2000 risk is its dependency upon third party programming, software, services and equipment, because the Company does not have the ability to control third parties in their assessment and remediation procedures for potential year 2000 problems. Should these parties not be prepared for year 2000 conversion, their products or services may fail and may cause interruptions in, or limitations upon, the Company's provision of the full range of its D-DTH and/or cable service to its customers. In an effort to prevent any such interruptions or limitations, the Company is in the process of communicating with each of its material third party suppliers of programming, software, services and equipment to determine the status of their year 2000 compliance programs. The Company expects to complete this process by September 30, 1999, and it anticipates that all phases of its Y2K Plan will be completed by December 31, 1999.

     The Company has not yet developed a contingency plan to address the situation that may result if the Company or its third party suppliers are unable to achieve year 2000 compliance with regard to any products or services utilized in the Company's operations. The Company does not intend to decide on the development of such a contingency until it has gathered all of the relevant Year 2000 compliance data from its third party suppliers.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED)

     The Company has not yet determined the full cost of its Y2K Plan and its related impact on the financial condition of the Company. The Company has to date not incurred any replacement or remediation costs for equipment or systems as a result of year 2000 non-compliance. Rather, due to the rapid growth and development of its cable system and its D-DTH service, the Company had made substantial capital investments in equipment and systems for reasons other than year 2000 concerns. The total cost of the Company's new accounting system and billing software package is estimated to be approximately $2,400,000.

     The Company believes that any year 2000 compliance issues it may face can be remedied without a material financial impact on the Company, but no assurance can be made in this regard until all of the data has been gathered from the Company's third party suppliers. At this date the Company cannot predict the financial impact on its operations if year 2000 problems are caused by products or services supplied to the Company by such third parties.

CREDIT WORTHINESS

     All of the Company's customers are located in Poland. As is typical in this industry, no single customer accounted for more than five percent of the Company's sales in 1998 or 1997. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

20. SUBSEQUENT EVENTS

UNITS OFFERING

     On January 22, 1999, the Company sold 256,800 Units to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due 2009 and four warrants, each initially entitling the holder thereof to purchase 1.7656 shares of common stock, par value $0.01 per share at an exercise price of $19.125 per share, subject to adjustment.

     The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $100,003,000 of which $92,551,000 has been allocated to the initial accreted value of the Notes and approximately $7,452,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants will be accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $96,000,000.

     The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to February 1, 2004. Thereafter cash interest will accrue at a rate of 14.5% per annum and will be payable semiannually in arrears on August 1 of each year and February 1 of each year, commencing August 1, 2004. The Notes will mature on February 1, 2009. At any time prior to February 1, 2002, the Company may redeem up to a maximum of 35% of the originally issued aggregate principal amount at maturity of the Notes at a redemption price equal to 117.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 65% of the originally issued aggregate

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

20. SUBSEQUENT EVENTS (CONTINUED)

principal amount at maturity of the Notes remains outstanding immediately after giving effect to such redemption.

     The Warrants initially entitle the holders thereof to purchase 1,813,665 shares of Common Stock, representing, in the aggregate, approximately 5% of the outstanding Common Stock on a fully-diluted basis (using the treasury stock method) immediately after giving effect to the offering and Preference Offering. The Warrants are exercisable at any time and will expire on February 1, 2009.

     Pursuant to the Indenture governing the Notes, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on issuance of guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets;
(ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

     Costs associated with the Notes offering of approximately $3,875,000, including the initial purchasers' discount will be capitalized and amortized over the term of the Notes.

     Also on January 22, 1999 @Entertainment sold Series A 12% Cumulative Preference Shares and Series B 12% Cumulative Preference Shares (collectively, the "Cumulative Preference Shares") and warrants (each a "Preference Warrant") for total gross proceeds of $50 million (before deducting commissions and offering costs of approximately $1.8 million). Dividends (whether or not earned or declared) will cumulate on a daily basis from the original issue date and will be payable semi-annually in arrears on March 31, and September 30 of each year, commencing on March 31, 1999 (each a "Dividend Payment Date") to holders of record on the fifteenth day immediately preceding the relevant Dividend Payment Date. The Company at its option may, but shall not be required to, redeem in US Dollars for cash the Cumulative Preference Shares, including any Series B Cumulative Preference Shares, at any time on or after March 31, 2000, in whole or in part, at the redemption price of 112% of the sum of (i) the Initial Liquidation Preference ($50 million in the aggregate) and (ii) accumulated and unpaid dividends, if any, to the date of redemption. On January 30, 2010, the Company will be required (subject to contractual and other restrictions on the ability to redeem capital stock) to redeem all outstanding Cumulative Preference Shares, including any Series B Cumulative Preference Shares, at a price in US Dollars equal to the Initial Liquidation Preference thereof plus all accumulated and unpaid dividends thereon (if any) to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Cumulative Preference Shares. The Preference Warrants initially entitle the holders thereof to purchase an aggregate of 5.5 million shares of Common Stock at an exercise price of $10.00 per share. The preferred shares will be classified outside of stockholders' equity.

SERIES C NOTES OFFERING

     On January 20, 1999, the Company sold $36,001,321 aggregate principal amount at maturity of its Series C Notes due 2008. The Series C Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of the Company. The Series C Notes were issued at a discount to their aggregate principal amount at

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

20. SUBSEQUENT EVENTS (CONTINUED)

maturity and generated gross proceeds to the Company of approximately $9.8 million. Net proceeds to the Company after deducting the initial purchaser's discount and offering expenses were approximately $9.4 million. The original issue discount will accrete from January 20, 1999 until the stated maturity of the Series C Notes on July 15, 2008. In addition, cash interest on the Series C Notes will accrue from July 15, 2004 at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 2005. Prior to July 15, 2004 there will be no accrual of cash interest on the Series C Notes. The Series C Notes will mature on July 15, 2008.

     Pursuant to the Series C Indenture, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness;
(ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenents.

                                      @ ENTERTAINMENT, INC.
                                   CONSOLIDATED BALANCE SHEETS

                                             ASSETS


                                                                       March 31,      December 31,
                                                                         1999            1998
                                                                       ---------      ------------
                                                                      (unaudited)
                                                                            (in thousands)
Current assets:
      Cash and cash equivalents                                        $ 128,002       $  13,055
      Accounts receivable, net of allowance for doubtful accounts
           of $1,193,000 in 1999 and $1,095,000 in 1998                    6,396           7,408
      Programming and broadcast rights                                    12,095           9,030
      Other current assets                                                22,250          21,063
                                                                       ---------       ---------
           Total current assets                                          168,743          50,556
                                                                       ---------       ---------
Property, plant and equipment:
      Cable television systems assets                                    152,924         175,053
      D-DTH equipment                                                     71,977          68,419
      Construction in progress                                             4,394           2,739
      Vehicles                                                             2,323           2,792
      Other                                                               17,637          16,119
                                                                       ---------       ---------
                                                                         249,255         265,122

      Less accumulated depreciation                                      (53,472)        (52,068)
                                                                       ---------       ---------
           Net property, plant and equipment                             195,783         213,054
Inventories for construction                                               7,906           8,869
Intangibles, net                                                          36,745          43,652
Investments in affiliated companies                                       21,879          19,956
Other assets                                                              16,484          12,287
                                                                       ---------       ---------
           Total assets                                                $ 447,540       $ 348,374
                                                                       =========       =========







     See accompanying notes to unaudited consolidated financial statements.

                                      @ ENTERTAINMENT, INC.
                             CONSOLIDATED BALANCE SHEETS (CONTINUED)

                        LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)/EQUITY



                                                                          March 31,      December 31,
                                                                            1999            1998
                                                                          ---------      ------------
                                                                        (unaudited)
                                                                                (in thousands)
Current liabilities:
     Accounts payable and accrued expenses                                $  33,925       $  40,464
     Accrued interest                                                         5,349           2,140
     Deferred revenue                                                         5,011           4,366
     Income taxes payable                                                     3,794           3,794
      Current portion of notes payable                                        6,500           6,500
                                                                          ---------       ---------
         Total current liabilities                                           54,579          57,264
                                                                          ---------       ---------

Notes payable (notes 4 and 5)                                               367,169         257,454
                                                                          ---------       ---------
         Total liabilities                                                  421,748         314,718
                                                                          ---------       ---------
12% cumulative redeemable preferred stock (liquidation value
     $50,000,000 plus accrued and unpaid dividends;
     20,002,500 preferred shares authorized;
     45,000 Series A and 5,000 Series B outstanding) (note 6)                29,603              --

Commitments and contingencies (note 9)

Stockholders' (deficiency)/equity:
     Common stock, $.01 par value; 70,000,000 shares authorized, shares issued and outstanding 33,406,000 in 1999
         and 33,310,000 in 1998                                                 334             333
     Paid-in capital (notes 4 and 6)                                        264,291         237,954
     Accumulated other comprehensive loss                                   (29,646)           (467)
     Accumulated deficit                                                   (238,790)       (204,164)
                                                                          ---------       ---------
             Total stockholders' (deficiency)/equity                         (3,811)         33,656
                                                                          ---------       ---------
             Total liabilities and stockholders' (deficiency)/equity      $ 447,540       $ 348,374
                                                                          =========       =========


     See accompanying notes to unaudited consolidated financial statements.

                              @ ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                     Three months ended March 31,
                                               -------------------------------------
                                                       1999           1998
                                                     --------       --------
                                               (in thousands, except per share data)

Revenues                                             $ 18,799       $ 12,686

Operating expenses:
   Direct operating expenses                           18,017          8,648
   Selling, general and administrative expenses        15,620         13,447
   Depreciation and amortization                        9,405          4,949

Total operating expenses                               43,042         27,044
                                                     --------       --------

   Operating loss                                     (24,243)       (14,358)

Interest and investment income                          1,494            850
Interest expense                                      (11,845)        (3,649)
Equity in profits of affiliated companies               1,025            270
Foreign exchange (loss)/gain, net                      (1,038)            73
                                                     --------       --------

   Loss before income taxes and
        minority interest                             (34,607)       (16,814)

Income tax expense                                        (19)          (333)
Minority interest                                          --           (149)
                                                     --------       --------


   Net loss                                           (34,626)       (17,296)

   Accretion of redeemable preferred stock               (791)            --
                                                     --------       --------

Net loss applicable to holders of common stock       $(35,417)      $(17,296)
                                                     ========       ========

Basic and diluted loss per common share              $  (1.06)      $  (0.52)
                                                     ========       ========



     See accompanying notes to unaudited consolidated financial statements.

                              @ ENTERTAINMENT, INC.
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                   (UNAUDITED)


                                       THREE MONTHS ENDED MARCH 31,
                                       ----------------------------
                                          1999           1998
                                        --------       --------
                                             (IN THOUSANDS)

Net loss                                $(34,626)      $(17,296)
Other comprehensive (loss)/income:
    Translation adjustment               (29,179)         2,549
                                        --------       --------
Comprehensive loss                      $(63,805)      $(14,747)
                                        ========       ========



      See accompanying notes to unaudited consolidated financial statements

                              @ ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                       Three months ended March 31,
                                                                       ----------------------------
                                                                          1999              1998
                                                                       ----------        ----------
                                                                                (in thousands)
Cash flows from operating activities:
    Net loss                                                            $ (34,626)      $ (17,296)
    Adjustments to reconcile net loss to
      net cash used in operating activities:
      Minority interest                                                        --             149
      Depreciation and amortization                                         9,405           4,949
      Amortizaion of notes payable discount and issue costs                 8,128              --
      Equity in profits of affiliated companies                            (1,025)             --
      Other                                                                 1,006           1,338
      Changes in operating assets and liabilities:
        Accounts receivable                                                 1,012            (911)
        Other current assets                                               (1,187)         (5,006)
        Programming and broadcast rights                                   (3,065)             --
        Other assets                                                           --          (2,937)
        Accounts payable                                                   (5,292)          5,856
        Income taxes payable                                                   --            (377)
        Accrued interest                                                    3,209           3,317
        Deferred revenue                                                    1,195             (88)
        Other current liabilities                                              --            (826)
                                                                        ---------       ---------
             Net cash used in operating activities                        (21,240)        (11,832)
                                                                        ---------       ---------
Cash flows from investing activities:
        Construction and purchase of property, plant and equipment        (15,517)        (23,085)
        Issuance of notes receivable from affiliates                           --             779
        Other investments                                                  (1,753)         (2,248)
        Purchase of intangibles                                              (196)           (230)
        Purchase of subsidiaries, net of cash received                         --         (10,523)
                                                                        ---------       ---------
             Net cash used in investing activities                        (17,466)        (35,307)
                                                                        ---------       ---------
Cash flows from financing activities:
        Proceeds from issuance of notes and warrants                      109,755              --
        Proceeds from issuance of preferred stock and warrants             48,295              --
        Costs to obtain loans                                              (4,397)             --
        Repayment of notes payable                                             --              37
                                                                        ---------       ---------
             Net cash provided by financing activities                    153,653              37
                                                                        ---------       ---------

             Net increase in cash and cash equivalents                    114,947         (47,102)

Cash and cash equivalents at beginning of period                           13,055         105,691
                                                                        ---------       ---------
Cash and cash equivalents at end of period                              $ 128,002       $  58,589
                                                                        =========       =========

Supplemental cash flow information:
        Cash paid for interest                                          $     142       $      25
                                                                        =========       =========
        Cash paid for income taxes                                      $      37       $     176
                                                                        =========       =========



     See accompanying notes to unaudited consolidated financial statements.

                              @ENTERTAINMENT, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1999 AND 1998


1.  BASIS OF PRESENTATION

The information furnished by @Entertainment, Inc. and its subsidiaries ("@Entertainment" or the "Company") has been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The accompanying consolidated balance sheets, statements of operations, statements of comprehensive loss and statements of cash flows are unaudited but in the opinion of management reflect all adjustments (consisting only of items of a normal recurring nature) which are necessary for a fair statement of the Company's consolidated results of operations and cash flows for the interim periods and the Company's financial position as of March 31, 1999. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's 1998 Annual Report on Form 10-K filed with the SEC (the "1998 Annual Report"). The interim financial results are not necessarily indicative of the results of the full year.

2.  RECLASSIFICATIONS

Certain  amounts  have  been   reclassified   in  the  prior  period   unaudited
consolidated financial statements to conform to the 1999 unaudited consolidated financial statement presentation.

3.  PER SHARE INFORMATION

Basic loss per share has been computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The effect of potential common shares (stock options and warrants outstanding) on earnings per share, i.e. dilutive loss per share is the same as basic loss per share.

The following table provides a reconciliation of the numerator and denominator in the loss per share calculation:


                                                                 THREE MONTHS ENDED MARCH 31,
                                                                 ----------------------------
                                                                      1999           1998
                                                                    --------       --------
Net loss attributable to common stockholders (in thousands)         $(35,417)      $(17,296)
Basic weighted average number of common shares outstanding (in
thousands)                                                            33,361         33,310
Loss per share-basic and diluted                                    $  (1.06)      $  (0.52)


                              @ENTERTAINMENT, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             MARCH 31, 1999 AND 1998

4.  UNITS OFFERING

On January 22, 1999, the Company sold 256,800 units (collectively, the "Units") to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes ("the Notes") due 2009 and four warrants (each a "Warrant"), each initially entitling the holder thereof to purchase 1.7656 shares of common stock, par value $0.01 per share at an exercise price of $19.125 per share, subject to adjustment.

The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $100,003,000 of which $92,551,000 has been allocated to the initial accreted value of the Notes and approximately $7,452,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants was accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Costs associated with the Units offering of approximately $3,875,000, including the initial purchasers' discount were capitalized and are being amortized over the term of the Notes using the interest method. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $96,000,000.

The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to February 1, 2004. Thereafter cash interest will accrue at a rate of 14.5% per annum on the principal amount and will be payable semiannually in arrears on August 1 and February 1 of each year, commencing August 1, 2004. The Notes will mature on February 1, 2009. At any time prior to February 1, 2002, the Company may redeem up to a maximum of 35% of the originally issued aggregate principal amount at maturity of the Notes at a redemption price equal to 117.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount at maturity of the Notes remain outstanding immediately after giving effect to such redemption.

The Warrants initially entitle the holders thereof to purchase 1,813,665 shares of common stock, representing, in the aggregate, approximately 5% of the outstanding common stock on a fully-diluted basis (using the treasury stock method) immediately after giving effect to the Units offering and the Company's offering of Series A 12% Cumulative Preference Shares and Series B 12% Cumulative Preference Shares (see note 6 PREFERENCE OFFERINGS). The Warrants are exercisable at any time and will expire on February 1, 2009.

Pursuant to the Indenture governing the Notes, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness;
(ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on issuance of guarantees of indebtedness by restricted subsidiaries; (vii)purchase of Notes upon a change of control; (viii) limitation on sale of assets;(ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi)limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

                              @ENTERTAINMENT, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             MARCH 31, 1999 AND 1998

5.  SERIES C NOTES OFFERING

On January 20, 1999, the Company sold $36,001,000 aggregate principal amount at maturity of Series C Notes (collectively "the Series C Notes") due 2008. The Series C Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of the Company. The Series C Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $9,815,000. Net proceeds to the Company after deducting the initial purchaser's discount and offering expenses were approximately
$9,500,000. Cash interest on the Series C Notes will not accrue prior to July 15, 2004. Thereafter cash interest will accrue at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 2005. The Series C Notes will mature on July 15, 2008.

Pursuant to the Series C Indenture governing the Series C Notes, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries;
(x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

Costs associated with the Series C Notes offering of approximately $319,000 were capitalized and are being amortized over the term of the Series C Notes using the interest method.

6.  PREFERENCE OFFERINGS

On January 22, 1999 the Company sold 50,000 (45,000 Series A and 5,000 Series B) 12% Cumulative Redeemable Preference Shares (collectively "the Preference
Shares") and 50,000 Warrants (each a "Preference Warrant") each Preference Warrant initially entitling the holders thereof to purchase 110 shares of common stock, par value $0.01 per share, of the Company at an exercise price of $10.00 per share, subject to adjustment. The Preference Shares together with the Preference Warrants generated gross proceeds to the Company of $50,000,000 of which approximately $28,812,000 has been allocated to the initial unaccreted value of the Preference Shares (net of commissions and offering costs payable by the Company of approximately $1,700,000), and approximately $19,483,000 has been allocated to the Preference Warrants. Dividends (whether or not earned or declared) will cumulate on a daily basis from the original issue date and will be payable semi-annually in arrears on March 31 and September 30 of each year, commencing on March 31, 1999 (each a "Dividend Payment Date") to holders of record on the fifteenth day immediately preceding the relevant Dividend Payment Date. The Company at its option may, but shall not be required to, redeem in U.S. dollars for cash the Preference Shares, at any time on or after March 31, 2000, in whole or in part, at the redemption price of 112% of the sum of (i) the Initial Liquidation Preference ($50,000,000 in the aggregate) and (ii) accumulated and unpaid dividends, if any, to the date of redemption. On January 30, 2010, the Company will be required (subject to contractual and other restrictions on the ability to redeem capital stock) to redeem all outstanding Cumulative Preference Shares, at a price in U.S. dollars equal to the Initial Liquidation Preference thereof plus all accumulated and unpaid dividends thereon (if any) to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Cumulative Preference Shares. The Preference Shares have been recorded at its redemption value on January 30, 2010 discounted at approximately 17.6% to March 31, 1999. The Company periodically accretes from paid-in capital an amount that will provide for the redemption value at January 30, 2010.

                              @ENTERTAINMENT, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             MARCH 31, 1999 AND 1998

7.  ACQUISITIONS

On February 25, 1999, @ Entertainment purchased for approximately $1.8 million a 30% interest in Mazowiecki Klub Sportowy Sportowa Spolka Akcyjna, a joint stock company which owns Hoop Pekaes Pruszkow, a Polish basketball team. In connection with this purchase @ Entertainment has agreed to act as a sponsor for Hoop Pekaes Pruszkow.

On March 31, 1999, a subsidiary of PCI purchased certain cable television system assets for an aggregate consideration of approximately $509,000. The acquisition was accounted for using the purchase method, whereby the purchase price was allocated among the fixed assets acquired based on their fair value on the date of acquisition and any excess to goodwill. The purchase price exceeded fair value of the assets acquired by approximately $108,000.

8.  STOCK OPTIONS

In February 1999 a number of the Company's employees were granted options to purchase 750,000 shares of common stock at a price of $14.30 per share, vesting ratably over a three-year period starting from January 1, 2000. The exercise price of such options exceeded the quoted market price for the Company's shares on the date of grant.

In February 1999, a former employee of the Company exercised his options to buy 96,000 shares of common stock at $1.99 per share.

9.  COMMITMENTS AND CONTINGENCIES

PROGRAMMING, BROADCAST AND EXHIBITION RIGHTS

The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its digital direct-to-home ("D-DTH") and cable systems. The agreements have terms which range from one to seven years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At March 31, 1999, the Company had an aggregate minimum commitment in relation to these agreements of approximately $212,360,000 over the next seven years, approximating $37,547,000 for the remainder of 1999, $35,231,000 in 2000, $38,816,000 in 2001, $41,703,000 in
2002, $30,753,000 in 2003 and $28,310,000 in 2004 and thereafter.

PURCHASE COMMITMENTS

As of March 31, 1999, the Company had an aggregate minimum commitment toward the purchase of the Reception Systems from Philips of approximately $106,236,000 up to June 30, 2000.

LITIGATION AND CLAIMS

From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations. (See also note 10 ARBITRATION RELATING TO TELEWIZYJNA KORPORACJA PARTYCYPACYJNA)

10. ARBITRATION RELATING TO TELEWIZYJNA KORPORACJA PARTYCYPACYJNA

On April 17, 1998, the Company signed a binding letter of intent with Telewizyna Korporacja Partycypacyjna ("TKP"), the parent company of Canal+ Polska, to form a joint venture for the purpose of bringing together @ Entertainment's Wizja TV programming service and the Canal+ Polska premium pay-television channel and providing for the joint development and operation of a digital direct-to-home television service in Poland.

The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent. Under the terms of the letter of intent, TKP is obligated to pay the Company a $5,000,000 break-up fee if the definitive agreements were not executed by the Signature Date, unless failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there were any such breach by the Company, the Company would be obligated to pay TKP $10,000,000. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be

                              @ENTERTAINMENT, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             MARCH 31, 1999 AND 1998


executed, TKP would be obligated to pay the Company a total of $10,000,000 (including the $5,000,000 break-up fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

The Company has demanded monies from TKP as a result of the failure to execute the definitive agreements by the Signature Date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In their claim, TKP and its shareholders have alleged that the Company breached its obligations to negotiate in good faith and to use its best efforts to agree and execute the definitive agreements and claimed the Company is obligated to pay TKP $10,000,000 pursuant to the letter of intent. The Company has submitted its answer and counterclaims against TKP and its shareholders. The Company does not believe that the outcome of the arbitration proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

11. SEGMENT INFORMATION

The Company and its subsidiaries operate in three business segments: (1) cable television, (2) digital direct-to-home television and programming, and (3) corporate. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. In addition to other operating statistics, the Company measures its financial performance by EBITDA, an acronym for earnings before interest, taxes, depreciation and amortization. The Company defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of media companies. EBITDA is not a U.S.GAAP measure of loss or cash flow from operations and should not be considered as an alternative to cash flows from operations as a measure of liquidity.

SELECTED SEGMENT DATA
(UNAUDITED IN THOUSANDS OF US DOLLARS)


                                                       D-DTH AND
                                          CABLE       PROGRAMMING      CORPORATE         TOTAL
                                          -----       -----------      ---------         -----
THREE MONTHS ENDED MARCH 31, 1999
Revenues from external customers       $  14,783       $   4,016       $      --       $  18,799
Intersegment revenues                         --           5,132              --           5,132
Operating loss                            (4,264)        (18,318)         (1,661)        (24,243)
EBITDA                                     1,685         (14,865)         (1,658)        (14,838)
Segment total assets                     169,711         139,389         138,440         447,540

THREE MONTHS ENDED MARCH 31, 1998

Revenues from external customers       $  12,093       $     593       $      --       $  12,686
Intersegment revenues                         --              --              --              --
Operating loss                              (936)        (10,634)         (2,788)        (14,358)
EBITDA                                     3,899         (10,520)         (2,788)         (9,409)
Segment total assets                     196,789          60,607          46,401         303,797


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Kabel Plus, a. s. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Kabel Plus,
a. s. (a Czech joint stock company) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kabel Plus, a. s. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.



                                   ARTHUR ANDERSEN s.r.o.


Prague, Czech Republic
June 18, 1999
Except for Note 15, as to which the date is June 22, 1999

                                      KABEL PLUS, a. s. AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS
                                  AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1997

                                       (Czech Crowns - Kc in Thousands)

                                                                                   March 31,                 March 31,
                                                                                     1999                      1998
                                                                                  (unaudited)     1998     (unaudited)      1997
                                                                                  -----------  ----------  -----------   ----------
ASSETS
------
Current assets
   Cash and cash equivalents....................................................     75,406       84,139      135,091       258,428
   Restricted cash..............................................................     19,716       27,334       18,524        12,302
   Accounts receivable, net of allowances for doubtful accounts
      of 239,563; 231,787; 233,142 and 225,976, respectively....................    101,009       95,537      106,353        89,723
   Inventory....................................................................    120,275      115,912      120,254       115,503
   Prepaid expenses.............................................................     19,859       20,896       26,643        22,145
   Other current assets.........................................................      5,500        7,414        1,893         4,410
                                                                                 ----------   ----------   ----------    ----------
   Total current assets.........................................................    341,765      351,232      408,758       502,511
                                                                                 ----------   ----------   ----------    ----------

   Intangible assets, net of accumulated amortization of
      47,358; 44,253; 34,936 and 33,999, respectively...........................     17,487       18,407       15,493         9,591
   Property, plant and equipment, net of accumulated depreciation
      of 1,211,009; 1,127,078; 897,961 and 826,997, respectively................  2,943,525    3,005,067    3,174,336     3,197,853
   Investments in affiliates....................................................     25,264       25,264       75,415        78,446
                                                                                 ----------   ----------   ----------    ----------

      Total assets..............................................................  3,328,041    3,399,970    3,674,002     3,788,401
                                                                                 ==========   ==========   ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current liabilities
   Accounts payable.............................................................    166,695      174,733      287,842       346,558
   Accrued liabilities..........................................................     46,719       71,719       78,101        55,092
   Short-term bank debt.........................................................          -            -      564,534       562,811
                                                                                 ----------   ----------   ----------    ----------
   Total current liabilities....................................................    213,414      246,452      930,477       964,461
                                                                                 ----------   ----------   ----------    ----------

   Long-term bank debt..........................................................    804,841      784,686            -             -
   Due to parent................................................................    909,159      879,153    3,087,604     2,977,222
                                                                                 ----------   ----------   ----------    ----------
      Total liabilities.........................................................  1,927,414    1,910,291    4,018,081     3,941,683
                                                                                 ----------   ----------   ----------    ----------

   Share capital consisting as of March 31, 1999 and December 31, 1998 of 15,052 shares per Kc 100 and 1,792  shares per Kc 1,000 and as of March 31,  1998 and December 31, 1997 of 15,052 shares per
      Kc 100 and 435 shares per Kc 1,000........................................  3,297,200    3,297,200    1,940,200     1,940,200
   Less: Receivables for subscriptions..........................................     (3,700)      (3,700)      (3,700)       (3,700)
   Share premium and reserve fund...............................................  3,045,439    3,045,439    1,894,371     1,894,371
   Other cumulative comprehensive income (loss).................................     (5,525)     (12,200)         850        (1,988)
   Accumulated deficit.......................................................... (4,932,787)  (4,837,060)  (4,175,800)   (3,982,165)
                                                                                 ----------   ----------   ----------    ----------

      Total liabilities and shareholders' equity................................  3,328,041    3,399,970    3,674,002     3,788,401
                                                                                 ==========   ==========   ==========    ==========


                  The accompanying notes are an integral part of these consolidated financial statements.

                                                               F-86

                                  KABEL PLUS, a. s. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                            FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                   (Czech Crowns - Kc in Thousands)


                                                                           March 31,                  March 31,
                                                                             1999                       1998
                                                                          (unaudited)      1998      (unaudited)     1997
                                                                          -----------   ----------   -----------  ----------
    Revenues.............................................................   222,296       770,382      196,745      641,721
                                                                            -------     ---------     --------    ---------

    Operating costs and expenses:
       Operating.........................................................    62,380       243,069       58,974      485,787
       Services from MediaOne............................................    19,154        69,505        9,209       34,645
       General and administrative........................................   100,756       398,939      125,702      262,457
       Depreciation and amortization.....................................    84,851       330,959       73,886      263,091
                                                                            -------     ---------     --------    ---------
                                                                            267,141     1,042,472      267,771    1,045,980
                                                                            -------     ---------     --------    ---------
    Loss from operations.................................................   (44,845)     (272,090)     (71,026)    (404,259)
                                                                            -------     ---------     --------    ---------
    Other (income) expense:
       Interest expense on loan from parent..............................    30,006       429,998      106,568      404,738
       Other interest expense, net.......................................    19,446        55,324       19,030       67,528
       Foreign exchange (gains) losses, net..............................    (2,449)        2,975       (6,216)     (63,418)
       Other.............................................................     3,879        95,040        4,267       66,896
                                                                            -------     ---------     --------    ---------
    Net loss before equity in net income from affiliates.................   (95,727)     (855,427)    (194,675)    (880,003)

    Equity in net income (loss) from affiliates..........................         -         2,000        1,040       (1,383)
                                                                            -------     ---------     --------    ---------
    Net loss.............................................................   (95,727)     (853,427)    (193,635)    (881,386)
                                                                            =======     =========     ========    =========


                  The accompanying notes are an integral part of these consolidated financial statements.

                                       KABEL PLUS, a. s. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                        (Czech Crowns - Kc in thousands)

                                                                                   March 31,                  March 31,
                                                                                     1999                       1998
                                                                                  (unaudited)      1998      (unaudited)     1997
                                                                                  -----------   ----------   -----------  ----------
Cash flows from operating activities:

    Net loss                                                                        (95,727)     (853,427)    (193,635)    (881,386)

    Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization...........................................     84,851       330,959       73,886      263,091
        Provision for doubtful accounts.........................................      7,776         5,811        7,166       67,044
        Provision against financial investments.................................          -        51,182            -            -
        Accrued interest and currency differences...............................     36,681       398,319      113,220      429,099
        (Income) loss from sales of fixed assets................................          -          (698)           -          973
        Equity in net income of affiliates......................................          -         2,000            -        1,382
        Changes in working capital:
           Increase in receivables, prepaid expenses and other assets, net......    (14,660)      (13,789)     (30,528)    (100,325)
           Decrease in accounts payable and accrued liabilities, net............    (42,883)     (155,198)     (35,707)     (43,474)
                                                                                    -------      --------    ---------   ----------

        Net cash (used in) operating activities.................................    (23,962)     (234,841)     (65,598)    (263,596)

Cash flows from investing activities:

    Increase (decrease) in investments in affiliates............................          -             -        3,031       (8,172)
    Purchases of property, plant and equipment..................................    (22,389)     (148,480)     (56,271)    (576,490)
    Proceeds from sales of fixed assets.........................................          -         2,189            -       49,931
                                                                                    -------      --------    ---------   ----------

        Net  cash (used in) investing activities................................    (22,389)     (146,291)     (53,240)    (534,731)

Cash flows from financing activities:

    Proceeds from parent........................................................          -             -            -      160,953
    Amounts drawn down from banks...............................................     30,000       221,875        1,723      562,811
    Payments of long-term debt..................................................          -             -            -   (2,159,844)
    Increase in share capital...................................................          -             -            -      417,000
    Increase in share premium and legal reserve fund............................          -             -            -    1,742,844
                                                                                    -------      --------     --------   ----------
        Net cash provided by financing activities...............................     30,000       221,875        1,723      723,764
                                                                                    -------      --------     --------   ----------
Net increase in cash............................................................    (16,351)     (159,257)    (117,115)     (74,563)

Cash at beginning of year ......................................................    111,473       270,730       270,730     345,293
                                                                                    -------      --------     ---------  ----------
Cash at end of year.............................................................     95,122       111,473       153,615     270,730
                                                                                    =======      ========     =========  ==========

                  The accompanying notes are an integral part of these consolidated financial statements.

                                            KABEL PLUS, a. s. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                      FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                            (Czech Crowns - Kc in Thousands)
                                                                               Share
                                                             Receivables      Premium                      Other          Total
                                                Share            for        and Reserve  Accumulated   Comprehensive   Comprehensive
                                               Capital      Subscriptions      Fund        Deficit         Income         Income
                                              ----------    -------------   -----------  ------------  -------------   -------------
   Balances, December 31, 1996..............  1,523,200        (3,700)         156,301    (3,100,779)           -               -

   Net loss.................................          -             -                -      (881,386)           -        (881,386)

   Cumulative translation adjustment........          -             -                -             -       (1,988)         (1,988)
                                                                                                                         --------
   Total Comprehensive income (loss)........          -             -                -             -            -        (883,374)
                                                                                                                         ========
   Increase in share capital................    417,000             -        1,742,844             -            -

   Other....................................          -             -           (4,774)            -            -
                                              ---------        ------        ---------    ----------      -------

   Balances, December 31, 1997..............  1,940,200        (3,700)       1,894,371    (3,982,165)      (1,988)
                                              =========        ======        =========    ==========      =======

   Net loss.................................          -             -                -      (853,427)           -        (853,427)

   Cumulative translation adjustment........          -             -                -             -      (10,212)        (10,212)
                                                                                                                         --------

   Total Comprehensive income (loss)........          -             -                -             -            -        (863,639)
                                                                                                                         ========
   Increase in share capital................  1,357,000             -        1,149,600             -            -

   Other....................................          -             -            1,468        (1,468)           -
                                              ---------        ------        ---------    ----------      -------

   Balances, December 31, 1998..............  3,297,200        (3,700)       3,045,439    (4,837,060)     (12,200)
                                              =========        ======        =========    ==========      =======

   Balances, December 31, 1997..............  1,940,200        (3,700)       1,894,371    (3,982,165)      (1,988)
                                              =========        ======        =========    ==========      =======

   Net loss (unaudited).....................          -             -                -      (193,635)           -        (193,635)

   Cumulative translation adjustment
   (unaudited)..............................          -             -                -             -          850             850
                                                                                                                         --------
   Total comprehensive income (loss)
   (unaudited)..............................          -             -                -             -            -        (192,785)
                                              ---------        ------        ---------    ----------      -------        ========

   Balances, March 31, 1998 (unaudited).....  1,940,200        (3,700)       1,894,371    (4,175,800)      (1,138)
                                              =========        ======        =========    ==========      =======

   Balances, December 31, 1998..............  3,297,200        (3,700)       3,045,439    (4,837,060)     (12,200)
                                              =========        ======        =========    ==========      =======

   Net loss (unaudited).....................          -             -                -       (95,727)           -         (95,727)

   Cumulative translation adjustment
   (unaudited)..............................          -             -                -             -        6,675           6,675
                                                                                                                         --------
   Total comprehensive income (loss)
   (unaudited)..............................          -             -                -             -            -         (89,052)
                                              ---------        ------        ---------    ----------      -------        ========

   Balances, March 31, 1999 (unaudited).....  3,297,200        (3,700)       3,045,439    (4,932,787)      (5,525)
                                              =========        ======        =========    ==========      =======

                  The accompanying notes are an integral part of these consolidated financial statements.

                                                             F-89

                        KABEL PLUS, a.s. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        as of December 31, 1998 and 1997
                        (Czech Crowns - Kc in Thousands)


1.   ORGANIZATION AND OPERATIONS

     Kabel Plus, a. s. (the Company) is a joint stock company incorporated in 1990 under the laws of the Czech Republic. The Company was formed for the purpose of establishing, constructing and operating cable television and telephony networks, developing programming for, and broadcasting of, Kabel Plus film channel in the territory of the Czech and Slovak Republics.

     The shareholders of the Company as of March 31, 1999 and December 31, 1998 are as follows:

     MediaOne Czech Cable Company (MCCC)                       97.09%
     JUDr. Petr Siroky                                          2.88%
     Other                                                      0.03%

     The following table summarizes the subsidiaries which make up the consolidated group. The financial statements as of and for the three months ended, March 31, 1999 and as of and for the year ended, December 31, 1998 of each subsidiary have been used in the preparation of these consolidated financial statements. The structure of the consolidated group has not changed since December 31, 1997.

                                                           Ownership
                                                           ---------
                       Foreign subsidiaries
                       --------------------
               Kabel Plus Banska Bystrica, a. s.              100%
               Kabel Plus Bratislava, a. s.                   100%

                        Czech subsidiaries
                        ------------------
               Kabel Plus Praha, a.s.                         100%
               Kabel Plus Jizni Morava, a.s.                  100%
               Kabel Plus Severni Morava, a.s.                100%
               Kabel Plus Stredni Morava, a.s.                100%
               Kabel Plus Vychodni Eechy, a.s.                100%
               Kabel Plus Severni Eechy, a.s.                 100%
               Kabel Plus Ceske Budijovice, a.s.              100%
               Kabel Plus Tel, a.s.                           100%
               Trade & Technology, a.s.                       100%
               Czech Link, s.r.o.                              50%
               Sat Net, s.r.o.                                100%

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General Accounting Principles
     -----------------------------

     The consolidated financial statements have been prepared from records originating and maintained in the Czech and Slovak Republics, the countries in which the Company and its subsidiaries are incorporated. The accounting principles followed in these records are those required by Czech and Slovak law. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). They have been prepared by restating the Company's local consolidated financial statements, as of and for the three months ended, March, 31, 1999 (unaudited) and 1998 (unaudited) and as of and for the years ended, December 31, 1998 and 1997.

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of the Company and all of its wholly and majority owned subsidiaries except for Kabel Plus Rodina, Triton and BESY Praha (see Note 4). These companies are not included in the consolidation due to the fact that their financial statements, taken individually and/or in total, are not material to the consolidated group.

     Companies owned more than 20% but less than 50% with the exception of Kabel Plus Vychodne Slovensko a. s. (See Note 4) are accounted for using the equity method.

     All  significant   intercompany   accounts  and   transactions   have  been
     eliminated.

     Estimates
     ---------

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from those estimates.

     Fair Value of Financial Instruments
     -----------------------------------

     Management believes that the carrying value of the Company's financial instruments approximates fair value.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables.
     Concentrations of credit risks with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across the Czech and Slovak Republics.

     Statement of Cash Flows
     -----------------------

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Income taxes and interest paid during the three months ended March 31, 1999 and 1998 and during the years 1998 and 1997 are as follows:

                                March 31, 1999                March 31, 1998
                                 (unaudited)        1998        (unaudited)        1997
                                --------------   ----------   ---------------   ----------
     Income taxes                        -               -              -              -
     Interest                       20,638         112,823         21,875         18,547

     Restricted Cash
     ---------------

     Amounts of cash pledged as customs guarantees were classified as restricted cash on the balance sheet.

     Revenue Recognition
     -------------------

     Subscription revenue is recognized monthly in accordance with contracts signed with the cable TV and telephony subscribers. Installation revenue is recognized in the period when the installation occurs. Telephony subscribers are billed monthly in arrears based on usage.

     Allowance for Doubtful Accounts
     -------------------------------

     The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable.

     Intangible Assets, net
     ----------------------

     Intangible assets are primarily composed of licenses and are carried at acquisition and related costs and amortized over five years.

     Property, Plant and Equipment
     -----------------------------

     Property, plant and equipment is stated at cost less accumulated depreciation. Betterments and improvements on property, plant and equipment are capitalized at cost. Repairs and maintenance are expensed as incurred. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the accounts.

     Depreciation  is  calculated  using  the  straight-line   method  over  the
     following estimated useful lives:

                                                                      Years
                                                                      -----

           Buildings                                                   45
           Machinery and equipment                                   8 - 15
           Vehicles and furniture and fixtures                       4 - 8
           Cable Networks:
              Stations including serial systems                        8
              Cable network equipment                               18 - 20
              Primary and secondary network equipment                  8
              Tercial networks                                         20
           Software and other                                          4

     Inventory
     ---------

     Inventory  is stated at the lower of cost or market.  Inventory  costs have
     been  determined  by  the  weighted-average   method.  Costs  of  purchased
     inventory include external costs and internal transit costs.

     Taxes
     -----

     Corporate income tax is calculated in accordance with the Czech and Slovak tax regulations at a rate of 35% and 40%, respectively. Certain items of income and expense are recognized in different periods for tax and financial accounting purposes. The differences relate primarily to depreciation, bad debt provision and obsolete inventory provision.

     See Note 9 for further discussion of taxes. Net tax operating losses can be carried forward for seven and five years to offset taxable income in the Czech and Slovak Republics, respectively.

     Translation of Foreign Currency Transactions
     --------------------------------------------

     Foreign currency transactions are recorded at the exchange rate in effect on the date of the transaction. Assets and liabilities denominated in foreign currencies at December 31, 1998 and 1997 are translated to Czech crowns at the exchange rate in effect on that date. At March 31, 1999 and 1998 the assets and liabilities denominated in foreign currencies are not restated at the exchange rate in effect on that date, however, the impact on the financial statements of not translating is immaterial.

     Exchange rate differences arising on settlement of transactions or on reporting foreign currency transactions at rates different from those at which they were originally recorded are included in the statement of operations as they occur.

     Comprehensive Income
     --------------------

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130), which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in the financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses net income (loss) and foreign currency translation adjustments, in the Consolidated Statement of Changes in Equity. Prior years have been restated to conform to the SFAS No. 130 requirements.

     New Accounting Principle
     ------------------------

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect that the adoption of SFAS 133 will have a material impact on the consolidated financial statements of the Company since it does not hold derivative instruments.

3.   PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment at March 31, 1999, December 31, 1998, March 31, 1998 and December 31, 1997 is as follows:

                                          March 31, 1999                March 31, 1998
     Name                                  (unaudited)        1998       (unaudited)        1997
     ----------------------------------   --------------   ---------    --------------   ----------
     Land                                      13,650         13,643         13,665         13,670
     Buildings and cable networks           2,509,859      2,501,419      2,465,541      2,415,584
     Machinery and equipment                1,353,646      1,315,363      1,271,671      1,158,934
     Other tangible assets                     89,620        109,798        126,047        126,913
     Construction in progress                 187,759        191,922        195,373        309,749
                                           ----------     ----------      ---------      ---------
     Total                                  4,154,534      4,132,145      4,072,297      4,024,850

     Accumulated depreciation              (1,211,009)    (1,127,078)      (897,961)      (826,997)
                                           ----------     ----------      ---------      ---------
     Property, plant and equipment, net     2,943,525      3,005,067      3,174,336      3,197,853
                                           ==========     ==========      =========      =========

     Amortization and depreciation expense for the three months ended March 31, 1999 and 1998 was Kc 84,851 (unaudited) and Kc 64,740 (unaudited), respectively, and for 1998 and 1997 was Kc 330,959 and Kc 263,091, respectively.


4.   INVESTMENTS

     Investments by the Company, net, in other companies not included in the consolidation as of March 31, 1999, December 31, 1998, March 31, 1998 and December 31, 1997 are as follows:

                                                    March 31, 1999                   March 31, 1998
     Name                               Ownership     (unaudited)        1998          (unaudited)        1997
     --------------------------------   ---------   --------------    ----------     --------------    ----------
     Kabel Plus Vychodne
         Slovensko a.s.                   48.00%        63,252          63,252          64,903           67,934
     Kabel Plus Sport a.s.                40.00%         8,451           8,451           6,451            6,451
     Genus TV, a.s.                       40.75%         4,011           4,011           4,011            4,011
     Other                                                  50              50              50               50

     Provision for diminution in value                 (50,500)        (50,500)              -                -
                                                       -------         -------          ------           ------
     Total                                              25,264          25,264          75,415           78,446
                                                       =======         =======          ======           ======

     The above is a list of companies where the Company holds more than, or equal to a 20% share of their basic capital. Kabel Plus Sport a. s. has been accounted for using the equity method, as explained in Note 2. The remaining companies are accounted for at cost for financial reporting purposes as their financial statements, taken individually and/or in total, are not material to the consolidated group.

     Kabel Plus Vychodne Slovensko a.s. constructs and operates cable television networks in Eastern Slovakia. In 1998 Kabel Plus recognized a 80% provision for permanent diminution of its investment in Kabel Plus Vychodne Slovensko a.s. due to lack of control over the Company and resulting low value of the investment.

     Kabel Plus Sport, a.s. produces TV game show programs and sporting events. Genus TV, a.s. was organized for the purpose of operating local studios.

     The major components (unaudited) of the equity method investee, Kabel Plus Sport a. s., financial position and results of operations as of March 31, 1999, December 31, 1998, March 31, 1998 and December 31, 1997 are as follows:

                                            March 31, 1999                  March 31, 1998
                                              (unaudited)        1998        (unaudited)         1997
                                            --------------     --------     --------------     --------
     Property, plant and equipment               5,411           6,901           7,567           9,234
     Total assets                               33,055          31,329          28,302          27,063
     Total liabilities                           9,913           9,913          11,336          11,336
     Equity                                     23,142          21,194          16,766          15,587

     Revenues                                   12,372          52,274          12,090          48,344
     Depreciation and amortization               1,490           5,927           1,667           8,415
     Earnings before interest, taxes,            3,245          12,656           2,895           4,365
     depreciation & amortization
     Net income                                  1,726           5,609           1,039          (3,214)

5.   DEBT

     On December 18, 1996, the Company entered into a revolving credit facility in the amount of Kc 1,345,350 and an overdraft facility in the amount of Kc 134,535 with a group of banks. This arrangement was designed to subordinate the existing loans with USWCC (see Note 6 for further information). The interest rate on the revolving credit facility was PRIBOR (Prague Interbank Offer Rate) plus 1% per annum. The interest rate on the overdraft facility was the rate as advised by the bank or alternatively the average daily PRIBOR rate plus 1% per annum. The due date on both facilities was December 1, 1998.

     On November 30, 1998, the Company extended the above revolving credit facility and overdraft facility for the same amounts as indicated above but at different interest rates. The interest rate on the revolving credit facility is PRIBOR plus 1.25% per annum. The interest rate on the overdraft facility is the rate as advised by the bank or alternatively the average daily PRIBOR plus 1.25% per annum. As of the date of this report, the interest rate on the overdraft facility was 10% per annum. The due date on both facilities is June 30, 2000.

     These loan agreements include various covenants and restrictions with which the Company must comply. Some of the major covenants pertain to the average number of subscribers and earnings before interest, taxes, depreciation and amortization. At March 31, 1999 (unaudited) and 1998 (unaudited) and December 31, 1998 and 1997, the Company was in compliance with all such covenants.

     As of March 31, 1999 and December 31, 1998, the Company had drawn Kc 804,841 (unaudited) and Kc 774,840, respectively, of the revolving credit facility. Interest accrued through March 31, 1999 and December 31, 1998 amounted to Kc 6,809 (unaudited) and Kc 5,869, respectively. As of March 31, 1999 (unaudited) and December 31, 1998, there was no balance on the overdraft facility.

6.   DUE TO PARENT

     At March 31, 1999, December 31, 1998, March 31, 1998 and December 31, 1997, the Company had the following outstanding debt with its parent, MediaOne Czech Cable Company (MCCC), formerly US West Czech Cable Company (USWCCC):

                                                   Amount in Kc                     Amount in Kc
                       Date of       Interest       at 3/31/99     Amount in Kc     at 3/31/98      Amount in Kc
       Facility        Maturity        Rate        (unaudited)     at 12/31/98      (unaudited)     at 12/31/97
     ------------      --------      --------      ------------    ------------     ------------    ------------
     Kc 2,708,961     12/31/2011      13.5%          909,159         879,153          3,087,604       2,977,222
                                                     =======         =======          =========       =========

     In December 1998, MCCC capitalized Kc 2,506,600 of its loan into equity (see Note 7 for further information). The balance outstanding as of March 31, 1999 (unaudited) and December 31, 1998 consists of the interest accrued on the original loan. These amounts of interest remain to be subject to further interest charges at the same rate as the original loan of 13.5%. The outstanding balance as of March 31, 1998 and December 31, 1997 of the facility of Kc 3,087,604 (unaudited) and Kc 2,977,222, respectively, included accrued interest of Kc 581,004 (unaudited) and Kc 477,633, respectively.

7.   SHARE CAPITAL

     At March 31, 1999 (unaudited) and December 31, 1998, the Company's share capital consisted of 15,052 shares at Kc 100 per share and 1,792 shares at Kc 1,000 per share, totaling Kc 3,297,200. Share capital of Kc 3,700 remains unpaid at March 31, 1999 (unaudited), December 31, 1998, March 31, 1998 (unaudited) and December 31, 1997 (37 shares at Kc 100 per share).

     On December 30, 1998, MCCC increased the share capital of Kabel Plus, a. s. by issuing 1,357 shares at Kc 1,000 per share. These shares were acquired by MCCC through the conversion of its loan outstanding of Kc 2,506,600 (see
     Note 6). Out of this amount, Kc 1,357,000 was recorded to share capital and Kc 1,149,600 was recorded to share premium.

     At March 31, 1998 (unaudited) and at December 31, 1997, the Company's share capital consisted of 15,052 shares at Kc 100 per share and 435 shares at Kc 1,000 per share, totaling Kc 1,940,200.

8.   RESERVE FUND

     Czech regulations require joint stock companies to establish a reserve fund for contingencies against future losses and other events. Contributions must be a minimum of 20% of after-tax profit in the first year in which profits are made and 5% of profit each year thereafter, until the fund reaches at least 20% of capital. Approximately Kc 126,485 (unaudited), Kc 126,485, Kc 83,400 (unaudited) and Kc 83,400, respectively, in the statutory reserve fund is included in share premium and reserve fund in the accompanying consolidated balance sheet as of March 31, 1999, December 31, 1998, March 31, 1998 and December 31, 1997.


9.   INCOME TAXES

     Czech and Slovak laws do not permit consolidated tax returns, therefore income taxes are calculated on an individual company basis. The primary differences between taxable loss and net accounting loss relate to the recognition of depreciation, bad debt provision and provision for obsolete inventory. In 1998 and 1999, the corporate income tax rate for the Czech and Slovak Republics was 35% and 40%, respectively.

     Taxable losses in the Czech and Slovak Republics may be carried forward up to seven and five years, respectively, to reduce taxable income in future years. At December 31, 1998, the Company had net operating loss carryforwards for income tax purposes aggregating approximately Kc 2,625,419, which expire in varying amounts through 2005. There is a plan for merger of the Czech wholly owned subsidiaries into Kabel Plus, a. s. Under this plan, approximately Kc 537,000 of net operating loss carryforwards would be lost during the merger process.

     As the Company has incurred losses since inception, the Company has not formally adopted the accounting for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of events which have been included in the financial statements or tax returns. The determination of deferred tax assets and liabilities under SFAS 109 is based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Had the Company adopted SFAS 109, deferred tax assets (before valuation allowances) would have been approximately Kc 1,307,513 (unaudited), Kc 1,250,456, Kc 996,791 (unaudited) and Kc 910,426, respectively, as of March 31, 1999, December 31, 1998, March 31, 1998 and December 31, 1997. As
     realization of deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income, Management would have elected to record a valuation allowance for the entire amount of deferred tax assets. As a result, Management believes net deferred tax assets would have been nil as of March 31, 1999 and 1998 and December 31, 1998 and 1997. The most significant deferred tax asset results from the Company's net operating loss carryforwards for income tax purposes.

10.  TRANSACTIONS WITH RELATED PARTIES

     The Company has a secondment agreement with MediaOne, in which MediaOne provides certain personnel and other services to the Company. The agreement requires the Company to reimburse MediaOne for one hundred percent of these costs. For the three months ended March 31, 1999 and 1998, these costs were Kc 19,154 and Kc 9,209, respectively, and in 1998 and 1997, they were Kc 72,557 and Kc 87,128, respectively.

     The Company also has certain loan agreements with MediaOne Czech Cable Company as explained in Note 6.


11.  COMMITMENTS AND CONTINGENCIES

     Property Swap
     -------------

     In 1996, Kabel Plus, a. s. entered into a letter of intent with United and Philips Communications ("UPC") to swap certain of their cable properties in the Czech and Slovak Republics in 1997. This transaction was terminated in the first half of 1998 and there are currently no plans for a similar transaction.

     Licenses
     --------

     The Company has been granted three telephony licenses in the Czech Republic and numerous cable television licenses throughout the Czech and Slovak Republics. Some of the cable television licenses have provisions that require the Company to provide cable service to the residents of the licensed areas within certain time frames. To date, the Company has been able to meet its obligations resulting from these transactions.

     Land and Building Dispute
     -------------------------

     During 1998, the former owners of the land and building located in Prague filed a lawsuit contesting ownership of the building and land by the Company. In case that Kabel Plus, a. s. should lose this lawsuit it would have to pay rent for the land retroactively since 1993.

     Nortel Equipment
     ----------------

     The Company purchased telephone equipment in 1995 designed to operate on a certain frequency. The Czech Telecommunication Office changed in 1999 its frequency plan, which does not allow the existing equipment to be used after December 31, 1999. This would cause a loss to the Company of approximately Kc 25 million. Management is currently in negotiations with the Czech Telecommunication Office to obtain an exception to the frequency plan for another three years. Management believes that these negotiations will be successful and as a result no adjustments to the accompanying financial statements have been made.

     Tax Legislation
     ---------------

     The Czech and Slovak Republics currently have a number of laws related to various taxes imposed by both federal and regional governmental authorities. Applicable taxes include value added tax, corporate tax, and payroll (social) taxes, together with others. In addition, laws related to these taxes have not been in force for significant periods, in contrast to more developed market economies; therefore, implementing regulations are often unclear or nonexistent. Accordingly, few precedents with regard to issues have been established. Often, differing opinions regarding legal interpretations exist both among and within government ministries and organizations; thus, creating uncertainties and areas of conflict. Tax declarations, together with other legal compliance areas (as examples, customs and currency control matters) are subject to review and investigation by a number of authorities, who are enabled by law to impose extremely severe fines, penalties and interest charges. These facts create tax risks in the Czech and Slovak Republics substantially more significant than typically found in countries with more developed tax systems. Management believes that it has adequately provided for tax liabilities in the accompanying financial statements; however, the risk remains that relevant authorities could take differing positions with regard to interpretive issues and the effect could be significant.

     Operating Leases
     ----------------

     The Company has entered into leases for a variety of items, including office space, automobiles, cable networks and various types of equipment.

     As of December 31, 1998 the Company has future operating lease commitments as follows:

                         Year              Amount
                         ----              ------

                         1999               9,742
                         2000               9,239
                         2001               9,077
                         2002               8,635
                         2003               8,363
                         2004               7,346

     Year 2000 (unaudited)
     ---------------------

     The operations of the Company could be adversely affected by the Year 2000 problem as the Company significantly relies on information systems in its business. As a result, management established and charged a project team with the task of identifying potential problems arising from systems and products unable to function as a result of the inability of many computer systems to recognize dates for the year 2000 and afterward. Systems that use only two digits to record a year (e.g., 2000 is entered as 00), can malfunction when dates are used in processing. The systems potentially affected include, but are not limited to, accounting, subscriber, inventory and vendor management systems. The Company is currently testing these systems to determine whether they will be "Year 2000" compliant. The Company is replacing or upgrading systems that are not Year 2000 compliant. In addition, the Company has completed its contingency plans for the systems identified as critical to the Company's operations.

     The Company estimated a cost of Kc 10 million that will need to be spent during 1999 to remediate its Year 2000 problem. The failure to adapt the Company's systems to Year 2000 compliance and uncertainty as to the compliance of systems used by its suppliers and customers may have a significant negative impact on the Company's financial performance and its intended level of operations. However, due to the nature of the problem, the level of potential loss cannot be quantified with certainty.

12.  REVENUES

     For the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998 and December 31, 1997, revenues of the Company consisted of the following:

                                            March 31, 1999                  March 31, 1998
                                              (unaudited)        1998        (unaudited)         1997
                                            --------------     --------     --------------     --------
     Average number of subscribers              379,500         373,533         382,745         375,631
                                                -------         -------         -------         -------
     Subscriber revenue
        Mini                                     84,825         281,397          66,697         195,191
        Klasik                                   48,064         144,193          36,364         130,021
        Premium                                  26,122          78,605          20,089           9,852
                                                -------         -------         -------         -------

     Subtotal                                   159,011         504,195         123,150         335,064

     Installation revenue                         9,197          22,341           7,271          40,746

     Non-cable revenue (inventory sales,
     telephony)
                                                 54,088         243,846          66,324         265,911
                                                -------         -------         -------         -------

     Total revenue                              222,296         770,382         196,745         641,721
                                                =======         =======         =======         =======

13.  MANAGEMENT'S PLAN FOR COMPANY

     The Company has incurred losses since inception, including losses of Kc 95,727 (unaudited) and Kc 193,635 (unaudited), respectively, for the three months ended March 31, 1999 and 1998 and Kc 853,427 and Kc 881,386, respectively, for the years ended December 31, 1998 and December 31, 1997.

     In 1996, management prepared, and the shareholders approved, a restructuring plan for the Company. Under this plan, the Company increased its share capital by Kc 417,000 by subscribing for 4,170 shares with a nominal value of Kc 100 at a price of Kc 498 per share. The difference between the nominal value (Kc 417,000) and the subscription value (Kc 2,076,643) amounting to Kc 1,659,643 was recorded as share premium. The proceeds from issuance of share capital were used to repay the USD 30,000 and USD 40,000 loans due to parent. The difference between the Kc equivalent of the amount at which these loans were repaid, Kc 2,159,844 and the subscription value of the share capital, Kc 2,076,643, amounting to Kc 83,201, was recorded as share premium.

     In December 1998 the shareholders approved a further restructuring plan by converting the principal amount of the loan from MCCC to equity. This resulted in an increase in share capital of Kc 1,357,000 and in share premium of Kc 1,149,600 (See Note 7).

     Since MCCC acquired a controlling interest in the Company, several steps have been taken to improve its financial stability. As discussed in Note 5, the Company was extended a revolving credit facility that will provide the Company with adequate funds to meet its operating and capital expenditure needs through June 2000. In addition, MediaOne has increased its management presence in the Company and is in the process of restructuring the Company and its subsidiaries in order to make the Company more profitable. Thus far, the Company and its subsidiaries have increased the rates charged to subscribers and taken steps to reduce operating costs, specifically in the areas of programming and personnel, and improve the security of its plant in order to reduce theft of service and bad debt. In addition, the Company has taken, and continues to take, steps to improve the programming it provides to customers, as well as centralize systems and processes to maximize efficiencies and control.

     The Company reached a milestone in 1998 when the subsidiaries reached positive EBITDA for the first time (EBITDA is defined as net loss plus depreciation and amortization, net interest, net other financial and income tax expenses less equity in net income from affiliates). The operating strategies the Company has put in place are yielding positive financial results which is expected to continue into the future.


14.  RECONCILIATION OF ACCUMULATED DEFICIT AND CURRENT YEAR NET LOSS

     The following table summarizes the differences in accumulated deficit and net loss between Company's statutory accounts and U.S. GAAP:

                                            March 31, 1999                  March 31, 1998
                                              (unaudited)        1998        (unaudited)         1997
                                            --------------    ----------    --------------    ----------

      Accumulated deficit per statutory     (4,849,533)       (4,753,806)    (4,092,546)     (3,898,911)
        accounts

      Adjustments required by U.S. GAAP:

      Foreign exchange losses                  (83,254)          (83,254)       (83,254)        (83,254)
                                            ----------        ----------     ----------      ----------
      U.S. GAAP accumulated deficit         (4,932,787)       (4,837,060)    (4,175,800)     (3,982,165)
                                            ==========        ==========     ==========      ==========

      Net loss per statutory accounts          (95,727)         (853,427)      (193,635)       (853,893)


      Adjustment required by U.S. GAAP:              -                 -              -               -

      Foreign exchange losses                        -                 -              -         (27,493)
                                            ----------        ----------     ----------      ----------
      U.S. GAAP net loss                       (95,727)         (853,427)      (193,635)       (881,386)
                                            ==========        ==========     ==========      ==========

15.  SUBSEQUENT EVENT

     During a general meeting of the shareholders on June 22, 1999, the shareholders approved the conversion of outstanding accrued interest due to the Company's parent (MCCC) totaling Kc 938,000 (as of June 22, 1999). Out of this amount, Kc 508,000 will be recorded as share capital and the remaining Kc 430,000 will be recorded as share premium. The change has not been registered with the Czech courts to date.